                                                                    Exhibit 4.2






                                  $550,000,000

                          SECOND AMENDED AND RESTATED
                                CREDIT AGREEMENT


                         Dated as of September 6, 1996

                                     among


                                  ANIXTER INC.

                                      and


                           THE BORROWING SUBSIDIARIES
                        FROM TIME TO TIME PARTIES HERETO

                                 as Borrowers,



                                  ANIXTER INC.
                                      and
                          ANIXTER INTERNATIONAL INC.,

                                 as Guarantors,


                           THE FINANCIAL INSTITUTIONS
                        FROM TIME TO TIME PARTY HERETO,

                                  as Lenders,


                                      and

                           THE CHASE MANHATTAN BANK,

                            as Administrative Agent

                               TABLE OF CONTENTS




Section                                                                 Page


 ARTICLE I
       DEFINITIONS

       1.01.  Certain Defined Terms.....................................   2
       1.02.  Computation of Time Periods...............................  26
       1.03.  Accounting Terms. ........................................  26
       1.04.  Other Definitional Provisions ............................  26
       1.05.  Amendment and Restatement of Original Credit Agreement....  26
       1.06.  Currency Equivalents .....................................  27

  ARTICLE II
       THE LOANS

       2.01.  Commitments ..............................................  27
       2.02.  Loans ....................................................  28
       2.03.  Competitive Loans; Competitive Bid Procedure .............  29
       2.04.  Ratable and Alternate Currency Borrowing Procedure .......  31
       2.05.  Conversion and Continuation of Ratable Loans .............  32
       2.06.  Fees .....................................................  33
       2.07.  Repayment of Loans; Evidence of Debt .....................  33
       2.08.  Interest on Loans ........................................  34
       2.09.  Default Interest .........................................  35
       2.10.  Deposits Unavailable or Interest Rate Unascertainable or
              Inadequate; Impracticability .............................  35
       2.11.  Termination and Reduction of Commitments .................  35
       2.12.  Prepayment ...............................................  36
       2.13.  Reserve Requirements; Change in Circumstances ............  37
       2.14.  Change in Legality .......................................  38
       2.15.  Indemnity ................................................  38
       2.16.  Pro Rata Treatment .......................................  39
       2.17.  Sharing of Setoffs .......................................  40
       2.18.  Payments .................................................  41
       2.19.  Taxes ....................................................  41
       2.20.  Duty to Mitigate; Assignment of Commitments Under Certain
              Circumstances ............................................  44
       2.21.  Borrowing Subsidiaries ...................................  45
       2.22.  Terms of Alternate Currency Facilities ...................  45
       2.23.  Currency Fluctuations, etc. ..............................  46
       2.24.  Authorized Officers ......................................  48

Section                                                                 Page


ARTICLE III
       LETTERS OF CREDIT

       3.01.  Obligation to Issue. .....................................  48
       3.02.  Types and Amounts. .......................................  48
       3.03.  Conditions. ..............................................  49
       3.04.  Issuance of Letters of Credit. ...........................  49
       3.05.  Reimbursement Obligations; Duties of the Issuing Banks....  50
       3.06.  Participations. ..........................................  51
       3.07.  Payment of Reimbursement Obligations. ....................  52
       3.08.  Compensation for Letters of Credit. ......................  53
       3.09.  Indemnification; Exoneration. ............................  54
       3.10.  Reporting By Issuing Banks. ..............................  54

ARTICLE IV
      CONDITIONS TO LOANS AND LETTERS OF CREDIT

       4.01.  Conditions Precedent to the Effectiveness of this
              Agreement.................................................  55
       4.02.  Conditions Precedent to all Loans and Letters of Credit...  56
       4.03.  Conditions Precedent to Initial Borrowing by each Borrowing
              Subsidiary................................................  57

ARTICLE V
      REPRESENTATIONS AND WARRANTIES

       5.01.  Representations. .........................................  58
       5.02.  Subsequent Funding Representations and Warranties.........  62

ARTICLE VI
       REPORTING COVENANTS

       6.01.  Financial Statements. ....................................  63
       6.02.  Environmental Notices. ...................................  66

ARTICLE VII
       AFFIRMATIVE COVENANTS

       7.01.  Corporate Existence, Etc. ................................  66
       7.02.  Corporate Powers, Etc. ...................................  66
       7.03.  Compliance with Laws. ....................................  66
       7.04.  Payment of Taxes and Claims. .............................  67
       7.05.  Maintenance of Properties; Insurance. ....................  67
       7.06.  Inspection of Property; Books and Records; Discussions....  67
       7.07.  Maintenance of Permits. ..................................  68

Section                                                                 Page


       7.08.  Employee Benefit Matters. ................................  68
       7.09.  Additional Guarantors. ...................................  68
       7.10.  Use of Proceeds ..........................................  68

ARTICLE VIII

       NEGATIVE COVENANTS
       8.01.  Indebtedness. ............................................  68
       8.02.  Sales of Assets; Liens. ..................................  69
       8.03.  Investments. .............................................  70
       8.04.  Accommodation Obligations. ...............................  71
       8.05.  Restricted Junior Payments. ..............................  72
       8.06.  Conduct of Business. .....................................  72
       8.07.  Transactions with Affiliates. ............................  73
       8.08.  Restriction on Fundamental Changes. ......................  73
       8.09.  Employee Benefit Matters. ................................  73
       8.10.  Environmental Liabilities. ...............................  74
       8.11.  Margin Regulations. ......................................  74
       8.12.  Change of Fiscal Year. ...................................  74
       8.13.  Modification of Senior Note Indenture; Issuance of
              Additional Senior Notes...................................  74
       8.14.  Hedging Contracts. .......................................  74

ARTICLE IX
       FINANCIAL COVENANTS

       9.01.  Reserved. ................................................  74
       9.02.  Minimum Consolidated Net Worth............................  74
       9.03.  Ratio of Indebtedness to Capitalization...................  75
       9.04.  Consolidated Interest Coverage Ratio......................  75
       9.05.  Reserved..................................................  75
       9.06.  Capital Expenditures......................................  75
       9.07.  Calculation of Financial Covenants........................  75

ARTICLE X
       EVENTS OF DEFAULT; RIGHTS AND REMEDIES

       10.01. Events of Default.........................................  76
       10.02. Rights and Remedies.......................................  78

ARTICLE XI
       THE ADMINISTRATIVE AGENT

       11.01. Appointment...............................................  79
       11.02. Nature of Duties..........................................  80

Section                                                                 Page


       11.03. Rights, Exculpation, Etc..................................  80
       11.04. Reliance. ................................................  81
       11.05. Indemnification. .........................................  81
       11.06. The Administrative Agent Individually.....................  81
       11.07. Successor Administrative Agent; Resignation of
              Administrative Agent......................................  82
       11.08. Reserved. ................................................  82
       11.09. Relations Among Lenders...................................  82
       11.10. Notices to AXE............................................  83


ARTICLE XII
       GUARANTEE........................................................  83


ARTICLE XIII
      MISCELLANEOUS

       13.01. Survival of Warranties and Agreements.....................  86
       13.02. Assignments and Participations. ..........................  86
       13.03. Expenses..................................................  89
       13.04. Indemnification and Waiver. ..............................  90
       13.05. Limitation of Liability...................................  90
       13.06. Setoff....................................................  90
       13.07. Reserved .................................................  91
       13.08. Amendments and Waivers....................................  91
       13.09. Reserved..................................................  92
       13.10. Notices...................................................  92
       13.11. Failure or Indulgence Not Waiver; Remedies Cumulative.....  92
       13.12. Termination. .............................................  92
       13.13. Marshalling; Recourse to Security; Payments Set Aside.....  92
       13.14. Severability..............................................  92
       13.15. Headings..................................................  93
       13.16. Governing Law. ...........................................  93
       13.17. Successors and Assigns; Subsequent Holders of Notes.......  93
       13.18. Consent to Jurisdiction; Service of Process; Jury Trial...  93
       13.19. Counterparts; Effectiveness; Inconsistencies..............  94
       13.20. Confidentiality...........................................  94
       13.21. ENTIRE AGREEMENT..........................................  95
       13.22. No Strict Construction....................................  95
       13.23. Conversion of Currencies..................................  95
       13.24. Reaffirmation ............................................  96

                                    EXHIBITS



     Exhibit A    --   Administrative Questionnaire

     Exhibit B    --   Alternate Currency Addendum

     Exhibit C    --   Assignment and Acceptance

     Exhibit D    --   Borrowing Subsidiary Agreement

     Exhibit E    --   Borrowing Subsidiary Termination

     Exhibit F    --   Competitive Bid Accept/Reject Letter

     Exhibit G    --   Competitive Bid Request

     Exhibit H    --   Compliance Certificate

     Exhibit I    --   Notice of Borrowing

     Exhibit J    --   Notice of Competitive Bid Request

     Exhibit K    --   Competitive Bid

     Exhibit L    --   Form of Note

     Exhibit M-1  --   Opinion of Mayer, Brown & Platt, Counsel for Anixter
     Exhibit M-2  --   Opinion of John A. Dul, Counsel for Anixter

     Exhibit M-3  --   Opinion of Baker & McKenzie, Counsel for Anixter
                       International N.V./S.A.

     Exhibit N    --   Opinion of Sidley & Austin, Counsel for the
                       Administrative Agent

                                   SCHEDULES



Schedule 1.01-A -- List of Lenders, Issuing Banks, Domestic and Eurocurrency Lending Offices, Letter of Credit Obligations and Commitments (Section Section 1.01, 13.02(c), 13.10)


   Schedule 1.01-B   --   Existing Indebtedness (Section 1.01)

   Schedule 1.01-C   --   Permitted Existing Liens (Section 1.01)

   Schedule 5.01(c)  --   Subsidiaries (Section Section 5.01(c), 7.01)

   Schedule 5.01(d)  --   Violation of Requirements of Law (Section 5.01(d))

   Schedule 5.01(j)  --   Pending or Threatened Litigation (Section 5.01(j))

   Schedule 5.01(s)  --   Environmental Matters (Section 5.01(s))

   Schedule 5.01(w)  --   Joint Ventures (Section 5.01(w))

   Schedule 7.05     --   Insurance (Section 7.05)

   Schedule 8.03     --   Existing Investments (Section 8.03)

   Schedule II       --   Alternative Loan and Payment Procedures

                          SECOND AMENDED AND RESTATED
                                CREDIT AGREEMENT



     This Second Amended and Restated Credit Agreement dated as of September 6, 1996 (as amended, supplemented, modified or restated from time to time, the "Agreement") is entered into among ANIXTER INC. (formerly known as Anixter Bros., Inc.), a Delaware corporation ("Anixter"), the BORROWING SUBSIDIARIES (as defined herein), the GUARANTORS (as defined herein), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF and each other financial institution which from time to time becomes a party hereto in accordance with
Section 13.02(a) (together with their respective successors and assigns, individually, a "Lender" and, collectively, the "Lenders"), and THE CHASE MANHATTAN BANK (formerly known as Chemical Bank), in its separate capacity as administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent").


                              W I T N E S S E T H:


     WHEREAS, Anixter, the Administrative Agent, The Bank of New York as Issuing Bank (the "Original Issuing Bank") and the Lenders entered into that certain Credit Agreement dated as of May 20, 1992 among Anixter, the Lenders, the Original Issuing Bank and the Administrative Agent (as amended, supplemented or modified prior to March 11, 1994, the "Original Credit Agreement"), which Original Credit Agreement was restated and amended pursuant to that certain Amended and Restated Credit Agreement dated as of March 11, 1994 among Anixter, the Lenders, the Administrative Agent and certain Issuing Banks (the "First Restated Credit Agreement");

     WHEREAS, the "Collateral" (as defined in the First Restated Credit Agreement) has been released in accordance with the terms of the First Restated Credit Agreement;

     WHEREAS, Anixter, the Lenders, the Issuing Banks and the Administrative Agent have agreed to enter into this Agreement in order to (i) amend and restate the First Restated Credit Agreement in its entirety, (ii) re-evidence the Obligations which shall be repayable in accordance with the terms of this Agreement and (iii) set forth the terms and conditions under which the Lenders and the Issuing Banks will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrowers;

     WHEREAS, it is the intention of the parties to this Agreement that this Agreement not constitute a novation of the indebtedness governed by the First Restated Credit Agreement, and that, from and after the Effective Date, the First Restated Credit Agreement shall be amended and restated hereby and all references herein or in the other Loan Documents to the "Credit Agreement" and all references herein to "hereunder", "hereof", "herein" or words of like import shall mean and be a reference to the Original Credit Agreement and the First Restated Credit Agreement as amended and restated hereby;

     NOW THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extensions of credit heretofore, now or hereafter made to or for the benefit of the

Borrowers by the Lenders, the Issuing Banks and the Administrative Agent, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

     1.01.  Certain Defined Terms.

     The following terms used in this Agreement shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined):

     "ABR Borrowing" shall mean a Borrowing comprised of ABR Loans.

     "ABR Loan" shall mean any Ratable Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

     "ABR Ratable Borrowing" shall mean a Ratable Borrowing comprised of ABR Loans.

     "Accommodation Obligation," as applied to any Person, shall mean any contractual obligation, contingent or otherwise, of that Person with respect to any Indebtedness or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability directly or indirectly guaranteed, supported by letter of credit, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. For purposes of interpreting any provision of this Agreement which refers to the Dollar amount of Accommodation Obligations of any Person, such provision shall be deemed to mean the maximum amount of such Accommodation Obligations or, in the case of an Accommodation Obligation to maintain solvency, assets, level of income or other financial condition, the amount of Indebtedness to which such Accommodation Obligation relates, or if less, the stated maximum, if any, in the documents evidencing such Accommodation Obligation. Notwithstanding anything to the contrary contained herein, the term "Accommodation Obligation" shall not be interpreted to include any Letter of Credit Obligations or any other Obligations hereunder guaranteed by Anixter or any other Guarantor.

     "Administrative Questionnaire" shall mean, with respect to each Lender, an administrative questionnaire in the form of Exhibit A, submitted to the Administrative Agent (with a copy to Anixter) duly completed by such Lender.

     "Administrative Agent" shall have the meaning assigned to such term in the preamble hereto and shall include any successor Administrative Agent appointed pursuant to Section 11.07.

     "Affiliate," as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition,

"control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote 20% or more of the Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise.

     "Agreement" shall have the meaning assigned to such term in the preamble hereto.

     "Agreement Accounting Principles" shall mean GAAP as of the date of this Agreement together with any changes in GAAP after the date hereof which are not "Material Accounting Changes" (as defined below). If any changes in GAAP are hereafter required or permitted and are adopted by AXE or Anixter with the agreement of its independent certified public accountants and such changes result in a material change in the method of calculation of any of the financial covenants, restrictions or standards herein or in the related definitions or terms used therein ("Material Accounting Changes"), the parties hereto agree to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating Anixter's consolidated financial condition shall be the same after such changes as if such changes had not been made; provided, however, that no Material Accounting Change shall be given effect in such calculations until such provisions are amended in a manner reasonably satisfactory to the Requisite Lenders. If such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean GAAP as of the date of such amendment together with any changes in GAAP after the date of such amendment which are not Material Accounting Changes.

     "Agreement Currency" shall have the meaning assigned to that term in
Section 13.23.

     "AFI" shall have the meaning assigned to that term in the definition of Foreign Subsidiaries below.

     "AHI" shall have the meaning assigned to that term in the definition of Foreign Subsidiaries below.

     "Alternate Base Rate" shall mean, for any day, a fluctuating interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) as shall be in effect from time to time, which rate per annum shall at all times be equal to the greatest of (a) the Prime Rate in effect on such day; (b) the sum of one-half of one percent (0.50%) and the Federal Funds Effective Rate in effect on such day; and (c) the sum of one percent (1.0%) and the Three-Month Secondary CD Rate in effect on such day. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective. "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Federal Reserve Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Federal Reserve Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by Chase from three New York City negotiable certificate of deposit dealers of recognized standing selected by the Administrative Agent. "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Chase from three Federal funds brokers of recognized standing selected by the Administrative Agent. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Three-Month Secondary CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

     "Alternate Currency" shall mean an Eligible Currency that is not a Committed Currency.

     "Alternate Currency Addendum" shall mean an Eligible Currency addendum among Anixter, one or more Borrowers and one or more Alternate Currency Lenders, substantially in the form of Exhibit B.

     "Alternate Currency Agent" shall mean one or more entities (which may be the Administrative Agent or its local affiliates), satisfactory to the Administrative Agent, as specified in the applicable Alternate Currency Addendum.

     "Alternate Currency Borrowing" shall mean a Borrowing comprised of Alternate Currency Loans.

     "Alternate Currency Facility Maximum Borrowing Amount" shall have the meaning assigned to such term in Section 2.22(b).

     "Alternate Currency Lender" shall mean any Lender (or any Affiliate, branch or agency thereof) party to an Alternate Currency Addendum. If any agency or Affiliate of a Lender shall be party to an Alternate Currency Addendum, such agency or Affiliate shall, to the extent of any commitment extended and any Loans made by it, have all the rights of such Lender hereunder; provided, however, that such Lender shall continue to the exclusion of such agency or Affiliate to have all the voting and consensual rights vested in it by the terms hereof.

     "Alternate Currency Lender Maximum Borrowing Amount" shall have the meaning assigned to such term in Section 2.22(b).

     "Alternate Currency Loan" shall mean any loan denominated in an Alternate Currency made to a Borrower pursuant to Section 2.01(b) and an Alternate Currency Addendum. Each Alternate Currency Loan shall be a Eurocurrency Loan unless otherwise specified in the applicable Alternate Currency Addendum.

     "Anixter" shall have the meaning assigned to that term in the preamble hereto.

     "Anixter Distribution Stock Plan" shall mean the Anixter Distribution Stock Option Plan dated as of January 1, 1993, as such agreement may be amended, restated or otherwise modified from time to time.

     "Anixter-Frontier Joint Venture" shall mean Anixter's New York general partnership with Frontier Corporation, formerly known as Anixter Rotelcom.

     "Anixter Philippines" shall mean Anixter Philippines, Inc., a Delaware corporation.

     "Anixter Puerto Rico" shall mean Anixter Puerto Rico, Inc., a Delaware corporation.

     "Anixter Thailand" shall mean Anixter Thailand Inc., a Delaware corporation.

     "Anixter Venezuela" shall mean Anixter Venezuela Inc., a Delaware corporation.

     "Applicable Creditor" shall have the meaning assigned to that term in
Section 13.23.

     "Applicable Lending Office" shall mean, with respect to each Lender, such Lender's Domestic Lending Office in the case of an ABR Loan or a Fixed Rate Loan, such Lender's Eurocurrency Lending Office in the case of a Eurocurrency Loan (other than a Eurocurrency Alternate Currency Loan) or such Lender's (or its Affiliate's) branch or agency, as specified by such Lender, in the case of an Alternate Currency Loan.

     "Applicable Margin" shall mean on any date, with respect to Eurocurrency Ratable Loans and Letters of Credit, the applicable percentage set forth below based upon the Consolidated Interest Coverage Ratio and Senior Debt Ratings as set forth below:


              Consolidated Interest   Senior Debt           Applicable
                 Coverage Ratio       Ratings               Margin
             -----------------------  -------               ------
Catagory 1:  Less than or equal to    Not applicable        0.50%
             4.0 to 1.0

Category 2:  Greater than 4.0 to      Not applicable        0.40%
             1.0 and less than or
             equal to 5.0 to 1.0

Category 3:  Greater than 5.0 to 1.0  BBB- from S&P or      0.3125%
             and less than or equal   Duff & Phelps, or
             to 6.5 to 1              Baa3 from Moody's

Category 4:  Greater than 6.5 to 1.0  BBB from S&P or       0.225%
                                      Duff & Phelps, or
                                      Baa2 from Moody's

Category 5:  Not applicable  BBB+ from S&P or      0.20%
                             Duff & Phelps, or
                             Baa1 from Moody's

Except as set forth below, the Consolidated Interest Coverage Ratio utilized for purposes of determining the Applicable Margin shall be calculated for the four Fiscal Quarters ending as of the end of each Fiscal Quarter after the Effective Date. From the date hereof until the initial delivery of financial statements pursuant to Section 6.01(b) or 6.01(c), the Applicable Margin shall be determined by reference to Category 3. Each change in the Applicable Margin resulting from a change in the Consolidated Interest Coverage Ratio shall be effective on the first Business day after Anixter delivers the quarterly or annual financial statements and related Compliance Certificate reflecting such change. Each change in the Applicable Margin resulting from a change in the Senior Debt Ratings shall be effective on the first Business Day after the Administrative Agent receives notice of any such change. Each change in the Applicable Margin shall be effective with respect to all Loans and Commitments outstanding on and after the date of such change. Notwithstanding the foregoing, at any time when Anixter has failed to deliver the financial statements required by Section 6.01(b) or (c), the Applicable Margin shall be determined by reference to Category 1. If the Senior Debt Ratings and the Consolidated Interest Coverage Ratio do not correspond to the same pricing level, then the one corresponding to the lower pricing will govern.

     "Applicable Percentage" shall mean, for any Lender with respect to any Letter of Credit, the ratio, expressed as a percentage, of such Lender's Available Commitment at the time such Letter of Credit is issued to all Available Commitments at such time; provided, however, that any "Letter of Credit" issued or deemed issued under the First Restated Credit Agreement that is outstanding immediately prior to the Effective Date shall be deemed to have been issued on the Effective Date, before giving effect to any Alternate Currency Borrowing on the Effective Date.

     "Applicable Telerate Page" shall mean the relevant page on the Telerate service or any other service that may be designated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for Dollars or the relevant Eligible Currency.

     "Assignment and Acceptance" shall mean an Assignment and Acceptance substantially in the form of Exhibit C (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment of a Lender's interest under this Agreement pursuant to Section 13.02.

     "AXE" shall mean Anixter International Inc., a Delaware corporation formerly known as Itel Corporation, and its successors and assigns.

     "Available Commitment" shall mean, as to any Lender at any time, an amount equal to such Lender's Commitment at such time minus such Lender's Base Credit Exposure.

     "Bank Book" shall have the meaning assigned to that term in Section
5.01(h).

     "Bank Default" shall have the meaning assigned to that term in Section
2.20.

     "Bank Proceeding" shall have the meaning assigned to that term in Section 2.20.

     "Base Amount" shall mean $275,600,000.

     "Base Credit Exposure" shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount at such time of all outstanding Ratable Dollar Loans of such Lender, (b) the Dollar Equivalent of the aggregate principal amount of all outstanding Ratable Committed Currency Loans of such Lender, (c) the aggregate principal Dollar amount of all outstanding Letter of Credit Obligations and (d) the Dollar Equivalent of the aggregate principal amount of all outstanding Alternate Currency Loans of such Lender (and each agency or Affiliate of such Lender acting as an Alternate Currency Lender).

     "Benefit Plan" shall mean a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which Anixter or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

     "Borrower" shall mean Anixter or any Borrowing Subsidiary.

     "Borrowing" shall mean a Loan or group of Loans of a single Type and currency made by the Lenders (or by the applicable Alternate Currency Lenders or the Lender or Lenders whose Competitive Bids have been accepted pursuant to
Section 2.03, as the case may be) on a single date and as to which the same Interest Period is in effect.

     "Borrowing Subsidiary" shall mean any Foreign Subsidiary of Anixter named as such on the signature pages hereto or designated as a Borrowing Subsidiary by Anixter pursuant to Section 2.21.

     "Borrowing Subsidiary Agreement" shall mean a Borrowing Subsidiary Agreement substantially in the form of Exhibit D.

     "Borrowing Subsidiary Termination" shall mean a Borrowing Subsidiary Termination substantially in the form of Exhibit E.

     "Business Day" shall mean, except as otherwise provided in an Alternate Currency Addendum with respect to Alternate Currency Loans made thereunder, any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurocurrency Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the relevant interbank market.

     "Calculation Date" shall mean the last Business Day of each calendar month or any other Business Day the Administrative Agent chooses.

     "Capital Lease," as applied to any Person, shall mean any lease of any property (whether real, personal, or mixed) by that Person as lessee which, in conformity with Agreement Accounting Principles, is or should be accounted for as a capital lease on the balance sheet of that Person.

     "Cash Equivalents" shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days after the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of

America maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Administrative Agent) and not listed in Credit Watch published by S&P (or a similar publication of S&P or another nationally recognized rating service); (iii) commercial paper (other than commercial paper issued by AXE, Anixter or any Subsidiary of Anixter or any of their Affiliates), domestic and Eurodollar certificates of deposit, time deposits or bankers' acceptances, in any such case maturing no more than ninety
(90) days after the date of acquisition thereof and, at the time of the acquisition thereof, the issuer's rating on its commercial paper is at least A-1 or P-1 from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then the highest rating from other nationally recognized rating services acceptable to the Administrative Agent); and (iv) commercial paper (other than commercial paper issued by AXE, Anixter or any Subsidiary of Anixter or any of their Affiliates), domestic and Eurodollar certificates of deposit, time deposits or bankers' acceptances, in any such case maturing no more than ninety (90) days after the date of acquisition thereof and, at the time of the acquisition thereof, the issuer is a Lender and has a rating on its commercial paper of at least A-2 or P-2 from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then the equivalent rating from other nationally recognized rating services acceptable to the Administrative Agent) provided the amount of Cash Equivalents under this clause (iv) shall not at any time exceed $5,000,000.

     "Change of Control" shall occur if any "person," as such term is defined in Section 13(d)(3) of the Securities Exchange Act, other than the Samuel Zell Group, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of 20% or more of the combined voting power of AXE's or Anixter's outstanding securities ordinarily having the right to vote at elections of directors, and such person at such time owns more of such combined voting power than the Samuel Zell Group.

     "Change in Law" shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof after the date of this Agreement or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

     "Chase" shall mean The Chase Manhattan Bank, a New York banking corporation formerly known as Chemical Bank, and any successor thereto.

     "Commercial Letter of Credit" shall mean any letter of credit which is drawable upon presentation of a sight draft and other documents evidencing the sale or shipment of goods purchased by Anixter or any of its Subsidiaries in the ordinary course of such entity's business.

     "Commission" shall mean the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.

     "Commitment" shall mean, with respect to each Lender, the commitment of such Lender hereunder as set forth in Schedule 1.01-A under the heading "Ratable Commitment" or in an Assignment and Acceptance delivered by such Lender under Section 13.02(a), as such Lender's Commitment may be permanently terminated or reduced from time to time pursuant to Section 2.11 or pursuant to one or more assignments under Section 13.02(a). The Commitment of each Lender shall automatically and permanently terminate on the Termination Date.

     "Committed Currency" shall mean each Eligible Currency listed on Schedule II, as such Schedule may be amended from time to time with the approval of 100% of the Lenders.

     "Committed Currency Credit Exposure" shall mean, with respect to any Lender at any time, the aggregate Dollar Equivalent of the principal amount of all outstanding Ratable Committed Currency Loans of such Lender.

     "Competitive Bid" shall mean an offer by a Lender to make a Competitive Loan pursuant to Section 2.03.

     "Competitive Bid Accept/Reject Letter" shall mean a notification made by Anixter pursuant to Section 2.03(d) in the form of Exhibit F.

     "Competitive Bid Rate" shall mean, as to any Competitive Bid made by a Lender pursuant to Section 2.03(b), (i) in the case of a Eurocurrency Loan, the Margin, and (ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.

     "Competitive Bid Request" shall mean a request made pursuant to Section
2.03 in the form of  Exhibit G.

     "Competitive Borrowing" shall mean a Borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Lender or Lenders whose Competitive Bids for such Borrowing have been accepted by Anixter under the bidding procedure described in Section 2.03.

     "Competitive Loan" shall mean a loan made pursuant to the bidding procedure described in Section 2.03.

     "Competitive Loan Exposure" shall mean, with respect to any Lender at any time, the aggregate principal amount of all outstanding Competitive Loans made by such Lender.

     "Compliance Certificate" shall mean a certificate in substantially the form of Exhibit H delivered to the Administrative Agent and each Lender by Anixter pursuant to Section 6.01(e) and covering the Borrowers' compliance with the covenants contained in Article IX and certain other provisions of this Agreement.

     "Consolidated EBITDA" shall mean, for any period, for the Consolidated Group calculated in accordance with Agreement Accounting Principles, (i) net income (or loss) of the Consolidated Group for such period taken as a single accounting period, plus (ii) the provision for depreciation and amortization expense of the Consolidated Group for such period, plus (iii) income taxes of the Consolidated Group for such period, and plus (iv) Consolidated Interest Expense for such period; provided that there shall be excluded therefrom any non-operating gains or losses (including, without limitation, extraordinary or unusual gains or losses, gains or losses arising from the sale of capital assets or the sale of owned buildings and properties and other non-recurring gains or losses other than in connection with the discontinuance of operations) during such period.

     "Consolidated Group" shall mean Anixter and each of its Subsidiaries.

     "Consolidated Interest Coverage Ratio" shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) the amount of Consolidated Interest Expense of the Consolidated Group for such period (provided, to the extent otherwise included in Consolidated Interest Expense, there shall be excluded from such Consolidated Interest Expense amortization of upfront fees payable on the Effective Date to the Administrative Agent and the Lenders).

     "Consolidated Interest Expense" shall mean, for any period, the net interest expense of the Consolidated Group for such period calculated in accordance with Agreement Accounting Principles; provided, however, there shall be included in Consolidated Interest Expense, to the extent not otherwise included, all fees payable in connection with the Letters of Credit.

     "Consolidated Net Worth" shall mean, at a particular date, all amounts which would be included under shareholders' equity for the Consolidated Group determined in accordance with Agreement Accounting Principles.

     "Contaminant" shall mean any pollutant, hazardous substance, hazardous chemical, toxic substance, hazardous waste or special waste, as those terms are defined in federal, state or local laws and regulations, radioactive material, petroleum, including crude oil or any petroleum-derived substance, or breakdown or decomposition product thereof, or any constituent of any such substance or waste, including but not limited to polychlorinated biphenyls and asbestos.

     "Contractual Obligation", as applied to any Person, shall mean any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject (including, without limitation, any restrictive covenant affecting such Person or any of its properties).

     "Contribution Agreement" shall mean that certain Contribution Agreement dated as of the date hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "Customary Permitted Liens" shall mean:

          (A) Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) for claims, taxes, assessments or charges of any Governmental Authority not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

          (B) statutory Liens of landlords, bankers, carriers, warehousemen, mechanics, materialmen and other Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) imposed by law, arising in the ordinary course of business and for amounts which (A) are not yet due, (B) are not more than thirty (30) days past due as long as no notice of default has been given or other action taken to enforce such Liens, or (C) (1) are not more than thirty (30) days past due and a notice of default has been given or other action taken to enforce such Liens, or (2) are more than thirty (30) days past due, and, in the case of clause
     (1) or (2), are being contested in good faith by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

          (C) Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of employment benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

          (D) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, rights of landlords, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property, which do not materially interfere with the ordinary conduct of the business of Anixter or any Subsidiary of Anixter;

          (E) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

          (F) precautionary filings of financing statements in connection with Operating Leases entered into in the ordinary course of business.

     "Default Rate" shall have the meaning assigned to that term in Section
2.09.

     "DOL" shall mean the United States Department of Labor and any successor department or agency.

     "Dollar Borrowing" shall mean a Borrowing comprised of Dollar Loans.

     "Dollar Equivalent" shall mean, on any date of determination, with respect to any amount in any Eligible Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent using the Exchange Rate with respect to such Eligible Currency then in effect as determined pursuant to
Section 2.23(a).

     "Dollar Loan" shall mean any Loan denominated in Dollars.

     "Dollars" and "$" shall mean the lawful money of the United States of America.

     "Domestic Lending Office" shall mean, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" on Schedule 1.01-A or, as to any person who becomes a Lender after the Closing Date, on the Assignment and Acceptance executed by such person or such other office of such Lender as such Lender may hereafter designate from time to time as its "Domestic Lending Office" by notice to Anixter and the Administrative Agent.

     "Domestic Subsidiaries" shall mean Anixter-Real Estate, Inc., an Illinois corporation, WireXpress, Inc., an Illinois corporation, Anixter Information Systems Corporation, an Illinois corporation, Anixter Holdings Inc., a Delaware corporation, Anixter Financial Inc., a Delaware corporation and any of Anixter's other Subsidiaries (except those expressly included in the definition of Foreign Subsidiaries set forth below) which are incorporated in any jurisdiction in the United States and which exist immediately before, or are created at any time after, the Senior Note Indenture becomes effective, and their respective successors and assigns.

     "Duff & Phelps" shall mean Duff & Phelps Credit Rating Co.

     "Effective Date" shall mean September 6, 1996.

     "Eligible Currency" shall mean any currency other than Dollars that is readily available, freely traded and convertible into Dollars in or outside of the international interbank market and as to which an Exchange Rate may be calculated.

     "Enforceable Judgment" means a judgment or order as to which (a) Anixter has not demonstrated to the reasonable satisfaction of the Requisite Lenders that the Borrowers are covered by third-party insurance (other than retro-premium insurance) therefor and (b) the period, if any, during which the enforcement of such judgment or order is stayed shall have expired, it being understood that a judgment or order which is under appeal or as to which the time in which to perfect an appeal has not expired shall not be deemed an "Enforceable Judgment" so long as enforcement thereof is effectively stayed pending the outcome of such appeal or the expiration of such period, as the case may be; provided that if enforcement of a judgment or order has been stayed on condition that a bond or collateral equal to or greater than $20,000,000 be posted or provided, such judgment or order shall immediately be an "Enforceable Judgment."

     "Environmental Lien" shall mean a Lien in favor of any Governmental Authority for (i) any liability of Anixter or any Subsidiary of Anixter under federal or state environmental laws or regulations, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

     "ERISA Affiliate" shall mean any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as Anixter or any of its Subsidiaries, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the IRC) with Anixter or any of its Subsidiaries, and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the IRC) as Anixter or any of its Subsidiaries, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

     "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder (other than an event for which the 30-day notice period is waived), with respect to a Plan; (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Anixter or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;
(e) any Termination Event; or (f) the receipt by Anixter or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Anixter or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

     "Eurocurrency Alternate Currency Loan" shall mean any Alternate Currency Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

     "Eurocurrency Borrowing" shall mean a Borrowing comprised of Eurocurrency Loans.

     "Eurocurrency Lending Office" shall mean, with respect to each Lender, the branches or Affiliates of such Lender which such Lender has designated as its "Eurocurrency Lending Office" on Schedule A or, as to any person who becomes a Lender after the Closing Date, on the Assignment and Acceptance executed by such person or such other office of such Lender as such Lender may hereafter designate from time to time as its "Eurodollar Lending Office" by notice to Anixter and the Administrative Agent.

     "Eurocurrency Loan" shall mean any Eurodollar Competitive Loan, Eurocurrency Ratable Loan or Eurocurrency Alternate Currency Loan.

     "Eurocurrency Ratable Borrowing" shall mean a Borrowing comprised of Eurocurrency Ratable Loans.

     "Eurocurrency Ratable Loan" shall mean any Ratable Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

     "Eurodollar Competitive Loan" shall mean any Competitive Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

     "Event of Default" shall mean any of the occurrences set forth in Section
10.01 after the expiration of any applicable grace period expressly provided therein.

     "Exchange Rate" shall mean, with respect to any Eligible Currency on a particular date, the rate at which such Eligible Currency may be exchanged into Dollars, as set forth on such date on the applicable Reuters currency page, with respect to a Committed Currency, or in the applicable Alternate Currency Addendum, with respect to an Alternate Currency. If such rate does not appear on the applicable Reuters currency page, the Exchange Rate with respect to such Eligible Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and Anixter or, in the absence of such agreement, such Exchange Rate shall instead be the Administrative Agent's spot rate of exchange in the London interbank market or other market where the Administrative Agent's foreign currency exchange operations in respect of such Eligible Currency are then being conducted, at or about 10:00 A.M., local time, on such date for the purchase of Dollars with such Eligible Currency for delivery two Business Days later; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

     "Existing Indebtedness" shall mean the Indebtedness of Anixter and any of its Subsidiaries reflected on Schedule 1.01-B, but in any event excluding the Indebtedness evidenced by the Revolving Subordinated Notes.

     "Existing Lender" shall mean any financial institution a party to the First Amended Credit Agreement immediately prior to the execution and effectiveness of this Agreement.

     "Facility Availability" shall mean an amount equal to the excess of (a) the Total Commitment over (b) the aggregate amount of all Alternate Currency Facility Maximum Borrowing Amounts (determined, if applicable, after giving effect to any reduction therein made pursuant to Section 2.23(a)).

     "Facility Excess" shall have the meaning assigned to such term in Section 2.23(b).

     "Facility Fee" shall have the meaning assigned to such term in Section 2.06(a).

     "Facility Fee Percentage" shall mean on any date the applicable percentage set forth below based upon the Consolidated Interest Coverage Ratio and Senior Debt Ratings as set forth below:


              Consolidated Interest   Senior Debt           Facility Fee
                 Coverage Ratio       Ratings               Percentage
             -----------------------  -------               --------------------
Category 1:  Less than or equal to    Not applicable        0.25%
             4.0 to 1.0

Category 2:  Greater than 4.0 to      Not applicable        0.225%
             1.0 and less than or
             equal to 5.0 to 1.0

Category 3:  Greater than 5.0 to 1.0  BBB- from S&P or      0.1875%
             and less than or equal   Duff & Phelps, or
             to 6.5 to 1              Baa3 from Moody's

Category 4:  Greater than 6.5 to 1.0  BBB from S&P or       0.15%
                                      Duff & Phelps, or
                                      Baa2 from Moody's

Category 5:      Not applicable       BBB+ from S&P or      0.10%
                                      Duff & Phelps, or
                                      Baa1 from Moody's

Except as set forth below, the Consolidated Interest Coverage Ratio utilized for purposes of determining the Facility Fee Percentage shall be calculated for the four Fiscal Quarters ending as of the end of each Fiscal Quarter after the Effective Date. From the date hereof until the initial delivery of financial statements pursuant to Section 6.01(b) or 6.01(c), the Facility Fee Percentage shall be determined by reference to Category 3. Each change in the Facility Fee Percentage resulting from a change in the Consolidated Interest Coverage Ratio shall be effective on the first Business Day after Anixter delivers the quarterly or annual financial statements and related Compliance Certificate reflecting such change. Each change in the Facility Fee Percentage resulting from a change in the Senior Debt Ratings shall be effective on the first Business Day after the Administrative Agent receives notice of any such change. Each change in the Facility Fee Percentage shall be effective with respect to all Loans and Commitments outstanding on and after the date of such change. Notwithstanding the foregoing, at any time when Anixter has failed to deliver the financial statements required by Section 6.01(b) or (c), the Facility Fee Percentage shall be determined by reference to Category 1. If the Senior Debt Ratings and the Consolidated Interest Coverage Ratio do not correspond to the same pricing level, then the one corresponding to the lower pricing will govern.

     "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

     "Federal Funds Effective Rate" shall have the meaning assigned to that term in the definition of Alternate Base Rate above.

     "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

     "Fees" shall mean the Facility Fee and the fees described in Section
2.06(b).

     "Financial Officer" shall mean, with respect to any Person, any of the chief financial officer, controller or treasurer of such Person and, with respect to Anixter shall include its Vice President-Finance.

     "Financial Statement Delivery Date" shall mean the 90th day following the end of the fourth Fiscal Quarter, and the 45th day following the end of each other Fiscal Quarter, in each Fiscal Year.

     "First Restated Credit Agreement" shall have the meaning assigned to that term in the preamble to this Agreement.

     "Fiscal Quarter" shall mean a 13-week accounting period of the Borrowers ending on or about March 31, June 30, September 30 or December 31 of any Fiscal Year.

     "Fiscal Year" shall mean the fiscal year of the Borrowers, which shall be the annual accounting period of the Borrowers ending on the Friday closest to December 31 of each year.

     "Fixed Rate" shall have the meaning assigned to that term in Section
2.08(c).

     "Fixed Rate Borrowing" shall mean a Borrowing comprised of Fixed Rate
Loans.

     "Fixed Rate Loan" shall mean any Competitive Loan bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its Competitive Bid.

     "Foreign Currency Borrowing" shall mean a Borrowing comprised of Foreign Currency Loans.

     "Foreign Currency Loan" shall mean a loan denominated in an Eligible Currency.

     "Foreign Currency Maximum Amount" shall mean $150,000,000.

     "Foreign Employee Benefit Plan" shall mean any plan, program, policy, agreement or contract maintained or contributed to or for the benefit of employees of Anixter, any of its Subsidiaries or any ERISA Affiliate which is governed by the laws of a jurisdiction outside the United States of America.

     "Foreign Pension Plan" shall mean any pension plan or other deferred compensation plan, program or arrangement maintained or contributed to or for the benefit of employees of Anixter, any of its Subsidiaries or any ERISA Affiliate, which, under applicable local law, is required to be funded through a trust or other funding vehicle and which is governed by the laws of a jurisdiction outside the United States of America.

     "Foreign Subsidiaries" shall mean Anixter Puerto Rico, Anixter Venezuela, Anixter Thailand, Anixter Philippines and any of Anixter's Subsidiaries which are incorporated in any jurisdiction outside of the United States, and their respective successors and assigns.

     "Funding Date" shall mean, with respect to any Loan or Letter of Credit, the date of the funding of such Loan or issuance of such Letter of Credit.

     "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

     "Governmental Acts" shall have the meaning assigned to that term in
Section 3.09(a).

     "Governmental Authority" shall mean any nation, state, sovereign, or government, any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Guarantors" shall mean (a) Anixter, AXE ,each Domestic Subsidiary, and
(b) each Subsidiary that becomes a Guarantor as provided in Section 7.09.

     "Hedging Contracts" shall mean interest rate, foreign currency or commodity exchange, swap, collar, cap, option, forward, futures or similar agreements entered into by Anixter or any of its Subsidiaries pursuant to which Anixter or such Subsidiary has hedged its interest rate, foreign currency or commodity exposure.

     "Hedging Obligations" with respect to any Person shall mean all obligations of such Person in respect of any Hedging Contracts valued as at the end of each calendar quarter in an amount equal to the highest termination payment, if any, that would be payable by such Person, upon termination of such Hedging Contract for any reason, on the date of determination.

     "Indebtedness," as applied to any Person, shall mean any obligation for the payment of money which is a Contractual Obligation, and shall include, without limitation but without duplication, (i) all indebtedness, obligations or other liabilities of such Person for borrowed money or under any debt Securities, whether or not subordinated, (ii) all obligations with respect to redeemable stock and redemption or repurchase obligations under any equity securities or profit payment agreements, (iii) all reimbursement obligations (absolute or contingent) and other liabilities of such Person with respect to letters of credit issued for such Person's account or for which such party is a co-applicant, (iv) all obligations of such Person to pay the purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business as presently conducted, (v) all obligations in respect of Capital Leases of such Person, (vi) all Accommodation Obligations of such Person, and (vii) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by or are a personal liability of such Person.

     "Indemnified Matters" shall have the meaning assigned to that term in
Section 13.04.

     "Indemnitees" shall have the meaning assigned to that term in Section
13.04.

     "Interest Payment Date" shall mean (a) with respect to any Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in addition, the date of any prepayment of such Loan or conversion of such Loan to a Loan of a different Type, (b) in the case of a Eurocurrency Loan with an Interest Period of more than three months' duration or a Fixed Rate Loan with an Interest Period of more than 90 days' duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months' duration or 90 days' duration, as the case may be, been applicable to such Loan, and (c) with respect to an Alternate Currency Loan (other than a Eurocurrency Loan), such days as shall be specified in the applicable Alternate Currency Addendum.

     "Interest Period" shall mean (a) as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, or such period shorter than 1 month as may be approved by the Administrative Agent, as the applicable Borrower may elect, (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Termination Date and (iii) the date such Borrowing is converted to a Borrowing of a different Type in accordance with Section 2.05 or repaid or prepaid in accordance with Section 2.07 or Section 2.12, (c) as to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offers to make the Fixed Rate Loans comprising such Borrowing were extended, which shall not be earlier than fourteen days after the date of such Borrowing or later than 180 days after the date of such Borrowing, and (d) as to any Alternate Currency Borrowing, such periods as shall be specified in the applicable Alternate Currency Addendum; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurocurrency Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

     "Investment" shall have the meaning assigned to that term in Section 8.03.

     "IRC" shall mean the Internal Revenue Code of 1986, as amended from time to time hereafter, and any successor statute.

     "IRS" shall mean the Internal Revenue Service of the United States or any Governmental Authority succeeding to the functions thereof.

     "Issuing Banks" shall mean the Lenders listed on Schedule 1.01-A hereto and identified as an Issuing Bank and any other Lender which, at Anixter's request, agrees, in each such Lender's sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit and their respective successors and assigns, in each case in such Lender's separate capacity as an issuer of Standby Letters of Credit or Commercial Letters of Credit, or both, pursuant to Article III.

     "Judgment Currency" shall have the meaning assigned to such term in
Section 13.23.

     "Lender" shall have the meaning assigned to such term in the preamble and shall include Chase, in its individual capacity, the Issuing Banks and each Person which at any time becomes a Lender pursuant to Section 12.02(a), and their respective successors.

     "Letter of Credit" shall mean any Commercial Letter of Credit or any Standby Letter of Credit issued by any Issuing Bank for the account of Anixter , or for the account of any Domestic Subsidiary or Foreign Subsidiary (in each case for which Anixter is a co-applicant), pursuant to Article III.

     "Letter of Credit Application" shall mean, with respect to any proposed Letter of Credit requested to be delivered pursuant to Section 3.03, an application substantially in the form of the applicable Issuing Bank's standard form application for letters of credit of the type to be issued.

     "Letter of Credit Obligations" shall mean, at any particular time, the sum of (i) outstanding Reimbursement Obligations and (ii) the aggregate undrawn face amount of outstanding Letters of Credit.

     "Letter of Credit Reimbursement Agreement" shall mean, with respect to a Letter of Credit, such reimbursement agreement as the applicable Issuing Bank may employ in the ordinary course of business for its own account.

     "Liabilities and Costs" shall mean all liabilities, claims, obligations, responsibilities, losses, damages, punitive damages, consequential damages, treble damages, charges, costs and expenses (including, without limitation, attorneys', experts' and consulting fees and costs of investigation and feasibility studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

     "LIBO Rate" shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the arithmetic average of the rates that appear on the Applicable Telerate Page as of 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period, for deposits in Dollars or in the applicable Eligible Currency and for a maturity comparable to such Interest Period or, if no such rates appear on the Applicable Telerate Page, the arithmetic average of the rates notified to the Administrative Agent by each of the Reference Lenders as the rate at which such Reference Lender is offered deposits in Dollars or the applicable Eligible Currency approximately equal in principal amount to such Reference Lender's portion of such Borrowing (or, in the case of a Competitive Borrowing in which such Reference Lender is not participating, approximately equal to the average principal amount of the Loans to be made by each Lender as part of such Borrowing) and for a maturity comparable to such Interest Period are offered to the principal office of each Reference Lender in the London interbank market or other market where such Reference Lender's foreign currency exchange operations in respect of such Eligible Currency are then being conducted, at approximately 11:00 a.m., London time (or the time zone of the applicable other market), two Business Days prior to the commencement of such Interest Period.

     "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way and the like), judgment, lien (statutory or other), Environmental Lien, Enforceable Judgment, security agreement or transfer intended as security, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing.

     "Loan" shall mean a Competitive Loan, a Ratable Loan or an Alternate Currency Loan.

     "Loan Documents" shall mean this Agreement, the Alternate Currency Addenda, the Subordination Agreement, the Notes, the Letters of Credit, the Letter of Credit Applications, the Letter of Credit Reimbursement Agreements and all other agreements delivered to the Administrative Agent, any Issuing Bank or any Lender by or on behalf of Anixter or any Subsidiary of Anixter in satisfaction or furtherance of the requirements of this Agreement or any other Loan Document or otherwise relating hereto.

     "Margin" shall mean, as to any Eurodollar Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the LIBO Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.

     "Margin Stock" shall have the meaning assigned to such term in Regulation G and Regulation U.

     "Material Adverse Effect" shall mean a material adverse effect (a) upon the business, assets or other properties, liabilities or condition (financial or otherwise), results of operations or prospects of Anixter, individually, or Anixter and its Subsidiaries taken as a whole, (b) upon the ability of Anixter to pay the Obligations or on the Lenders' ability to enforce such Obligations, or (c) upon the benefits provided to the Administrative Agent, Issuing Banks or Lenders under any of the Loan Documents.

     "Material Transaction" shall mean any sale, assignment, transfer, conveyance or other disposition of (i) assets of any member of the Consolidated Group or (ii) capital stock of any member of the Consolidated Group which, when combined with all such other sales, assignments, transfers, conveyances or other dispositions in the immediately preceding twelve-month period represents the disposition of an amount which is greater than ten percent (10.0%) of the Consolidated Group's (x) assets, (y) revenues or (z) operating income.

     "Moody's" shall mean Moody's Investors Service, Inc.

     "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA which is, or within the immediately preceding six
(6) years was, contributed to by Anixter or any ERISA Affiliate.

     "Notes" shall mean the Notes executed by the Borrowers and delivered to each Lender pursuant to Section 2.07(e) or Section 13.02.

     "Notice of Borrowing" shall mean, with respect to a proposed Ratable Borrowing pursuant to Section 2.04(a) or a proposed issuance of a Letter of Credit pursuant to Section 3.04(a), a notice substantially in the form of
Exhibit I.

     "Notice of Competitive Bid Request" shall mean a notification made pursuant to Section 2.03 in the form of Exhibit J.

     "Obligations" shall mean the principal of and all interest on all Loans and Reimbursement Obligations, all fees, expense reimbursements, taxes, compensation and indemnities payable by the Borrowers (or any of them) to the Administrative Agent, any Issuing Bank, or any Lender pursuant to this Agreement and all other present and future Indebtedness and other monetary liabilities of the Borrowers owing to the Administrative Agent, any Issuing Bank, any Lender, or any Person entitled to indemnification pursuant to Section 13.04, or any of their respective successors, transferees or assigns, of every type and description, whether or not evidenced by any note, guaranty or other instrument, arising under or in connection with this Agreement, any Note or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however arising.

     "Officers' Certificate" shall mean, as to any corporation, a certificate executed on behalf of such corporation by a Financial Officer of such corporation.

     "Operating Lease" shall mean, as applied to any Person, any lease of any Property by that Person as lessee which is not a Capital Lease.

     "Original Credit Agreement" shall have the meaning assigned to that term in the preamble to this Agreement.

     "Original Issuing Bank" shall have the meaning assigned to that term in the preamble to this Agreement.

     "Other Indebtedness" shall mean all Indebtedness of the Borrowers other than the Obligations.

     "Other Taxes" shall have the meaning assigned to that term in Section 2.19(b).

     "PBGC" shall mean the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

     "Permits" shall mean any permit, approval, consent, authorization, license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.

     "Permitted Existing Liens" shall mean the Liens on any property of Anixter or any Subsidiary of Anixter, in each case reflected on Schedule 1.01-C.

     "Person" shall mean any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other non-governmental entity, or any Governmental Authority.

     "Plan" shall mean an employee benefit plan defined in Section 3(3) of ERISA in respect of which either Anixter or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in
Section 3(5) of ERISA.

     "Potential Event of Default" shall mean an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

     "Prime Rate" shall have the meaning assigned to that term in the definition of Alternate Base Rate above.

     "Pro Rata Share" shall mean, with respect to any Lender, the percentage of the Total Commitment represented by such Lender's Commitment. If the Commitments have terminated or expired, the Pro Rata Shares shall be determined based upon the ratio of (i) the sum of such Lender's Base Credit Exposure and Competitive Loan Exposure to (ii) the sum of the aggregate Base Credit Exposures and Competitive Loan Exposures of all Lenders.

     "Property" shall mean with respect to any Person, any real or personal property, plant, building, facility, structure, equipment or unit, or other asset (tangible or intangible) owned, leased or operated by such Person.

     "Put Event" shall mean a "Put Event" under and as defined in Section 1010 of the Senior Note Indenture.

     "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C. Section Section 6901 et seq., and any successor statute, and regulations promulgated thereunder.

     "Ratable Borrowing" shall mean a Ratable Committed Currency Borrowing or a Ratable Dollar Borrowing.

     "Ratable Committed Currency Borrowing" shall mean a Borrowing consisting of simultaneous Ratable Committed Currency Loans from each of the Lenders then having an Available Commitment.

     "Ratable Committed Currency Loans" shall mean the revolving loans made pursuant to Section 2.02(a) that are denominated in Committed Currencies. Each Ratable Committed Currency Loan shall be a Eurocurrency Loan.

     "Ratable Credit Availability" shall mean, with respect to any Lender, an amount equal to the excess, if any, of (a) such Lender's Commitment over (b) the aggregate Alternate Currency Lender Maximum Borrowing Amounts of such Lender with respect to all Alternate Currency Addenda to which such Lender or any of its Affiliates is a party.

     "Ratable Credit Excess" shall have the meaning assigned to such term in
Section 2.23(a).

     "Ratable Dollar Borrowing" shall mean a Borrowing consisting of simultaneous Ratable Dollar Loans from each of the Lenders then having an Available Commitment.

     "Ratable Dollar Loans" shall mean the revolving loans made pursuant to
Section 2.01(a) that are denominated in Dollars. Each Ratable Dollar Loan shall be a Eurocurrency Ratable Loan or an ABR Loan.

     "Ratable Extensions of Credit" shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of all Ratable Dollar Loans made by such Lender then outstanding, (b) the Dollar Equivalent of the aggregate principal amount of all Ratable Committed Currency Loans made by such Lender then outstanding and (c) the aggregate principal Dollar amount of all outstanding Letter of Credit Obligations.

     "Ratable Loans" shall mean Ratable Dollar Loans and Ratable Committed Currency Loans.

     "Reference Lenders" shall mean Chase and Citibank, N.A.

     "Register" shall have the meaning assigned to such term in Section
13.02(c).

     "Registration Statement" shall mean that certain Registration Statement on Form S-3, registration number 333-09185, filed by Anixter and AXE with the Commission on July 30, 1996, as amended.

     "Regulation D," "Regulation G," "Regulation T," "Regulation U" and "Regulation X" shall mean Regulation D, Regulation G, Regulation T, Regulation U and Regulation X, respectively, of the Federal Reserve Board as in effect from time to time.

     "Reimbursement Obligations" shall mean the reimbursement or repayment obligations of Anixter or any Subsidiary of Anixter to the Issuing Banks pursuant to any Letter of Credit and related Letter of Credit Applications or Letter of Credit Reimbursement Agreements issued or delivered pursuant to
Article III hereof.

     "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration from any Property into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

     "Remedial Action" shall mean any action required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent a Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or
(iii) perform pre-remedial studies and investigations or post-remedial monitoring and care.

     "Reportable Event" shall mean the events described in Section 4043 of ERISA.

     "Requirements of Law" shall mean, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, Permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its property is subject, including, without limitation, the Securities Act, the Securities Exchange Act, Regulation G, Regulation T, Regulation U and Regulation X, and any certificate of occupancy, zoning ordinance, building, environmental or land use, law, rule, regulation, ordinance or Permit or occupational safety or health law, rule or regulation.

     "Requisite Lenders" means Lenders whose Pro Rata Shares, in the aggregate, are equal to or greater than fifty-one percent (51%).

     "Reset Date" shall have the meaning assigned to such term in Section
1.06(a).

     "Restricted Junior Payment" shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Anixter or any of its Subsidiaries, except a distribution of stock as part of a stock split and except a dividend payable solely in shares of that class of stock or in any junior class of stock to the holders of that class, provided that the issuance of such stock or junior class of stock is not an incurrence of Indebtedness, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Anixter or any of its Subsidiaries now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Anixter or any of its Subsidiaries now or hereafter outstanding, (iv) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of any shares of the capital stock of Anixter or any of its Subsidiaries or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission, (v) any payment of tax-sharing payments, allocated corporate overhead (other than expenses paid to third parties by AXE on behalf of Anixter), guaranty fees or management fees to AXE or any of its Affiliates, and (vi) any payment in the nature of a loan from Anixter or any of its Subsidiaries to AXE or any of AXE's Subsidiaries (other than intercompany loans between Anixter or any of Anixter's Subsidiaries with each other as expressly permitted pursuant to this Agreement); provided, however, Restricted Junior Payment shall not include (x) any payment of dividends by any Subsidiary of Anixter to Anixter or any other Subsidiary of Anixter, or (y) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any shares of capital stock of Anixter issued to its employees under and pursuant to the provisions of the Anixter Distribution Stock Plan pursuant to Section 8.03(iv)(b).

     "Revolving Subordinated Notes" shall mean those certain demand promissory notes from Anixter to AXE dated May 20, 1992, as the same may be amended, modified or supplemented.

     "Samuel Zell Group" shall mean Samuel Zell, Ann Lurie or any of their respective affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act) or associates (as such term is defined in Rule 12b-2 of the Securities Exchange Act), and their respective heirs and beneficiaries.

     "Securities" shall mean any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities", or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.

     "Securities Act" shall mean the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

     "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

     "Senior Debt Ratings" shall mean the publicly announced senior unsecured ratings of Anixter by Moody's, S&P or Duff & Phelps Credit Rating Co.; provided that Anixter shall have at least two such ratings and at least one of them shall be from S&P or Moody's. If at any time the existing ratings are not identical, then for purposes of determining the Applicable Margin and the Facility Fee Percentage, the governing Senior Debt Rating or Ratings shall be determined as follows:

                 (a) if there are two ratings, the lower rating will govern;

                 (b) if there are three ratings and no two ratings are at the same level, the intermediate rating will govern; and

                 (c) if there are three ratings and two ratings are at the same level, then the level with two ratings will govern.

     "Senior Note Indenture" shall mean that certain Indenture contemplated by the Registration Statement, to be entered into among Anixter, AXE and The Bank of New York, as Trustee, substantially on the terms disclosed to the Administrative Agent and the Lenders prior to the Effective Date, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

     "Senior Notes" shall mean Anixter's Senior Notes due 2003, to be issued pursuant to the Senior Note Indenture in an amount not to exceed $100,000,000.

     "Solvent" shall mean, when used with respect to any Person, that at the time of determination:

     (i) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

     (ii) it is then able and expects to be able to pay its debts as they mature; and

     (iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can reasonably be expected to become an actual or matured liability.

     "S&P" shall mean Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc.

     "Standby Letter of Credit" shall mean any Letter of Credit which is not a Commercial Letter of Credit.

     "Subordination Agreement" shall mean the Subordination Agreement dated as of May 20, 1992 and reaffirmed as of the date hereof between AXE and the Administrative Agent on behalf of itself and the Lenders in respect of the Revolving Subordinated Notes issued to or to be issued to AXE and the other obligations of Anixter to AXE, as such agreement was originally executed and as it may be amended, restated, modified or supplemented from time to time with the prior written consent of the Administrative Agent and the Requisite Lenders.

     "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, limited liability company, trust or other entity of which a majority of the stock (or equivalent ownership or controlling interest) having voting power to elect a majority of the Board of Directors (if a corporation) or to select the trustee or equivalent controlling interest is directly or indirectly owned or controlled by such Person or one or more of the other Subsidiaries of such Person or any combination thereof.

     "Taxes" shall have the meaning assigned to such term in Section 2.19(a).

     "Tax Allocation Agreement" shall mean that certain Tax Allocation Agreement between AXE and Anixter dated as of January 1, 1987 as initially supplemented by that certain Tax Allocation Agreement Supplement dated as of May 6, 1987, which Supplement has been superseded by that certain Tax Allocation Agreement Supplement dated as of May 20, 1992, as the same may be amended, restated, supplemented or otherwise modified from time to time (i) in any respect which does not (a) require Anixter to make any greater payments thereunder either in absolute amounts or percentage terms or (b) does not reduce either in absolute amounts or percentage terms the benefits to Anixter, without consent of all of the Lenders or (ii) otherwise with the consent of the Requisite Lenders.

     "Termination Date" shall mean the earlier of (a) September 6, 2001 and (b) the date of termination of the Commitments pursuant to Section 2.11(b) or
Section 10.02(a).

     "Termination Event" shall mean (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of Anixter or any ERISA Affiliate from a Benefit Plan during a plan year in which Anixter or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on Anixter or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA;
(iv) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a Benefit Plan or a Foreign Pension Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (vi) a foreign governmental authority shall appoint or institute proceedings to appoint a trustee to administer any Foreign Pension Plan; or
(vii) the partial or complete withdrawal of Anixter or any ERISA Affiliate from a Multiemployer Plan or a Foreign Pension Plan.

     "Three-Month Secondary CD Rate" shall have the meaning assigned to that term in the definition of Alternate Base Rate above.

     "Total Commitment" shall mean, at any time, the aggregate Commitments of all the Lenders, as in effect at such time.

     "Total Indebtedness" shall mean, without duplication, all Indebtedness of the Consolidated Group; provided, however, it is expressly agreed that there shall be included in Total Indebtedness (whether or not such amounts would be included as liabilities on the balance sheet or as Indebtedness) (i) contingent liabilities with respect to Standby Letters of Credit and (ii) the maximum amount of Indebtedness supported by any guaranty issued by Anixter other than its guarantee hereunder.

     "Transaction Costs" shall mean the fees, costs and expenses payable by Anixter or any of its Subsidiaries pursuant hereto or in connection herewith or in respect hereof or of the other Loan Documents.

     "Transaction Documents" shall mean the Loan Documents, the Contribution Agreement, the Tax Allocation Agreement and the Revolving Subordinated Notes.

     "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall include the LIBO Rate, the Alternate Base Rate and the Fixed Rate.

     1.02. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.

     1.03. Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with Agreement Accounting Principles.

     1.04. Other Definitional Provisions. References to "Articles," "Sections," "subsections," "Schedules," "Exhibits" and "the preamble" shall be to Articles, Sections, subsections, Schedules, Exhibits and the preamble, respectively, of this Agreement unless otherwise specifically provided.

     1.05. Amendment and Restatement of Original Credit Agreement. Anixter, the Lenders, the Administrative Agent and the Original Issuing Bank agree that, upon (i) the execution and delivery of this Agreement by each of the parties hereto and (ii) satisfaction (or waiver by the Administrative Agent and all of the Lenders) of the conditions precedent set forth in Section 4.01, the terms and provisions of the First Amended Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation of the First Amended Credit Agreement or the indebtedness created thereunder. All "Letters of Credit" issued or deemed issued for the account of Anixter or any Subsidiary of Anixter under the First Amended Credit Agreement which remain outstanding on the Effective Date shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement. All Loans made under the First Amended Credit Agreement shall be repaid on the Effective Date. The commitments of each Lender that is a party to the First Amended Credit Agreement shall, on the Effective Date, automatically be deemed amended to constitute such Lender's Commitment hereunder.

     1.06. Currency Equivalents. (a) Not later than 1:00 p.m., New York City time, on each Calculation Date, the Administrative Agent and the Alternate Currency Agents, as applicable, shall (i) determine the Exchange Rate as of such Calculation Date with respect to each Committed Currency and each Alternate Currency as to which an Alternate Currency Addendum is in effect and
(ii) give notice thereof to Anixter and the Lenders. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a "Reset Date"), shall remain effective until the next succeeding Reset Date and shall during the period of their effectiveness be employed in making any computation of currency equivalents required to be made under this Agreement (other than any computation required under Section 13.23).

     (b) Not later than 5:00 p.m., New York City time, on each Reset Date and on the date of each Borrowing, the Administrative Agent shall (i) determine the Dollar Equivalents of each Ratable Committed Currency Loan and Alternate Currency Loan then outstanding (after giving effect to any Ratable Committed Currency Loan or Alternate Currency Loan made or repaid on such date), and (ii) notify Anixter and the Lenders of the results of such determination.


                                   ARTICLE II
                                   THE LOANS

     2.01. Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Ratable Loans, denominated in Dollars or in any Committed Currency (as the applicable Borrower may elect), to any Borrower, at any time and from time to time on and after the Effective Date and until the Termination Date.

     (b) Subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Alternate Currency Addendum, each Alternate Currency Lender that is party to an Alternate Currency Addendum agrees, severally and not jointly, to make Alternate Currency Loans under such Alternate Currency Addendum to the Borrowers, at any time and from time to time on and after the later of the Effective Date and the execution of such Alternate Currency Addendum and until the earlier of the Termination Date or the termination of such Alternate Currency Lender's commitment under such Alternate Currency Addendum.

     (c) Notwithstanding anything to the contrary contained in this Agreement, in no event may any Borrowing be made under this Article II if, after giving effect thereto (and to any concurrent repayment or prepayment of Loans), (i) the sum of the aggregate Base Credit Exposures and the aggregate Competitive Loan Exposures would exceed the Total Commitment then in effect, (ii) the Base Credit Exposure of any Lender would exceed such Lender's Commitment, (iii) the sum of the aggregate Committed Currency Credit Exposures and the aggregate Dollar Equivalent of the Alternate Currency Loans outstanding would exceed the Foreign Currency Maximum Amount, (iv) the Dollar Equivalent of the aggregate Alternate Currency Loans outstanding under any Alternate Currency Addendum would exceed the applicable Alternate Currency Facility Maximum Borrowing Amount, or (v) the Dollar Equivalent of the aggregate Alternate Currency Loans of any Lender outstanding under any Alternate Currency Addendum would exceed the applicable Alternate Currency Lender Maximum Borrowing Amount.

     (d) Within the foregoing limits, the Borrowers may borrow, pay or prepay and reborrow Ratable Loans and Alternate Currency Loans hereunder, on and after the Effective Date and prior to the Termination Date, subject to the terms, conditions and limitations set forth herein.

     2.02. Loans. (a) Each Ratable Loan shall be made as part of a Borrowing consisting of Ratable Loans denominated in the same currency made by the Lenders ratably in accordance with their Available Commitments at the time of such Borrowing; provided, however, that the failure of any Lender to make any Ratable Loan shall not relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Each Alternate Currency Loan shall be made as part of a Borrowing consisting of Alternate Currency Loans denominated in the same Alternate Currency and made by the applicable Alternate Currency Lenders ratably in accordance with the applicable Alternate Currency Lender Maximum Borrowing Amounts; provided, however, that the failure of any Alternate Currency Lender to make any Alternate Currency Loan shall not relieve any other Alternate Currency Lender of its obligation to lend hereunder (it being understood, however, that no Alternate Currency Lender shall be responsible for the failure of any other Alternate Currency Lender to make any Alternate Currency Loan required to be made by such other Alternate Currency Lender). Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.03. The Loans comprising any Borrowing shall be (i) in the case of Competitive Loans, in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $10,000,000, (ii) in the case of Ratable Dollar Loans, in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000 (or an aggregate principal amount equal to the remaining balance of the Available Commitments), (iii) in the case of Ratable Committed Currency Loans, in an aggregate principal amount the Dollar Equivalent of which is an integral multiple of $500,000 and is not less than $1,000,000 and (iv) in the case of Alternate Currency Loans, in an aggregate principal amount that complies with the requirements set forth in the applicable Alternate Currency Addendum. All Competitive Loans shall be made in Dollars.

     (b) Each Competitive Borrowing shall be comprised entirely of Eurodollar Competitive Loans or Fixed Rate Loans; each Ratable Dollar Borrowing shall be comprised entirely of Eurocurrency Ratable Loans or ABR Loans; and each Ratable Committed Currency Borrowing shall be comprised entirely of Eurocurrency Ratable Loans, as the applicable Borrower may request pursuant to Section 2.03 or 2.04, as applicable. Each Lender may at its option make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, however, that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that no Borrower shall be entitled to request any Borrowing which, if made, would result in an aggregate of more than 15 separate Eurocurrency Ratable Loans and Competitive Loans of any Lender being outstanding at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

     (c) Subject to Section 2.05 and to (i) in the case of any Ratable Committed Currency Loan, any applicable alternative procedures set forth in
Schedule II or (ii) in the case of any Alternate Currency Loan, any alternative procedures set forth in the applicable Alternate Currency Addendum, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 12:00 noon, New York City time, and the Administrative Agent shall credit the amounts so received on such date to the account or accounts specified from time to time in one or more notices delivered by Anixter to the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. Competitive Loans shall be made by the Lender or Lenders whose Competitive Bids therefor are accepted pursuant to Section 2.03 in the amounts so accepted. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c), and the Administrative Agent may, in reliance upon such assumption, make a corresponding amount available to the applicable Borrower on such date. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at
(i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

     (d) Each Competitive Loan shall be a Eurodollar Competitive Loan or a Fixed Rate Loan. Each Ratable Dollar Loan shall be a Eurocurrency Ratable Loan or an ABR Loan. Each Ratable Committed Currency Loan shall be a Eurocurrency Ratable Loan. Each Alternate Currency Loan shall be a Eurocurrency Alternate Currency Loan or shall bear interest at a rate specified in the applicable Alternate Currency Addendum.

     2.03. Competitive Loans; Competitive Bid Procedure. (a) Subject to the terms and conditions of this Agreement, Anixter may request Competitive Loans from time to time on any Business Day from the Effective Date to the Termination Date. Within the limits and on the conditions hereinafter set forth with respect to Competitive Loans, Anixter may borrow, repay and reborrow Competitive Loans. In order to request Competitive Bids, Anixter shall hand deliver or telecopy to the Administrative Agent a duly completed Competitive Bid Request in the form of Exhibit G hereto, to be received by the Administrative Agent (i) in the case of a Eurodollar Competitive Borrowing, not later than 10:00 a.m., New York City time, four Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before a proposed Competitive Borrowing. No ABR Loan shall be requested in, or made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the format of Exhibit G may be rejected in the Administrative Agent's sole discretion, and the Administrative Agent shall promptly notify the Borrower of such rejection by telecopy. Each Competitive Bid Request shall refer to this Agreement and specify (x) whether the Borrowing then being requested is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing, (y) the date of such Borrowing (which shall be a Business Day) and the aggregate principal amount thereof, which shall be in a minimum principal amount of $10,000,000 and in an integral multiple of $1,000,000, and (z) the duration of the Interest Period with respect thereto (which may not end after the Termination Date). Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall telecopy to each Lender a Notice of Competitive Bid Request inviting the Lender to bid, on the terms and conditions of this Agreement, to make Competitive Loans.

     (b) Each Lender invited to bid may, in its sole discretion, make one or more Competitive Bids responsive to Anixter's Competitive Bid Request. Each Competitive Bid by a Lender must be received by the Administrative Agent by telecopy, in the form of Exhibit K hereto, (i) in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing. Multiple bids will be accepted by the Administrative Agent. Competitive Bids that do not conform substantially to the format of Exhibit K may be rejected by the Administrative Agent, and the Administrative Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (x) the principal amount (which shall be in a minimum principal amount of $10,000,000 and in an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested) of the Competitive Loan or Loans that the Lender is willing to make, (y) the Competitive Bid Rate or Rates at which the Lender is prepared to make the Competitive Loan or Loans and (z) the Interest Period and the last day thereof. If any Lender invited to bid shall elect not to make a Competitive Bid, such Lender shall so notify the Administrative Agent by telecopy (I) in the case of Eurodollar Competitive Loans, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (II) in the case of Fixed Rate Loans, not later than 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing; provided, however, that failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Loan as part of such Competitive Borrowing. A Competitive Bid submitted by a Lender pursuant to this paragraph
(b) shall be irrevocable.

     (c) The Administrative Agent shall promptly notify Anixter, by telecopy, of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made, and the identity of the Lender that made each bid. The Administrative Agent shall send a copy of all Competitive Bids to Anixter for its records as soon as practicable after completion of the bidding process set forth in this Section 2.03.

     (d) Anixter may in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid referred to in paragraph (c) above. Anixter shall notify the Administrative Agent by telephone, confirmed by telecopy in the form of a Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject any of or all the bids referred to in paragraph (c) above not more than one hour after it shall have been notified of such bids by the Administrative Agent pursuant to such paragraph (c); provided, however, that (i) the failure of Anixter to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (c) above, (ii) Anixter shall not accept a bid made at a particular Competitive Bid Rate if it has decided to reject a bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by Anixter shall not exceed the principal amount specified in the Competitive Bid Request, (iv) if Anixter shall accept a bid or bids made at a particular Competitive Bid Rate but the amount of such bid or bids shall cause the total amount of bids to be accepted to exceed the amount specified in the Competitive Bid Request, then Anixter shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance, in the case of multiple bids at such Competitive Bid Rate, subject to a minimum principal amount of $5,000,000 per Competitive Bid, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate, and (v) except pursuant to clause (iv) above, no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $10,000,000 and an integral multiple of $1,000,000; provided further, however, that if a Competitive Loan must be in an amount less than $10,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for an integral multiple of $1,000,000, and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner which shall be in the discretion of Anixter. A notice given pursuant to this paragraph (d) shall be irrevocable.

     (e) The Administrative Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopy, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted.

     (f) No Competitive Borrowing shall be requested or made hereunder if after giving effect thereto any of the conditions set forth in paragraph (c) of
Section 2.01 would not be met.

     (g) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such bid directly to Anixter one quarter of an hour earlier than the latest time at which the other Lenders are required to submit their bids to the Administrative Agent pursuant to paragraph
(b) above.

     2.04. Ratable and Alternate Currency Borrowing Procedure. (a) In order to request a Ratable Borrowing, a Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Notice of Borrowing in the form of
Exhibit I (i) in the case of a Eurocurrency Ratable Borrowing, not later than 10:30 a.m., New York City time, three Business Days before such Borrowing, and
(ii) in the case of an ABR Ratable Borrowing, not later than 10:30 a.m., New York City time, on the day of such Borrowing. No Fixed Rate Loan shall be requested or made pursuant to a Notice of Borrowing. Such notice shall be irrevocable and shall in each case specify (A) the Borrower requesting such Ratable Borrowing, (B) whether the Borrowing then being requested is to be a Ratable Dollar Borrowing or a Ratable Committed Currency Borrowing and, if such Ratable Borrowing is to be a Ratable Committed Currency Borrowing, the Committed Currency in which such Borrowing shall be denominated, (C) if such Borrowing is to be a Ratable Dollar Borrowing, whether the Borrowing then being requested is to be a Eurocurrency Ratable Borrowing or an ABR Ratable Borrowing; (D) the date of such Ratable Borrowing (which shall be a Business
Day) and the amount thereof; and (E) if such Borrowing is to be a Eurocurrency Ratable Borrowing, the duration of the Interest Period with respect thereto.
If no election as to the Type of Ratable Borrowing is specified in any such notice with respect to a Ratable Dollar Borrowing, then the requested Ratable Borrowing shall be an ABR Ratable Borrowing. If no Interest Period with respect to any Eurocurrency Ratable Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. If no Committed Currency with respect to any Eurocurrency Ratable Borrowing is specified in such notice, then the Borrower shall be deemed to have elected to have such Ratable Borrowing be denominated in Dollars. Notwithstanding any other provision of this Agreement to the contrary, no Ratable Borrowing shall be requested if the Interest Period with respect thereto would end after the Termination Date. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section
2.04 and of each Lender's portion of the requested Borrowing.

     (b) In order to request an Alternate Currency Borrowing, a Borrower shall give the notice required under the applicable Alternate Currency Addendum and shall simultaneously deliver a copy of such notice to the Administrative Agent.

     2.05. Conversion and Continuation of Ratable Loans. A Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (i) not later than 12:00 noon, New York City time, at least one Business Day in advance of the conversion, to convert all or any part of any Eurocurrency Ratable Borrowing denominated in Dollars into an ABR Ratable Borrowing, and (ii) not later than 12:00 noon, New York City time, at least three Business Days prior to conversion or continuation, to convert any ABR Ratable Borrowing into a Eurocurrency Ratable Borrowing denominated in Dollars or to continue any Eurocurrency Ratable Borrowing as a Eurocurrency Ratable Borrowing denominated in the same currency for an additional Interest Period, subject in each case to the following:

     (a) if less than all the outstanding principal amount of any Ratable Borrowing shall be converted or continued, the aggregate principal amount of the Ratable Borrowing being converted or continued shall be an integral multiple of $500,000 and not less than $1,000,000;

     (b) accrued interest on a Ratable Borrowing (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

     (c) if any Eurocurrency Ratable Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.15;

     (d) any portion of a Ratable Borrowing maturing or required to be repaid in less than one month may not, without the consent of the Administrative Agent, be converted into or continued as a Eurocurrency Ratable Borrowing and shall, unless clause (e) applies to such Borrowing, be repaid at the end of the Interest Period applicable thereto;

     (e) any portion of a Eurocurrency Ratable Borrowing which is a Ratable Dollar Borrowing and which cannot be continued as a Eurocurrency Ratable Borrowing by reason of clause (d) above shall, if not repaid at the end of the applicable Interest Period, be automatically converted at the end of the Interest Period in effect for such Eurocurrency Ratable Borrowing into an ABR Ratable Borrowing;

     (f) no Interest Period may be selected for any Eurocurrency Ratable Borrowing that would end later than the Termination Date; and

     (g) no Ratable Borrowing may be continued as, or be converted into, a Eurocurrency Ratable Borrowing if any Potential Event of Default or Event of Default exists or if such continuation or conversion would otherwise be prohibited by the terms of this Agreement.

     Each notice pursuant to this Section 2.05 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Ratable Borrowing to be converted or continued, (ii) whether such Ratable Borrowing is to be converted to or continued as a Eurocurrency Ratable Borrowing or an ABR Ratable Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Ratable Borrowing is to be converted to or continued as a Eurocurrency Ratable Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurocurrency Ratable Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration. If no notice shall have been given in accordance with this Section 2.05 to convert or continue any Ratable Dollar Borrowing, such Ratable Dollar Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Ratable Borrowing. If no notice shall have been given in accordance with this
Section 2.05 to continue any Ratable Committed Currency Borrowing, such Ratable Committed Currency Borrowing shall, at the end of the Interest Period applicable thereto, become due and payable.

     2.06. Fees. (a) The Borrowers jointly and severally agree to pay to each Lender, through the Administrative Agent, on each March 31, June 30, September 30 and December 31 (with the first payment being due on September 30, 1996) until the Obligations have been repaid in full, a facility fee (a "Facility Fee"), at a rate per annum equal to the Facility Fee Percentage from time to time in effect on (i) so long as such Lender's Commitment is in effect, the amount of the average daily Commitment of such Lender, whether used or unused, during the preceding quarter (or other period ending with the Termination Date and (ii) after such Lender's Commitment has terminated, the average daily Dollar Equivalent of the sum of such Lender's Base Credit Exposure and Competitive Loan Exposure. All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 365/366 days. The Facility Fee due to each Lender shall be payable in arrears and shall commence to accrue on the date hereof, and shall cease to accrue on the later of the Termination Date and the repayment in full of the Obligations.

     (b) Anixter agrees to pay to the Administrative Agent, for its own account, the agency, auction and other fees separately agreed to by Anixter and the Administrative Agent.

     (c) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances other than to correct errors in payment.

     2.07. Repayment of Loans; Evidence of Debt. (a) Each of the Borrowers agrees that the outstanding principal balance of each Ratable Loan or Alternate Currency Loan shall be payable on the Termination Date (unless, in the case of an Alternate Currency Loan, an earlier date is specified in the Alternate Currency Addendum under which such Alternate Currency Loan was made) and that the outstanding principal balance of each Competitive Loan shall be payable on the last day of the Interest Period applicable thereto.

     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

     (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the currency of each Loan, the Borrower of each Loan, the Type of each Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender's share thereof.

     (d) The entries made in the accounts maintained pursuant to paragraph (b) and (c) of this Section 2.07 shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

     (e) Each Borrower shall execute and deliver to each Lender (or to the Administrative Agent on behalf of each Lender) on or before the Effective Date a substitute promissory note substantially in the form of Exhibit L to evidence the aggregate amount of that Lender's Loans and with other appropriate insertions. The Note delivered to each Lender shall be dated the date hereof and shall be stated to mature on the Termination Date. Each Lender is hereby authorized to, and prior to any transfer of the Notes issued to it each Lender shall, endorse the date and amount of each Loan made by such Lender and each payment or prepayment of principal of the Loans evidenced thereby on the schedule annexed to and constituting a part of such Note, which endorsement shall constitute prima facie evidence, absent manifest error, of the accuracy of the information so endorsed, provided that failure by any such Lender to make such endorsement shall not affect the obligations of the Borrower hereunder or under such Note. In lieu of endorsing such schedule as hereinabove provided, prior to any transfer of such Note, each Lender is hereby authorized, at its option, to record such Loans and such payments or prepayments in its books and records, such books and records constituting prima facie evidence, absent manifest error, of the accuracy of the information contained therein; provided, however, that if the Register differs from the information endorsed by a Lender on such Lender's Note, the Register, absent manifest error, shall govern.

     2.08. Interest on Loans. (a) Subject to the provisions of Section 2.09, the Loans comprising each Eurocurrency Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to (i) in the case of each Eurocurrency Ratable Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin from time to time in effect, (ii) in the case of each Eurodollar Competitive Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus) the Margin offered by the Lender making such Loan and accepted by the applicable Borrower pursuant to Section 2.03, (iii) in the case of each Eurocurrency Alternate Currency Loan, the LIBO Rate for the Interest Period in effect for such Loan plus any spread specified in or pursuant to the applicable Alternate Currency Addendum, and (iv) in the case of each Alternate Currency Loan that is not a Eurocurrency Alternate Currency Loan, the rate specified in the applicable Alternate Currency Addendum.

     (b) Subject to the provisions of Section 2.09, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, for periods during which the Alternate Base Rate is determined by reference to the Prime Rate and 360 days for other periods) at a rate per annum equal to the Alternate Base Rate.

     (c) Subject to the provisions of Section 2.09, each Fixed Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the fixed rate of interest (a "Fixed Rate") offered by the Lender making such Loan and accepted by the applicable Borrower pursuant to Section 2.03.

     (d) Interest on each Loan shall be payable on each Interest Payment Date applicable to such Loan except as otherwise provided in this Agreement or in an applicable Alternate Currency Addendum. The applicable LIBO Rate or Alternate Base Rate for each Interest Period or day within an Interest Period, as the case may be, shall be presumed correct in the absence of facts indicating that such determination is erroneous (it being understood that the Borrower shall not have access to the internal records of the Administrative Agent for the purpose of confirming such determination).

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




     2.09.  Default Interest.    Notwithstanding the rates of interest
specified in Section 2.08(a)-(c) and the payment dates specified in Section 2.08(d), (i) from and after the occurrence of a payment default constituting an Event of Default under Section 10.01(a), until the past-due amount is paid, such amount not paid when due shall bear interest payable upon demand at a rate per annum equal to the sum of (A) two percent (2.0%) and (B) the Alternate Base Rate in effect from time to time (or, in the case of an Alternate Currency Loan, such other rate as may be specified in the applicable Alternate Currency Addendum) (the "Default Rate"), and (ii) (x) from and after the occurrence of any Event of Default described in Sections 10.01(f) or 10.01(g) and (y) from and after the occurrence of any other Event of Default set forth in a notice from the Administrative Agent or Requisite Lenders to such Borrower, and for so long thereafter as such Event of Default is continuing, the principal balance of all Loans and other Agreement Obligations then outstanding (including, without limitation, all amounts due and payable pursuant to Section 10.02(a)) and, to the extent permitted by applicable law, any interest payments on the Loans not paid when due, shall bear interest payable upon demand at the Default Rate.

     2.10. Deposits Unavailable or Interest Rate Unascertainable or Inadequate; Impracticability. If, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing or Foreign Currency Borrowing the Administrative Agent shall have determined (i) that deposits in the applicable currency in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market or any other market in which the Lenders shall be funding such Loans, (ii) that the rates at which such deposits in the applicable currency are being offered will not adequately and fairly reflect the cost to the Requisite Lenders (or, in the case of Alternate Currency Loans, Alternate Currency Lenders having Alternate Currency Lender Maximum Borrowing Amounts representing at least 51% of the Alternate Currency Facility Maximum Borrowing Amount at such time under the applicable Alternate Currency Addendum (in each case determined without regard for any adjustments thereto pursuant to Section 2.23)) of making or maintaining their Eurocurrency Loans or Foreign Currency Loans during such Interest Period or (iii) that reasonable means do not exist for ascertaining the LIBO Rate or any other rate to be used in determining the interest rate applicable to any Alternate Currency Loans, the Administrative Agent shall, as soon as practicable thereafter, give telecopy notice of such determination to Anixter and the Lenders or the applicable Alternate Currency Lenders. In the event of any such determination, until the Administrative Agent shall have advised Anixter and the Lenders or the applicable Alternate Currency Lenders that the circumstances giving rise to such notice no longer exist, any request by a Borrower for a Eurocurrency Borrowing pursuant to Section 2.03 or for a Borrowing denominated in the applicable Alternate Currency shall be of no force and effect and shall be denied by the Administrative Agent, and any request by a Borrower for a Eurocurrency Ratable Borrowing denominated in Dollars pursuant to Section 2.04 shall be deemed to be a request for an ABR Ratable Borrowing. Each determination by the Administrative Agent hereunder shall be presumed correct in the absence of facts indicating that such determination is erroneous (it being understood that the Borrower shall not have access to the internal records of the Administrative Agent for the purpose of confirming such determination).

     2.11. Termination and Reduction of Commitments. (a) The Commitments shall terminate automatically and permanently on the Termination Date.

     (b) Upon at least five Business Days' prior irrevocable telecopy notice to the Administrative Agent, Anixter may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided, however, that (i) each partial reduction of the Total Commitment shall be in an integral multiple of $5,000,000 and in a minimum principal amount of $5,000,000 and (ii) no such termination or reduction shall be made
(A) which would reduce the Total Commitment to an amount less than the sum of the aggregate Base Credit Exposures and the aggregate Competitive Loan Exposures, (B) which would reduce any Lender's Commitment to an amount that is less than the sum of such Lender's Base Credit Exposure, or (C) which would reduce any Lender's Commitment to an amount that is less than the aggregate of all the Alternate Currency Lender Maximum Borrowing Amounts of such Lender.

     (c) Each reduction in the Total Commitment hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. Anixter shall pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction of the Total Commitment, the Facility Fees on the amount of the Commitments so terminated accrued through the date of such termination or reduction.

     2.12. Prepayment. (a) The Borrowers shall have the right at any time and from time to time to prepay any Ratable Borrowing and, unless otherwise specified in the applicable Alternate Currency Addendum, any Alternate Currency Borrowing or, upon the expiration of the applicable Interest Period, to prepay any Eurocurrency Loan, in whole or in part, upon giving telecopy notice (or telephone notice promptly confirmed by telecopy) to the Administrative Agent:
(i) before 10:00 a.m., New York City time, three Business Days prior to prepayment, in the case of a Eurocurrency Ratable Borrowing, (ii) before 10:00 a.m., New York City time, on the Business Day of prepayment, in the case of an ABR Borrowing and (iii) in the case of an Alternate Currency Borrowing, by such time as shall be specified in the applicable Alternate Currency Addendum; provided, however, that (i) each partial prepayment of any Ratable Dollar Borrowing shall be in an amount which is an integral multiple of $500,000 and not less than $1,000,000, (ii) each partial prepayment of any Ratable Committed Currency Borrowing shall be in a Dollar Equivalent which is an integral multiple of $500,000 and not less than $1,000,000 and (iii) each partial prepayment of any Alternate Currency Borrowing shall be in an amount which is an integral multiple of $500,000 and not less than $1,000,000, unless otherwise specified in the applicable Alternate Currency Addendum. No prepayment may be made in respect of any Competitive Borrowing.

     (b) On the date of any termination or reduction of the Commitments pursuant to Section 2.11, the Borrowers shall pay or prepay so much of the Ratable Borrowings as shall be necessary so that the sum of the aggregate Base Credit Exposures and the aggregate Competitive Loan Exposures will not exceed the Total Commitment, after giving effect to such termination or reduction.

     (c) If, on the last day of any Interest Period for any Borrowing, the sum of the aggregate Base Credit Exposures and the aggregate Competitive Loan Exposures exceeds the Total Commitment, the applicable Borrower shall, on such day, prepay such Borrowing in an amount equal to the lesser of (i) such excess and (ii) the amount of such Borrowing.

     (d) If, on the last day of any Interest Period for any Borrowing that includes a Loan of a particular Lender, the Base Credit Exposure of such Lender exceeds such Lender's Commitment, the applicable Borrower shall, on such day, prepay such Borrowing in an amount equal to the lesser of (i) the amount necessary to eliminate such excess and (ii) the amount of such Borrowing.

     (e) Each notice of prepayment given pursuant to paragraph (a) above shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the applicable Borrower to prepay such Borrowing (or portion thereof) in the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to Section 2.15 but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

        2.13. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein, except as provided in Section
2.19, if any Change in Law shall result in the imposition, modification or applicability of any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender, or shall result in the imposition on any Lender or the London interbank market or any other market in which the funding operations of any Lender shall be conducted of any other condition affecting this Agreement, such Lender's Commitment or any Eurocurrency Loan, Fixed Rate Loan or Alternate Currency Loan made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan, Fixed Rate Loan or Alternate Currency Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrowers agree jointly and severally to pay such additional amount or amounts as will compensate such Lender for such additional costs or reduction. Notwithstanding the foregoing, no Lender shall be entitled to request compensation under this paragraph with respect to any Competitive Loan if the Change in Law giving rise to such request was known by such Lender to be applicable to it at the time of submission of the Competitive Bid pursuant to which such Competitive Loan was made.

     (b) If any Lender shall have determined that a Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, such Lender's Commitment or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then the Borrowers agree jointly and severally to pay to such Lender from time to time such additional amount or amounts as will compensate such Lender for such reduction.

     (c) A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) above, as the case may be, and setting forth and explaining in reasonable detail the manner in which such amount or amounts shall have been determined, shall be delivered to Anixter with a copy to the Administrative Agent and shall be conclusive absent manifest error. The Borrowers shall pay each Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

     (d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender's right to demand such compensation with respect to such period or any other period, except that no Lender shall be entitled to any compensation under this Section
2.13 for any costs incurred or reduction suffered with respect to any date unless such Lender shall have notified Anixter that it will demand compensation for such costs or reductions under paragraph (c) above not more than 90 days after the later of (i) such date and (ii) the date on which such Lender shall have become aware of such costs or reductions. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of any law, rule, regulation or guideline or any Change in Law.

     2.14. Change in Legality. (a) Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for any Lender or its Applicable Lending Office to make or maintain any Eurocurrency Loan or Foreign Currency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan or Foreign Currency Loan or shall limit the convertibility of any Eligible Currency into Dollars (or make such conversion commercially impracticable), then, by written notice to Anixter and to the Administrative Agent, such Lender may:

     (i) declare that Eurocurrency Loans or Foreign Currency Loans in any affected currency will not thereafter be made by such Lender hereunder, whereupon (A) if Eurocurrency Loans denominated in Dollars shall be affected, such Lender shall not submit a Competitive Bid in response to a request for Eurodollar Competitive Loans, and (B) any request by any Borrower for Eurocurrency Loans or Foreign Currency Loans in an affected currency shall, as to such Lender only, (x) in the case of a request for Eurocurrency Loans denominated in Dollars, be deemed a request for an ABR Loan in Dollars and (y) in any other case, be of no force or effect; unless, in each case, such declaration shall be subsequently withdrawn; and

     (ii) promptly upon becoming aware of a prospective Change in Law enter into negotiations with Anixter and negotiate in good faith to agree to a solution to such illegality, limitation or impracticability; provided, however, that if such an agreement has not been reached by the date at which such Change in Law makes unlawful the outstanding Eurocurrency Loans or Foreign Currency Loans of such Lender, such affected Loans shall immediately be prepaid by such Borrower or, if denominated in Dollars, shall be converted to ABR Loans.

     (b) In the event that a Lender determines at any time following its giving of a notice referred to in Section 2.14(a) that such Lender may lawfully make Eurocurrency Loans, such Lender shall promptly notify (by teletransmission or by telephone promptly confirmed in writing) the applicable Borrower and the Administrative Agent of that determination, whereupon such Borrower's right to request of the Lenders and the Lenders' obligation to make Eurocurrency Loans shall be restored. The Administrative Agent shall promptly forward any such notice it receives to the Lenders.

     (c) For purposes of this Section 2.14, a notice by any Lender shall be effective as to each Eurocurrency Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurocurrency Loan; in all other cases such notice shall be effective on the date of receipt.

     2.15. Indemnity. The Borrowers agree, jointly and severally, to indemnify each Lender against any loss or expense which such Lender may sustain or incur as a consequence of (a) any failure by any Borrower to borrow or to refinance, convert or continue any Loan hereunder after irrevocable notice of such borrowing, refinancing, conversion or continuation has been given pursuant to Section 2.03, 2.04 or 2.05, (b) any payment, prepayment or conversion of a Loan to any Borrower required by any other provision of this Agreement or otherwise made or deemed made, or any purchase required pursuant to the provisions of Section 2.20(b), on a date other than the last day of the Interest Period, if any, applicable thereto, or (c) any default by any Borrower in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise), including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof excluding lost profits. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, refinanced or not borrowed (which in the case of a Eurocurrency Loan will be assumed to be the LIBO Rate applicable thereto) for the period from the date of such payment, prepayment, refinancing or failure to borrow or refinance to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow or refinance, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed or refinanced for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined shall be delivered to such Borrower with a copy to the Administrative Agent and shall be conclusive absent manifest error. The Borrowers shall pay each Lender the amount shown as due on any such certificate delivered by it within ten (10) Business Days after the Borrowers' receipt of the same

     2.16. Pro Rata Treatment. (a) So long as no Event of Default has occurred and is continuing:

          (i) Each payment of the Facility Fees and each reduction of the Commitments shall be allocated pro rata among the Lenders in accordance with their respective Commitments or, if the Commitments have been terminated, in accordance with Section 2.06(a)(ii);

          (ii) Except as required under Section 2.14, each payment or prepayment of principal of any Ratable Borrowing and each refinancing or conversion of any Ratable Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Ratable Loans comprising such Borrowing;

          (iii) Each payment of interest on any Ratable Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Ratable Loans comprising such Borrowing;

          (iv) Except as required under Section 2.14, each payment or prepayment of principal of any Alternate Currency Borrowing and each refinancing or conversion of any Alternate Currency Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Alternate Currency Loans comprising such Borrowing;

          (v) Each payment of interest on any Alternate Currency Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Alternate Currency Loans comprising such Borrowing;

          (vi) Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing; and

     (vii) Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing.

Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole Dollar amount.

     (b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent shall apply all payments and prepayments in respect of the Obligations in the following order:

     (i) first, to pay interest on and then principal of any portion of the Loans which the Administrative Agent may have advanced on behalf of any other Lender or any Borrower and for which the Administrative Agent has not then been reimbursed by such Lender or such Borrower;

     (ii) second, to pay Obligations in respect of any costs, expenses or reimbursements then due to the Administrative Agent;

     (iii) third, to pay Obligations in respect of any costs, expenses or reimbursements then due to the Lenders and the Issuing Banks, ratably in accordance with the amount of such Obligations owed to each Lender and each Issuing Bank;

     (iv) fourth, ratably to pay (A) the Facility Fee, (B) interest due in respect of the Loans and (C) interest and letter of credit fees due in respect of Letter of Credit Obligations;

     (v) fifth, ratably to the payment or prepayment of principal outstanding on all Loans and Letter of Credit Obligations (all amounts applied to Letter of Credit Obligations other than Reimbursement Obligations to be held as cash collateral in accordance with the terms of this Agreement); and

     (vi)  sixth, to the ratable payment of all other Obligations, if any.

Amounts applied pursuant to clauses (iii), (iv), (v) and (vi) above shall be allocated among the Lenders ratably in proportion to the aggregate amount of Loans and Letter of Credit Obligations held by each Lender. The order of priority set forth in this Section 2.16(b) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent, the Lenders and the Issuing Banks as among themselves. The order of priority set forth in this Section 2.16(b) may not be changed without the prior written consent of each Lender, but with the consent of the Lenders may be changed at any time and from time to time be changed without necessity of notice to or consent of or approval by Anixter or any other Person.

     2.17. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Ratable Loans comprising part of a Ratable Borrowing shall be proportionately less than the unpaid principal portion of any other Lender's Ratable Loans for that Borrowing, or the unpaid principal portion of its Competitive Loan comprising part of a Competitive Borrowing shall be proportionately less than the unpaid principal portion of any other Lender's Competitive Loan comprising part of such Competitive Borrowing, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the applicable Loans of such other Lender, so that the aggregate unpaid principal amount of the applicable Loans and participations in the applicable Loans held by each Lender relating to a particular Ratable Borrowing or Competitive Borrowing shall be in the same proportion to the aggregate unpaid principal amount of all applicable Loans relating to such Borrowing then outstanding as the principal amount of its applicable Loans relating to such Borrowing prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all such outstanding Loans relating to such Borrowing prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section
2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing to such Lender by reason thereof as fully as if such Lender had made a Loan in the amount of such participation. The sharing of payments resulting from any Alternate Currency Lender's exercise of any banker's lien, setoff or counterclaim shall be as set forth in the applicable Alternate Currency Addendum.

     2.18. Payments. (a) Except as otherwise set forth in Schedule II with respect to Ratable Committed Currency Loans or in any Alternate Currency Addendum with respect to Alternate Currency Loans made thereunder, each Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder not later than 12:00 noon, New York City time, at the place and on the date due in Dollars or the applicable Eligible Currency, as the case may be, in immediately available funds to the Administrative Agent for the account of the Administrative Agent, the Lenders or the Issuing Banks, as the case may be. All principal and interest with respect to a Loan made in an Eligible Currency shall be repaid in such Eligible Currency.

     (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall, in such case, be included in the computation of interest or Fees, if applicable.

     2.19. Taxes. (a) Any and all payments by the Borrowers and Guarantors hereunder shall be made, in accordance with Section 2.18, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender, each Issuing Bank and the Administrative Agent, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender's, Issuing Bank's or Administrative Agent's, as the case may be, income by the United States of America or any

Governmental Authority of the jurisdiction under the laws of which such Lender, Issuing Bank or Administrative Agent, as the case may be, is organized or maintains an Applicable Lending Office (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Administrative Agent, an Issuing Bank or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Commitments, the Loans or the Letters of Credit being hereinafter referred to as "Taxes"). If any Borrower or Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender, Issuing Bank or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.19) such Lender, Issuing Bank or Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or Guarantor shall make such deductions, and (iii) such Borrower or Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (b) In addition, each Borrower and each Guarantor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, from the issuance of Letters of Credit hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Commitments, the Loans or the Letters of Credit (hereinafter referred to as "Other Taxes").

     (c) Each Borrower and each Guarantor will indemnify each Lender, each Issuing Bank and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.19) paid by such Lender, Issuing Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date such Lender, Issuing Bank or the Administrative Agent (as the case may be) makes written demand therefor. A certificate as to any additional amount payable to any Lender, any Issuing Bank or the Administrative Agent under this Section 2.19 submitted to such Borrower or Guarantor and the Administrative Agent (if a Lender or Issuing Bank is so submitting) by such Lender, Issuing Bank or the Administrative Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, each Borrower and each Guarantor shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender, Issuing Bank and the Administrative Agent such certificates, receipts and other documents as may be required (in the judgment of such Lender, Issuing Bank or the Administrative Agent) to establish any tax credit to which such Lender, Issuing Bank or the Administrative Agent may be entitled. If a Lender or the Administrative Agent shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes as to which it has been indemnified by any Borrower or any Guarantor pursuant to this
Section 2.19, it shall promptly notify Anixter of the availability of such refund and shall, within 30 days after receipt of a request by Anixter, apply for such refund at Anixter's expense. If any Lender or the Administrative Agent receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or any Guarantor pursuant to this Section 2.19, it shall promptly notify Anixter of such refund and shall, within 30 days after receipt of a request by Anixter (or promptly upon receipt, if Anixter has requested application for such refund pursuant hereto), repay such refund to the applicable Borrower or Guarantor (to the extent of amounts that have been paid by such Borrower or Guarantor under this Section 2.19 with respect to such refund), net of all out-of-pocket expenses of such Lender and without interest (except to the extent such refund includes any interest); provided that the applicable Borrower or Guarantor, upon the request of such Lender or the Administrative Agent, agrees to return such refund (plus penalties, interest or other charges) to such Lender or the Administrative Agent if such Lender or the Administrative Agent is required to repay such refund. Nothing contained in this paragraph (c) shall require any Lender or the Administrative Agent to make available any of its tax returns (or any other information relating to its taxes which it deems to be confidential).

     (d) Within thirty (30) days after the date of any payment of Taxes or Other Taxes by a Borrower or a Guarantor, such Borrower or Guarantor will furnish to the Administrative Agent, at its address referred to in Section 13.10, the original or a certified copy of a receipt evidencing payment thereof.

     (e) Without prejudice to the survival of any other agreement of the Borrowers and Guarantors hereunder, the agreements and obligations of the Borrowers and Guarantors contained in this Section 2.19 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

     (f) Without limiting the obligations of the Borrowers and Guarantors under this Section 2.19, each Lender that is not created or organized under the laws of the United States of America or a political subdivision thereof shall deliver to each Borrower, each Guarantor and the Administrative Agent on or before the initial Funding Date, or, if later, the date on which such Lender becomes a Lender pursuant to Section 13.02 hereof, a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender, in a form satisfactory to Anixter and the Administrative Agent, to the effect that such Lender is capable under the provisions of an applicable tax treaty concluded by the United States of America (in which case the certificate shall be accompanied by two executed copies of Form 1001 of the IRS) or under Section 1442 of the IRC (in which case the certificate shall be accompanied by two copies of Form 4224 of the IRS) of receiving payments of interest hereunder without deduction or withholding of United States federal income tax. Each such Lender further agrees to deliver to the Borrowers, the Guarantors and the Administrative Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender substantially in a form satisfactory to Anixter and the Administrative Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrowers and the Administrative Agent pursuant to this Section 2.19(f). Further, each Lender which delivers a certificate accompanied by Form 1001 of the IRS covenants and agrees to deliver to the Borrowers, the Guarantors and the Administrative Agent within fifteen
(15) days prior to January 1, 1997, and every third (3rd) anniversary of such date thereafter, on which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of Form 1001 (or any successor form or forms required under the IRC or the applicable regulations promulgated thereunder), and each Lender that delivers a certificate accompanied by Form 4224 of the IRS covenants and agrees to deliver to the Borrowers, the Guarantors and the Administrative Agent within fifteen
(15) days prior to the beginning of each subsequent taxable year of such Lender during which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of IRS Form 4224 (or any successor form or forms required under the IRC or the applicable regulations promulgated thereunder). Each such certificate shall certify as to one of the following:

          (i) that such Lender is capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax;

          (ii) that such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein but is capable of recovering the full amount of any such deduction or withholding from a source other than the Borrowers and the Guarantors and will not seek any such recovery from the Borrowers or the Guarantors; or

          (iii) that, as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority after the date such Lender became a party hereto, such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein and that it is not capable of recovering the full amount of the same from a source other than the Borrowers and the Guarantors.

     Each Lender shall promptly furnish to the Borrowers, the Guarantors and the Administrative Agent such additional documents as may be reasonably required by the Borrowers or the Administrative Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Lender.

     2.20. Duty to Mitigate; Assignment of Commitments Under Certain Circumstances. (a) Any Lender claiming any additional amounts payable pursuant to Section 2.13 or 2.19, or exercising its rights under Section 2.14, shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by Anixter or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

     (b) If (i) any Lender shall have delivered a notice or certificate pursuant to Section 2.13 or 2.14, (ii) any Borrower shall be required to make additional payments to any Lender under Section 2.19, (iii) any Lender shall become, or a substantial part of the property of any Lender shall become, the subject of any receivership or similar proceeding (a "Bank Proceeding") or (iv) any Lender shall default on its commitment to lend or issue a Letter of Credit hereunder or under any applicable Alternate Currency Addendum (a "Bank Default"), Anixter shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, (x) to terminate the Commitment of such Lender or (y) to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 13.02) all interests, rights and obligations contained hereunder to another financial institution approved by the Administrative Agent (which approval shall not be unreasonably withheld) or to another Lender which shall assume such obligations; provided that (A) no such termination or assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (B) the assignee or Anixter, as the case may be, shall pay to the affected Lender in immediately available funds on the date of such termination or assignment the principal of and the interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder (including, without limitation, any amounts owed under Section 2.15).

     2.21. Borrowing Subsidiaries. Anixter may designate any Foreign Subsidiary as a Borrowing Subsidiary. Upon the receipt by the Administrative Agent of a Borrowing Subsidiary Agreement in the form of Exhibit D executed by such Subsidiary and Anixter, such Subsidiary shall be a Borrowing Subsidiary and a party to this Agreement. Any Subsidiary shall cease to be a Borrowing Subsidiary hereunder at such time as no Loans shall be outstanding to such Subsidiary and such Subsidiary and Anixter shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination in the form of Exhibit E. Upon a Borrowing Subsidiary's liquidation, dissolution or disposal of to a person other than Anixter or any Subsidiary, all Loans outstanding to any Borrowing Subsidiary shall be due and payable and such Subsidiary shall no longer be entitled to obtain any extensions of credit hereunder.

     2.22. Terms of Alternate Currency Facilities. (a) Each of Anixter and one or more Alternate Currency Lenders may in their respective discretion from time to time agree that one or more Borrowers may borrow Alternate Currency Loans on a revolving basis from any one or more Alternate Currency Lenders by delivering an Alternate Currency Addendum to the Administrative Agent, executed by Anixter, each such Borrowing Subsidiary and each such Alternate Currency Lender; provided, however, that on the effective date of such Borrowing (i) an Exchange Rate with respect to each Alternate Currency covered by such Alternate Currency Addendum shall be determinable by reference to the Applicable Telerate Page (or a comparable publicly available screen) or by another method set forth in the applicable Alternate Currency Addendum) and (ii) no Potential Event of Default or Event of Default shall have occurred and be continuing. Each reference in this Agreement to any Lender shall, to the extent applicable, be deemed also to be a reference to each Alternate Currency Lender, subject to the second sentence of the definition of such term.

     (b) Each Alternate Currency Addendum shall set forth (i) the maximum amount (expressed in Dollars and without duplication) available to be borrowed from all Alternate Currency Lenders under such Alternate Currency Addendum (as the same may be reduced from time to time pursuant to Section 2.23(a) or 2.23(b), an "Alternate Currency Facility Maximum Borrowing Amount") and (ii) with respect to each Alternate Currency Lender party to such Alternate Currency Addendum, the maximum amount (expressed in Dollars and without duplication) available to be borrowed from such Alternate Currency Lender thereunder (as the same may be reduced from time to time pursuant to Section 2.23(a) or 2.23(b), an "Alternate Currency Lender Maximum Borrowing Amount"). In no event shall the aggregate of all Alternate Currency Lender Maximum Borrowing Amounts in respect of any Alternate Currency Lender at any time exceed such Lender's Commitment. Except as provided herein, the making of Alternate Currency Loans by an Alternate Currency Lender under an Alternate Currency Addendum shall under no circumstances reduce the amount available to be borrowed from such Lender under any other Alternate Currency Addendum to which such Lender is a party.

     (c) Except as otherwise required by applicable law, in no event shall the Alternate Currency Lenders have the right to accelerate the Alternate Currency Loans outstanding under any Alternate Currency Addendum or to terminate their commitments (if any) thereunder to make Alternate Currency Loans prior to the stated termination date in respect thereof, except that such Alternate Currency Lenders shall, in each case, have such rights upon an acceleration of the Loans and a termination of the Commitments pursuant to Article X. No Alternate Currency Loan may be made if (i) an Exchange Rate with respect to the applicable Alternate Currency cannot be determined, or

(ii) after giving effect thereto, (A) the Base Credit Exposure of any Lender would exceed such Lender's Commitment, (B) the Dollar Equivalent of the aggregate principal amount of outstanding Alternate Currency Loans denominated in a specified Alternate Currency would exceed the applicable Alternate Currency Facility Maximum Borrowing Amount, (C) the sum of the aggregate Base Credit Exposures of all Lenders and the aggregate Competitive Loan Exposures of all Lenders would exceed the Total Commitment, (D) the sum of the aggregate Committed Currency Credit Exposures and the aggregate Dollar Equivalent of the Alternate Currency Loans outstanding would exceed the Foreign Currency Maximum Amount, or (E) the Dollar Equivalent of the aggregate Alternate Currency Loans of any Lender outstanding under any Alternate Currency Addendum would exceed the applicable Alternate Currency Lender Maximum Borrowing Amount.

     (d) The applicable Borrower and the applicable Alternate Currency Lenders, or, if so specified in the relevant Alternate Currency Addendum, an Alternate Currency Agent acting on their behalf, shall furnish to the Administrative Agent, promptly following the making, payment or prepayment of each Alternate Currency Loan, and at any other time at the reasonable request of the Administrative Agent, a statement setting forth the outstanding Alternate Currency Loans made under such Alternate Currency Addendum.

     (e) Anixter shall furnish to the Administrative Agent copies of any amendment, supplement or other modification to the terms of any Alternate Currency Addendum promptly after the effectiveness thereof.

     (f) Anixter may terminate any Alternate Currency Addendum in its sole discretion if there are no Loans outstanding thereunder (or, if there are Loans outstanding thereunder, with the consent of each Alternate Currency Lender party thereto), by written notice to the Administrative Agent, which notice shall be executed by Anixter, each relevant Borrowing Subsidiary and, if their consent is required, each such Alternate Currency Lender. Once notice of such termination is received by the Administrative Agent, such Alternate Currency Addendum and the loans and other obligations outstanding thereunder shall immediately cease to be subject to the terms of this Agreement.

     2.23. Currency Fluctuations, etc. (a) If, on any Reset Date or the date of any Borrowing (after giving effect to (i) any Loans to be made or repaid on such date and (ii) any amendment, supplement or other modification to any Alternate Currency Addendum effective on such date of which the Administrative Agent has received notice), the aggregate outstanding Ratable Extensions of Credit of any Lender exceed the Ratable Credit Availability of such Lender (the amount of such excess being called the "Ratable Credit Excess"), then such Lender's Alternate Currency Lender Maximum Borrowing Amount under each Alternate Currency Addendum to which such Lender is a party shall be reduced on such date by an amount equal to the product of such Ratable Credit Excess times a fraction the numerator of which shall equal the Alternate Currency Lender Maximum Borrowing Amount under such Alternate Currency Addendum and the denominator of which shall equal the aggregate of all the Alternate Currency Lender Maximum Borrowing Amounts of such Lender. After giving effect to any such reduction in Alternate Currency Lender Maximum Borrowing Amounts, the Alternate Currency Facility Maximum Borrowing Amount with respect to each Alternate Currency Addendum shall in turn be reduced to an amount equal to the aggregate of the Alternate Currency Lender Maximum Borrowing Amounts of all Lenders party to such Alternate Currency Addendum. Reductions in Alternate Currency Facility Maximum Borrowing Amounts and Alternate Currency Lender Maximum Borrowing Amounts pursuant to this paragraph shall be effective until the amount thereof shall be recalculated by the Administrative Agent or the Alternate Currency Agent, as applicable, on the next

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



succeeding Reset Date or date of a Borrowing, and shall not be deemed to reduce the stated amount of any commitment of any Alternate Currency Lender in respect of any Alternate Currency Addendum.

     (b) If, on any Reset Date or date of a Borrowing (after giving effect to (i) any Loans to be made or repaid on such date, (ii) any amendment, supplement or other modification to any Alternate Currency Addendum effective on such date of which the Administrative Agent has received notice and (iii) any reduction in the Alternate Currency Facility Maximum Borrowing Amounts pursuant to paragraph (a) above effective on such date), the sum of (A) the aggregate outstanding Ratable Extensions of Credit of all the Lenders and (B) the aggregate Competitive Loan Exposure exceeds the Facility Availability (the amount of such excess being called the "Facility Excess"), then the Alternate Currency Facility Maximum Borrowing Amount under each Alternate Currency Addendum shall be reduced on such date by an amount equal to the product of such Facility Excess times a fraction the numerator of which shall equal the Alternate Currency Facility Maximum Borrowing Amount under such Alternate Currency Addendum and the denominator of which shall equal the aggregate of the Alternate Currency Facility Maximum Borrowing Amounts with respect to all Alternate Currency Addenda. Each such reduction in the Alternate Currency Facility Maximum Borrowing Amount under an Alternate Currency Addendum shall in turn reduce the respective Alternate Currency Lender Maximum Borrowing Amounts of each Alternate Currency Lender party to such Alternate Currency Addendum, pro rata on the basis of the respective Alternate Currency Lender Maximum Borrowing Amounts of such Alternate Currency Lenders immediately prior to such reduction. Reductions in Alternate Currency Facility Maximum Borrowing Amounts and Alternate Currency Lender Maximum Borrowing Amounts pursuant to this paragraph shall be effective until the amount thereof shall be recalculated by the Administrative Agent or the Alternate Currency Agent, as applicable, on the next succeeding Reset Date or date of a Borrowing, and shall not be deemed to reduce the stated amount of any commitment of any Alternate Currency Lender in respect of any Alternate Currency Addendum.

     (c) If on any Reset Date, the Dollar Equivalent of all Alternate Currency Loans outstanding under any Alternate Currency Addendum exceeds 105% of the Alternate Currency Facility Maximum Borrowing Amount with respect thereto (after giving effect to any reductions therein effected pursuant to paragraphs
(a) and (b) above on such date), the relevant Borrower shall on such Reset Date
(i) subject to paragraphs (a) and (b) above, increase the Alternate Currency Facility Maximum Borrowing Amount with respect to such Alternate Currency Facility in accordance with Section 13.08 and/or (ii) prepay Alternate Currency Loans, in either case in an aggregate amount such that, after giving effect thereto, (x) the Dollar Equivalent of all such Alternate Currency Loans shall be equal to or less than such Alternate Currency Facility Maximum Borrowing Amount and (y) the Dollar Equivalent of the Alternate Currency Loans of each relevant Alternate Currency Lender shall be equal to or less than such Alternate Currency Lender's Alternate Currency Lender Maximum Borrowing Amount with respect to such Alternate Currency Addendum.

     (d) If on any Reset Date, the sum of the aggregate Committed Currency Credit Exposures and the aggregate Dollar Equivalent of all Alternate Currency Loans outstanding exceeds 105% of the Foreign Currency Maximum Amount, the Borrowers shall, on such Reset Date, prepay Ratable Committed Currency Loans and Alternate Currency Loans in an aggregate amount such that, after giving effect thereto, the sum of the aggregate Committed Currency Credit Exposures and the aggregate Dollar Equivalent of all Alternate Currency Loans outstanding shall be equal to or less than the Foreign Currency Maximum Amount.

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




     (e) The Administrative Agent or the Alternate Currency Agent, as applicable, shall promptly notify the relevant Lenders of the amount of any reductions in Alternate Currency Facility Maximum Borrowing Amounts or Alternate Currency Lender Maximum Borrowing Amounts required pursuant to this
Section 2.23.

     2.24. Authorized Officers. Each Borrower shall notify the Administrative Agent and the Issuing Banks in writing of the names of the Financial Officers and the other officers and employees authorized to request Loans and Letters of Credit and to request a conversion or continuation of any Loan and shall provide the Administrative Agent with a specimen signature of each such Financial Officer, officer or employee. The Administrative Agent and the Issuing Banks shall be entitled to rely conclusively on such Financial Officer's, officer's or employee's authority to request such Loan or Letter of Credit or such conversion or continuation until the Administrative Agent and the Issuing Banks receive written notice to the contrary. The Administrative Agent and the Issuing Banks shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing or request for conversion or continuation and, with respect to an oral request for such a Loan or Letter of Credit or such conversion or continuation, the Administrative Agent and the Issuing Banks shall have no duty to verify the identity of any person representing himself or herself as one of the Financial Officers, officers or employees authorized to make such request on behalf of a Borrower. Neither the Administrative Agent, nor any Issuing Bank nor any Lender shall incur any liability to any Borrower in acting upon any telephonic notice referred to above which the Administrative Agent believes to have been given by a duly authorized Financial Officer, officer or other person authorized to borrow on behalf of such Borrower.


                                  ARTICLE III
                               LETTERS OF CREDIT

     3.01. Obligation to Issue. Subject to the terms and conditions set forth in this Agreement, from time to time during the period commencing on the Effective Date and ending on the Business Day which is twenty (20) Business Days prior to the Termination Date, Anixter may request any Issuing Bank, and upon such request such Issuing Bank agrees, to issue for the account of Anixter, or for the account of any Subsidiary of Borrower if Borrower is named as a co-applicant with respect to such Letter of Credit, one or more Letters of Credit; provided, however, no Issuing Bank shall be required to issue any Letter of Credit if, after giving effect to the Letter of Credit requested, such Issuing Bank's Letter of Credit Obligations would exceed the maximum Letter of Credit Obligations indicated for such Issuing Bank on Schedule 1.01-A attached hereto.

     3.02. Types and Amounts. Notwithstanding the provisions of Section 3.01, no Issuing Bank shall have any obligation to issue any Letter of Credit at any time:

     (a) if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;

     (b) if, after giving effect to such requested Letter of Credit, (i) the sum of the aggregate Base Credit Exposures and the aggregate Competitive Loan Exposures would exceed the Total Commitment then in effect, (ii) the Base Credit Exposure of any Lender would exceed such Lender's Commitment, or (iii) the aggregate outstanding Letter of

Credit Obligations would exceed $75,000,000; and any Letter of Credit issued by any Issuing Bank in excess of any such amounts shall not, to the extent of the excess, constitute a Letter of Credit hereunder and the deemed purchase of participations pursuant to Section 3.06 shall not occur with respect to such Letter of Credit;


     (c) which has an expiration date which is (i) more than (1) one year after the date of issuance of such Letter of Credit (provided that a Standby Letter of Credit may provide for an annual renewal if such renewal is consented to by the Issuing Bank and the conditions precedent to the issuance of such Standby Letter of Credit are met at the time of such renewal) or (ii) after three (3) Business Days immediately preceding the Termination Date and any letter of credit issued by an Issuing Bank with an expiration date after three
(3) Business Days immediately preceding the Termination Date, shall not constitute a Letter of Credit hereunder and the deemed purchase of participations pursuant to Section 3.06 shall not occur with respect to such Letter of Credit; or

     (d) which is not denominated in Dollars.

Notwithstanding anything herein to the contrary, letters of credit which constituted "Letters of Credit" under the First Amended Credit Agreement and which remain outstanding on the Effective Date shall constitute Letters of Credit under this Agreement.

     3.03. Conditions. In addition to being subject to the satisfaction of the conditions precedent contained in Sections 4.01 and 4.02, the obligation of any Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

     (a) Anixter shall have delivered to such Issuing Bank, at such times and in such manner as such Issuing Bank may prescribe, a Letter of Credit Application and a Letter of Credit Reimbursement Agreement and such other documents and materials as may be required pursuant to the terms thereof and the terms of the proposed Letter of Credit shall be reasonably satisfactory to such Issuing Bank and shall be consistent with such Issuing Bank's ordinary practice with respect to terms of its letters of credit; and

     (b) as of the date of issuance, no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to such Issuing Bank and no request or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request such Issuing Bank to refrain from the issuance of letters of credit generally or the issuance of that Letter of Credit.

     3.04.  Issuance of Letters of Credit.

     (a) Anixter shall give the applicable Issuing Bank and the Administrative Agent written notice not later than 12:00 noon (New York City time) on the fifth (5th) Business Day immediately preceding the requested issuance of a Letter of Credit under this Agreement, which notice as provided to the Administrative Agent shall be accompanied by a Notice of Borrowing as required pursuant to Section 4.02. The Administrative Agent shall promptly provide a copy of such notice to each Lender.

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



Such notice shall be irrevocable and shall specify (i) the stated amount of the Letter of Credit requested, (ii) the effective date (which day shall be a Business Day) of issuance of such requested Letter of Credit, (iii) whether such Letter of Credit is a Commercial Letter of Credit or a Standby Letter of Credit, (iv) the date on which such requested Letter of Credit is to expire, which date shall be a Business Day, (v) the Person for whose benefit the requested Letter of Credit is to be issued, (vi) the amount of Letter of Credit Obligations then outstanding, (vii) if such Letter of Credit is also for the account of any Subsidiary of Anixter, the name of such Subsidiary, (viii) the Issuing Bank being requested to issue such Letter of Credit and (ix) any other terms to be included in such Letter of Credit. Prior to issuing any Letter of Credit, the applicable Issuing Bank shall request and the Administrative Agent shall provide confirmation that the request for such Letter of Credit complies with the provisions of Section 3.02(b). If the Administrative Agent notifies the applicable Issuing Bank that it is authorized to issue such Letter of Credit, and the conditions described in Sections 3.02, 3.03, 4.01 (if issued on the Effective Date) and 4.02 otherwise have been satisfied, then such Issuing Bank shall issue such Letter of Credit as requested. The applicable Issuing Bank shall give the Administrative Agent and each Lender prompt notice of the issuance of any such Letter of Credit by it.

     (b) No Letter of Credit may be amended, extended, modified or supplemented unless Anixter shall have complied with the requirements of
Section 3.04(a) to the same extent as if such Letter of Credit, as so amended, extended, renewed, modified or supplemented, were requested to be reissued hereunder. No Issuing Bank may amend, extend, renew, modify or supplement any Letter of Credit if the issuance of a new Letter of Credit having the same terms as such Letter of Credit as so amended, extended, modified or supplemented would be prohibited by Section 3.02. Each Issuing Bank shall provide the Administrative Agent and each Lender with a copy of each amendment, extension, renewal, modification or supplement to any Letter of Credit.

     3.05.  Reimbursement Obligations; Duties of the Issuing Banks.

     (a) Notwithstanding any provisions to the contrary in any Letter of Credit Reimbursement Agreement or Letter of Credit Application:

     (i) Anixter shall reimburse (or cause the Subsidiary which is a co-applicant with respect thereto to reimburse) the applicable Issuing Bank (by paying the Administrative Agent, for the account of such Issuing Bank) for drawings under a Letter of Credit issued by it, in Dollars, no later than the earlier of (a) the time specified in such Letter of Credit Reimbursement Agreement or Letter of Credit Application, and (b) one (1) Business Day after the payment by such Issuing Bank; and

     (ii) any Reimbursement Obligation with respect to any Letter of Credit shall bear interest from the date of the relevant drawing under the pertinent Letter of Credit at the interest rate then applicable to ABR Loans until the first (1st) Business Day after such date on which the applicable Issuing Bank with respect to such Letter of Credit gives notice of such drawing to Borrower and thereafter at the Default Rate. All such interest shall be paid in Dollars.

     (b) No action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit shall put an Issuing Bank under any resulting liability to any Lender (except for its gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction) or, subject to Sections 3.02 and 3.03, relieve that Lender of its

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



obligations hereunder to the Issuing Banks. If this Agreement and any Letter of Credit Reimbursement Agreement or any Letter of Credit Application are inconsistent, the terms of this Agreement shall prevail. In determining whether to pay under any Letter of Credit, the Issuing Bank shall have no obligation to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear on their face to comply with the requirements of such Letter of Credit.

     3.06.  Participations.

     (a) Immediately upon issuance by any Issuing Bank of any Letter of Credit for the account of Borrower in accordance with the procedures set forth in this
Article III, each Lender irrevocably and unconditionally agrees that it shall be deemed to have purchased and received from the applicable Issuing Bank, without recourse or warranty, an undivided interest in the amount of such Lender's Applicable Percentage of such Letter of Credit (other than the fees earned with respect to such Letter of Credit pursuant to 3.08(b)) and any security therefor or guaranty pertaining thereto; provided, however, that a letter of credit issued by any Issuing Bank shall not be deemed to be a Letter of Credit for purposes of this Section 3.06(a) if the Issuing Bank shall not have received the confirmation from the Administrative Agent provided for in
Section 3.04(a) or shall have received written notice from the Administrative Agent or any Lender on or before the Business Day immediately prior to the date of the Issuing Bank's issuance of such letter of credit that one or more conditions of this Article III is not satisfied and, if any Issuing Bank receives such a notice, it shall have no further obligation to issue any Letter of Credit until such notice is subsequently withdrawn or it receives notice from the Administrative Agent that such conditions have been waived in writing by the Requisite Lenders or otherwise have been satisfied.

     (b) If any Issuing Bank makes any payment under any Letter of Credit and Anixter (or the Subsidiary which is a co-applicant with respect thereto) does not repay such amount to such Issuing Bank pursuant to Section 3.05(a), 3.07 or 3.09, such Issuing Bank shall promptly notify the Administrative Agent of such failure and the Administrative Agent shall, in turn, promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank an amount equal to such Lender's Applicable Percentage of such payment, in Dollars and in immediately available funds, and the Administrative Agent shall promptly pay such amount, and any other amounts received by the Administrative Agent for such Issuing Bank's account pursuant to this Section 3.06(b), to such Issuing Bank. If the Administrative Agent so notifies any such Lender prior to 12:00 noon (New York City time) on any Business Day of such failure, such Lender shall make available to the Administrative Agent for the account of the applicable Issuing Bank its Applicable Percentage of the amount of such payment on such Business Day in Dollars and in immediately available funds, and otherwise on the next succeeding Business Day. If and to the extent such Lender shall not have so made its Applicable Percentage of the amount of such payment available to the Administrative Agent for the account of the applicable Issuing Bank, such Lender agrees to pay to the Administrative Agent for the account of the applicable Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date such payment was first due until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank, at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). The failure of any Lender to make available to the Administrative Agent for the account of the applicable Issuing Bank its Applicable Percentage of any such payment shall not relieve any other Lender of its obligation

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



hereunder to make available to the Administrative Agent for the account of the applicable Issuing Bank its Applicable Percentage of any payment on the date such payment is to be made.

     (c) Whenever any Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, as to which the Administrative Agent has previously received payments from the Lenders for such account of the Issuing Bank pursuant to this Section 3.06, it shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Lender which has funded its participating interest therein, in Dollars, an amount equal to such Lender's Applicable Percentage thereof. Each such payment shall be made by the applicable Issuing Bank or the Administrative Agent, as the case may be, on the Business Day on which such Person receives the funds paid to such Person pursuant to the preceding sentence, if received prior to 12:00 noon (New York City time) on such Business Day, and otherwise on the next succeeding Business Day together with interest thereon at the Federal Funds Effective Rate (as such term is defined in the definition of Alternate Base Rate).

     (d) Promptly upon the request of any Lender, any Issuing Bank shall furnish to such Lender copies of any documentation with respect to the Letters of Credit issued by it as may reasonably be requested by such Lender.

     (e) The obligations of a Lender to make payments to the Administrative Agent for the account of the Issuing Banks with respect to a Letter of Credit issued on behalf of Anixter or Anixter and one of its Subsidiaries shall be irrevocable, shall not be subject to any qualification or exception whatsoever, and shall be honored in accordance with the terms and conditions of this Agreement under all circumstances (subject to Section 3.02), including, without limitation, (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (ii) the existence of any claim, set-off, defense or other right which Anixter or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between Anixter or any Subsidiary and the beneficiary named in any Letter of Credit); (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (in the absence of gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction, on the part of the applicable Issuing Bank);
(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (v) any failure by the Administrative Agent or any Issuing Bank to make any reports required pursuant to Section 3.10; or (vi) the occurrence of any Event of Default or Potential Event of Default.

     3.07.  Payment of Reimbursement Obligations.

     (a) Anixter agrees to pay (or cause its Subsidiary which is a co-applicant with respect thereto to pay) to the Issuing Banks the amount of all Reimbursement Obligations, interest and other amounts payable to the Issuing Banks under or in connection with any Letter of Credit issued on behalf of Anixter immediately when due, irrespective of any and all events, including, without limitation, (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (ii) the existence of any claim, set-off, defense or other right which Anixter or any of its Subsidiaries may have

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



at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between Anixter and the beneficiary named in any Letter of Credit); (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (in the absence of gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction, on the part of the applicable Issuing Bank); (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (v) any failure by the Administrative Agent or any Issuing Bank to make any reports required pursuant to Section 3.10; or
(vi) the occurrence of any Event of Default or Potential Event of Default.

     (b) If any payment by Anixter (or by any of its Subsidiaries which is a co-applicant with respect thereto) received by any Issuing Bank with respect to any Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the applicable Issuing Bank in connection with any receivership, liquidation or bankruptcy proceeding or otherwise, each Lender which received such distribution shall, upon demand by such Issuing Bank, contribute such Lender's Applicable Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by such Issuing Bank upon the amount required to be repaid by it.

     3.08.  Compensation for Letters of Credit.

     (a) Lenders' Letter of Credit Fees. Anixter shall pay, with respect to each Letter of Credit, a Letter of Credit fee equal to the Applicable Margin in effect from time to time (computed based upon actual days elapsed in a 365/366-day year) of the maximum amount available to be drawn under such Letter of Credit. Such fee shall be paid to the Administrative Agent, for the account of the Lenders in proportion to their respective aggregate Applicable Percentages of all Letters of Credit then outstanding, quarterly in arrears, on the last calendar day of each March, June, September and December occurring after the Effective Date. Each of the Issuing Banks shall provide Anixter and the Administrative Agent on or before the last Business Day of each March, June, September and December occurring after the Effective Date a statement calculating the Letter of Credit fees payable under this Section 3.08(a) for the quarter then ending with respect to Letters of Credit issued by such Issuing Bank.

     (b) Issuing Bank Fees. In addition to the fees under clause (a) above, Anixter shall pay to each Issuing Bank, (i) with respect to each Commercial Letter of Credit, such fronting fee as shall have been agreed to (both with respect to amount and timing) between the applicable Issuing Bank and Anixter and the customary charges of the applicable Issuing Bank with respect thereto for commercial letters of credit of similar type and for similar credit risks, such charges to be payable at such time as is agreed to between Anixter and the applicable Issuing Bank, (ii) with respect to each Standby Letter of Credit, such fronting fee as shall have been agreed to (both with respect to amount and timing) between the applicable Issuing Bank and Anixter and (iii) with respect to all Letters of Credit issued by such Issuing Bank, on demand, such Issuing Bank's customary administration fees charged in connection with its issuance, administration, transfer or amendment of or drawing under any Letter of Credit. Such fees shall be paid directly to and shall be solely for the account of the applicable Issuing Bank.

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





     3.09. Indemnification; Exoneration. (a) In addition to amounts payable as elsewhere provided in this Article III, Anixter agrees to protect, indemnify, pay and save harmless the Administrative Agent, the Issuing Banks and each Lender from and against any and all Liabilities and Costs which the Administrative Agent, any Issuing Bank or any Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of any Issuing Bank, as a result of its gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction or (ii) the failure of any Issuing Bank to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called "Governmental Acts").

     (b) As among Anixter, the Lenders, the Issuing Banks and the Administrative Agent, Anixter assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit Applications and Letter of Credit Reimbursement Agreements, the Issuing Banks, the Administrative Agent and the Lenders shall not be responsible (in the absence of gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;
(iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Bank and the Lenders including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any of the Issuing Banks' rights or powers under this
Section 3.09.

     (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with Letters of Credit issued on behalf of Anixter or Anixter and one of its Subsidiaries or any related certificates shall not, in the absence of gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put such Issuing Bank, the Administrative Agent or any Lender under any resulting liability to Anixter or relieve Anixter of any of its obligations hereunder to any such Person.

     (d) Without prejudice to the survival of any other agreement of Anixter hereunder, Anixter's agreements and obligations in this Section 3.09 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

     3.10 Reporting By Issuing Banks. On or before the thirtieth (30th) day following the end of each calendar month ending after the Effective Date, each of the Issuing Banks shall provide the

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



Administrative Agent and each Lender with a written report describing, as of the end of such month, the then aggregate outstanding face amount of each Letter of Credit issued by it, whether such Letter of Credit is a Standby Letter of Credit or Commercial Letter of Credit, the beneficiary of such Letter of Credit, the name of any Subsidiary of Anixter which is a co-applicant with respect to any such Letter of Credit and any other additional information with respect thereto which the Administrative Agent or any Lender reasonably requests. Together with each monthly report, each of the Issuing Banks shall provide the Administrative Agent and each Lender with a copy of each Letter of Credit issued by it during the immediately preceding month and each Letter of Credit Application and/or Letter of Credit Reimbursement Agreement executed in connection therewith.


                                   ARTICLE IV
                   CONDITIONS TO LOANS AND LETTERS OF CREDIT

     4.01. Conditions Precedent to the Effectiveness of this Agreement. The effectiveness of this Agreement and the obligation of each Lender to make any Loan requested to be made by it on the Effective Date, and the obligation of each Issuing Bank to issue and of each Lender to participate in any Letter of Credit on the Effective Date, shall be subject to the satisfaction on or before the Effective Date of all of the following conditions precedent:

     (a)  The Administrative Agent shall have received:

     (i)  counterparts of this Agreement signed by each of the parties hereto;

     (ii) the Notes, signed by each Borrower;

     (iii) counterparts of the Contribution Agreement, signed by each Person that is a Guarantor as of the Effective Date;

     (iv) a certificate, dated the Effective Date, signed by a Financial Officer of Anixter to the effect set forth in Section 4.02(b);

     (v) all documents the Administrative Agent may reasonably request relating to the existence or good standing of AXE, Anixter or any Borrowing Subsidiary, the corporate power and authority of any such party to enter into, and the validity of, this Agreement and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent;

     (vi)  opinions of Mayer, Brown & Platt, counsel for Anixter, John A.
Dul, counsel for Anixter, and Baker & McKenzie, counsel for Anixter International N.V./S.A., substantially in the forms of Exhibits M-1, M-2 and M-3 hereto, respectively, dated the Effective Date and covering such additional matters relating to the transactions contemplated hereby as the Requisite Lenders may reasonably request (and Anixter instructs Mayer, Brown & Platt, John A. Dul and Baker & McKenzie to deliver such opinions to the Administrative Agent and the Lenders);

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




     (vii) any governmental and third party approvals necessary or advisable in connection with the transactions contemplated hereby; and

     (viii) an opinion of Sidley & Austin, counsel for the Administrative Agent, substantially in the form of Exhibit N hereto, dated the Effective Date and covering such matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request (and the Administrative Agent instructs Sidley & Austin to deliver such opinion to the Lenders).

     (b) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Administrative Agent shall not have received any notice that litigation is pending or threatened which is likely to (i) enjoin, prohibit or restrain this Agreement from becoming effective, the making of the Loans and/or the issuance of Letters of Credit on or after Effective Date or (ii) impose or result in the imposition of a Material Adverse Effect.

     (c) No Change in Condition. No change in the business, assets, management, operations, financial condition or prospects of AXE, Anixter, or Anixter and its Subsidiaries taken as a whole shall have occurred since December 31, 1995, which change, in the judgment of the Lenders, will have or is reasonably likely to have a Material Adverse Effect.

     (d) Representations and Warranties. All of the representations and warranties contained in Section 5.01 and in any of the other Loan Documents shall be true and correct in all material respects on and as of the Effective Date.

     (e) No Default. No Event of Default or Potential Event of Default under the Original Credit Agreement or this Agreement shall have occurred and be continuing or would result from the effectiveness of this Agreement.

     (f) Legal Matters. All legal and regulatory matters shall be satisfactory to the Administrative Agent and its counsel and to each Lender and its counsel.

     4.02. Conditions Precedent to all Loans and Letters of Credit. The obligation of each Lender to make any Loan requested to be made by it and of each Issuing Bank to issue any Letter of Credit, on any date, is subject to the following conditions precedent as of such date:

     (a) Notice of Borrowing. The Administrative Agent shall have received in accordance with the provisions of Section 2.02(a), with respect to any Loan, or
Section 3.04(a), with respect to any Letter of Credit, an original and duly executed Notice of Borrowing.

     (b) Additional Matters. As of the Funding Date for any Loan or the date of issuance of any Letter of Credit:

     (i) Representations and Warranties. All of the representations and warranties of the Borrowers contained in Section 5.01,or repeated pursuant to
Section 5.02, and of any Borrower or any Subsidiary of any Borrower contained in any other Loan Document (other than representations and warranties which expressly speak only as of a different date) shall be true and complete in all respects on and as of such Funding Date or issuance date, as though made on and as of such date both before and after taking into account the requested Loans to be made and Letters of Credit to be issued;

     (ii) No Default. No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the requested Loan or the issuance of the requested Letter of Credit;

     (iii) No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened (other than as a result of any condition described in Section 2.13, 2.15 or 2.19), which in the reasonable judgment of the Requisite Lenders, would enjoin, prohibit or restrain any Lender from making the requested Loan or the applicable Issuing Bank from issuing the requested Letter of Credit or as a result of making any such Loan or issuing such Letter of Credit impose or result in the imposition of any material adverse condition upon any Lender or any Issuing Bank; and

     (iv) No Material Adverse Change. No event shall have occurred after December 31, 1995 which, in the reasonable judgment of the Requisite Lenders, has had or could reasonably be expected to have a Material Adverse Effect.

     The request by a Borrower for any Loan made, or to be made, or any Letter of Credit issued, or to be issued, on any Funding Date shall constitute a representation and warranty by such Borrower as of such Funding Date that all the conditions contained in this Section 4.02 have been satisfied or waived in writing pursuant to Section 13.08.

     4.03. Conditions Precedent to Initial Borrowing by each Borrowing Subsidiary. The obligation of each Lender to make a Loan on the occasion of the first Borrowing by each Borrowing Subsidiary is subject to the satisfaction of the condition that the Administrative Agent shall have received the following:

     (a) a Borrowing Subsidiary Agreement executed by such Borrowing Subsidiary and acknowledged by Anixter;

     (b)  a Note payable to each Lender, signed by such Borrowing Subsidiary;

     (c) all documents as shall reasonably demonstrate the existence of such Borrowing Subsidiary, the corporate power and authority of such Borrowing Subsidiary to enter into and the validity with respect to such Borrowing Subsidiary of this Agreement and the other Loan Documents and any other matters relevant hereto (including an opinion of counsel), all in form and substance satisfactory to the Administrative Agent; and

     (d) any governmental and third party approvals necessary or advisable in connection with the execution, delivery and performance of this Agreement by such Borrowing Subsidiary.


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





                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

     5.01. Representations. To induce each Lender, each Issuing Bank and the Administrative Agent to enter into this Agreement and to make the Loans and to issue or participate in the Letters of Credit, each Borrower represents and warrants to each Lender, each Issuing Bank and the Administrative Agent that the following statements are true and correct:

     (a) Organization; Corporate Powers. AXE, Anixter and each Subsidiary of Anixter (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except those jurisdictions where the failure to be in good standing or to so qualify has not had or could not reasonably be expected to have a Material Adverse Effect, and
(iii) has all requisite corporate power and authority to own, operate and encumber its property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by the Transaction Documents.

     (b) Authority. (i) AXE, Anixter and Subsidiary of Anixter party to any of the Transaction Documents has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents executed by it, or to be executed by it.

     (ii) The execution, delivery and performance (or filing or recording, as the case may be) of each of the Transaction Documents to which it is party and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of AXE, Anixter and each Subsidiary of Anixter party thereto and no other corporate proceedings on the part of any such Person are necessary to consummate such transactions.

     (iii) Each of the Transaction Documents to which it is a party has been duly executed and delivered (or filed or recorded, as the case may be) by AXE, Anixter and each Subsidiary of Anixter party thereto and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles), is in full force and effect (unless terminated in accordance with the terms thereof) and no term or condition thereof has been amended, modified or waived from the terms and conditions contained therein without the prior written consent of the Administrative Agent and the Requisite Lenders or, where so required, all of the Lenders, and AXE, Anixter and each Subsidiary of Anixter party thereto and, to the best of such Borrower's knowledge, the other parties thereto have performed and complied in all material respects with all the material terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such parties on or before the effective date thereof, and no default by any such party exists thereunder.

     (c) Subsidiaries. Anixter has no Subsidiaries other than those described in Schedule 5.01(c) and those, if any, which are permitted by Section 8.03 to be created after the Effective Date.


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




     (d) No Conflict. The execution, delivery and performance of each Transaction Document to which it is a party by AXE, Anixter and each Subsidiary of Anixter party thereto and each of the transactions contemplated thereby do not and will not (i) conflict with any Contractual Obligation of any such Person, any liability resulting from which would have or could be reasonably expected to have a Material Adverse Effect, or (ii) conflict with or violate such Person's certificate or articles of incorporation or by-laws or similar charter and constituting documents, or (iii) except as set forth on Schedule 5.01(d), conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contractual Obligation of any such Person, or require termination of any Contractual Obligation of any such Person, or (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the properties or assets of any such Person (other than Liens in favor of any Issuing Bank arising pursuant to the Loan Documents or Liens permitted pursuant to Section 8.02(b)), or (v) require any approval of stockholders of any such Person, unless such approval has been obtained.

     (e) Governmental Consents. The execution, delivery and performance of each Transaction Document to which it is a party, by AXE, Anixter and each Subsidiary of Anixter party thereto, and the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action with or by, any Governmental Authority, except filings, consents or notices which have been made, obtained or given.

     (f) Governmental Regulation. Neither AXE nor Anixter nor any of Anixter's Subsidiaries is subject to regulation under the Public Utility Holdings Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any other statute or regulation of any Governmental Authority such that its ability to incur indebtedness is limited or its ability to consummate the transactions contemplated hereby or by the other Transaction Documents is materially impaired.

     (g) Financial Position. (i) As of the Effective Date, all quarterly and annual financial statements of Anixter or of Anixter and any of its Subsidiaries delivered to the Administrative Agent and the Lenders were prepared in conformity with GAAP (except as otherwise noted therein) and fairly present the financial position of Anixter or the consolidated financial position of Anixter and such Subsidiaries, as the case may be, as at the respective dates thereof and the results of operations and changes in cash flows for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments.

     (ii) All quarterly and annual financial statements of Anixter or of Anixter and any of its Subsidiaries delivered to the Administrative Agent on or prior to the date this representation is made or deemed made were prepared in conformity with GAAP (except as otherwise noted therein) and fairly present the financial position of Anixter or the consolidated financial position of Anixter and such Subsidiaries, as the case may be, as at the respective dates thereof and the results of operations and changes in cash flows for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments. Except as contemplated in the Transaction Documents, the Consolidated Group, taken as a whole, has no material obligations, contingent liabilities or liabilities for taxes, long-term leases or material or unusual forward or long-term commitments which are not reflected in such financial statements and the notes thereto.

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





     (h) Pro Forma Financials and Projections. As of the date of this Agreement, the pro forma financial statements of Anixter and its Subsidiaries dated August, 1996 set forth in that certain Confidential Information Memorandum furnished by the Administrative Agent and Chase Securities Inc. on behalf of Anixter to the Lenders (the "Bank Book") fairly present the financial condition of Anixter and its Subsidiaries and the results of operations and changes in cash flows for the periods covered thereby (subject to normal year-end adjustments). As of the date of such pro forma financial statements, neither Anixter nor any of its Subsidiaries has any material obligations, contingent liabilities or liabilities for taxes, long-term leases or material or unusual forward or long-term commitments which are not reflected in such pro forma financial statements or the notes thereto. As of the date of this Agreement the projections concerning Anixter and its Subsidiaries dated August, 1996 set forth in the Bank Book accurately represent the good faith projections of Anixter of each such Person's projected financial performance and are based upon reasonable assumptions.

     (i) Reserved.

     (j) Litigation; Adverse Effects. (i) Except as set forth in Schedule 5.01(j), there is no action, suit, proceeding, investigation of any Governmental Authority or arbitration, at law or in equity, or before or by any Governmental Authority, pending, or, to the best knowledge of such Borrower, threatened against AXE, Anixter or any Subsidiary of Anixter or any Property of any of them, which if adversely determined could be reasonably expected to result in any Material Adverse Effect.

     (ii) Neither AXE nor Anixter nor any Subsidiary of Anixter is (A) in violation of any applicable law which violation has or could reasonably be expected to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, decree, order, rule or regulation of any court or Governmental Authority which has or could reasonably be expected to have a Material Adverse Effect. There is no action, suit, proceeding or investigation pending or, to the knowledge of such Borrower, threatened against or affecting AXE, Anixter or any Subsidiary of Anixter which challenges the validity or the enforceability of any of the Transaction Documents.

     (k) No Material Adverse Change. With respect to each of AXE, Anixter and Anixter and its Subsidiaries taken as a whole, there has occurred no event since December 31, 1995 which has or could reasonably be expected to have a Material Adverse Effect.

     (l) Payment of Taxes. All tax returns and reports of each Borrower and each Borrower's Subsidiaries required to be filed (including extensions), have been timely filed, and all taxes, assessments, fees and other charges of Governmental Authorities thereupon and upon their respective properties, assets, income and franchises which are shown on such returns as being due and payable, have been paid when due and payable, except (i) taxes being contested in good faith by appropriate proceedings and that are reserved against in accordance with GAAP, (ii) taxes which are not yet delinquent, (iii) taxes which are payable in installments so long as paid before any penalty accrues with respect thereto and (iv) other taxes, assessments, fees and other charges of Governmental Authorities which do not exceed $250,000 in the aggregate. Except as set forth in clauses (i) through (iv) above, such Borrower has no knowledge of any proposed tax assessment against Anixter or any of Anixter's Subsidiaries which could reasonably be expected to have a Material Adverse Effect. All such tax assessments are being contested in good faith by Anixter or such Subsidiary or a settlement with respect to any such assessment is being negotiated in good faith by such Person and appropriate reserves have been established in accordance with GAAP.

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





     (m) Reserved.

     (n) Performance. Neither AXE nor Anixter nor any Subsidiary of Anixter is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it under any agreement or instrument the absence or termination of which Contractual Obligations could reasonably be expected to have a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute a default under such Contractual Obligation, except where the consequences, direct or indirect, of such default or defaults, if any, would not have or could not reasonably expected to have a Material Adverse Effect.

     (o) Securities Activities. Neither AXE nor Anixter nor any of Anixter's Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock and none will use the proceeds of any Loan to purchase or carry Margin Stock.

     (p) Disclosure. Subject to changes in facts or conditions which are required or permitted under this Agreement, the representations and warranties of AXE, each Borrower and each Subsidiary of each Borrower contained in the Transaction Documents, and all certificates and other documents delivered to the Administrative Agent in connection therewith, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

     (q) Requirements of Law. Each of AXE, Anixter and each Subsidiary of Anixter is in compliance with all Requirements of Law (including, without limitation, the Securities Act and the Securities Exchange Act, the applicable rules and regulations thereunder, and state securities laws) applicable to it and its business, where the failure to so comply would have or could be reasonably expected to have a Material Adverse Effect.

     (r) Patents, Trademarks, Permits, Etc. Anixter and each Subsidiary of Anixter owns, is licensed or otherwise has the lawful right to use, or has all permits and other approvals of Governmental Authorities, patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted which are material to its financial condition, business, operations, assets and prospects, individually or taken as a whole. The use of such permits and other approvals of Governmental Authorities, patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes by each Borrower or any such Subsidiary does not infringe on the rights of any Person, subject to such claims and infringements the existence of which do not have or could not reasonably expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Transaction Documents will not impair the ownership of or rights under (or the license or other right to use, as the case may be) any permits and governmental approvals, patents, trademarks, service marks, trade names, copyrights, technology, know-how or processes by Anixter or any such Subsidiary in any manner which has or could reasonably be expected to have a Material Adverse Effect.

     (s) Environmental Matters. Except as disclosed in Schedule 5.01(s) and except to the extent that a failure of any of the following representations to be true could not be reasonably expected to have a Material Adverse Effect, (i) each of the operations of Anixter and its Subsidiaries comply in all respects with all applicable environmental, health and safety Requirements of Law; (ii) each of

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



Anixter and its Subsidiaries has obtained all environmental, health and safety Permits necessary for its operations, all such Permits are in good standing and Anixter and its Subsidiaries are in compliance with all terms and conditions of such Permits; and (iii) (A) neither Anixter nor any Subsidiary of Anixter, nor any of their present Property or operations and (B) none of Anixter's or its Subsidiaries' previously-owned Property or past operations is subject to any Remedial Action or other Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment.

     (t) Employee Benefit Matters. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) do not exceed the fair market value of the assets of such Plans. As of each date that this representation is made or deemed made, the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.

     (u) Solvency. Each of Anixter, individually, and Anixter and its Subsidiaries, considered as one enterprise, is Solvent after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents and the payment and accrual of all Transaction Costs with respect to any of the foregoing.

     (v) Assets and Properties. AXE, Anixter and each Subsidiary of Anixter has good title to all of the assets (tangible and intangible) owned by it, except for imperfections of title (including Liens to the extent permitted under Section 8.02(b)) which in the aggregate could not reasonably be expected to have a Material Adverse Effect; and all such assets are free and clear of all Liens, except as otherwise specifically permitted by the terms and provisions of this Agreement and the other Loan Documents. Substantially all of the assets and properties owned by, leased to or used by each Borrower or any Domestic Subsidiary of Anixter are in good repair, working order and condition, excepting ordinary wear and tear and are free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.

     (w) Joint Venture; Partnership. Except as set forth in Schedule 5.01(w), neither AXE nor Anixter nor any Subsidiary of Anixter is engaged in any joint venture or partnership with any other Person.

     (x)  Reserved.

     (y) No Default. No Potential Event of Default or Event of Default exists.

     (z) Restricted Junior Payments. On or after the Effective Date, neither Anixter nor any Subsidiary of Anixter has directly or indirectly declared, ordered, paid or made or set apart any sum or property for any Restricted Junior Payment or agreed to do so, except to the extent permitted pursuant to
Section 8.05.

     5.02. Subsequent Funding Representations and Warranties. To induce each Lender, each Issuing Bank and the Administrative Agent to enter into this Agreement, to make the Loans and to

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



issue or participate in Letters of Credit, each Borrower represents and warrants to each Lender, each Issuing Bank and the Administrative Agent that the statements set forth in Section 5.01 (except to the extent that such statements expressly are made only as of the Effective Date), are true, correct and complete in all material respects on and as of the Funding Date in respect of each Borrowing after the Effective Date and the date of issuance of each Letter of Credit, except that the representations and warranties need not be true and correct to the extent that changes in the facts and conditions on which such representations and warranties are based are required or permitted under this Agreement.


                                   ARTICLE VI
                              REPORTING COVENANTS

     So long as any Borrower shall have any outstanding Obligations or any Lender shall have any Commitment hereunder or any Letter of Credit remains outstanding:

     6.01. Financial Statements. Each Borrower shall maintain or cause to be maintained a system of accounting established and administered in accordance with sound business practices and consistent with past practice to permit preparation of financial statements in conformity with GAAP, and, if required by the terms of this Agreement in conformity with Agreement Accounting Principles, and each of the financial statements described below shall be
prepared from such system and records.   Anixter shall deliver or cause to be
delivered to the Administrative Agent and each Lender:

     (a) [Reserved].

     (b) Quarterly Reports. As soon as practicable, and in any event within forty-five (45) days after the end of each of Anixter's Fiscal Quarters, on a consolidated basis for the Consolidated Group, each of the following:

     (i) a balance sheet as of the end of such Fiscal Quarter and as of the end of the previous Fiscal Year; and

     (ii) an income statement and a cash flow statement for such Fiscal
Quarter and for the period from the beginning of the current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form and in reasonable detail the figures for the corresponding periods of the previous Fiscal Year;

all prepared by Anixter, together with a certification by one of Anixter's Financial Officers that they fairly represent the financial condition of the Persons covered thereby as at the dates indicated in accordance with GAAP, subject to changes resulting from audit and normal year-end adjustments.

     (c) Annual Reports. As soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year on a consolidated basis for the Consolidated Group, annual financial statements consisting of a balance sheet, income statement and cash flow statement, setting forth in comparative form in each case the consolidated figures for the corresponding periods of the previous Fiscal Year all in reasonable detail, and accompanied by an opinion (unqualified as to scope or going concern and which is not adverse and does not contain any disclaimer) thereon of the firm of independent certified public accountants of recognized national standing regularly retained by Anixter and acceptable to the Administrative Agent, which report shall state that such financial statements

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



present fairly the financial position of the Persons covered thereby as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (or, in the event of a change in accounting principles, such accountants' concurrence with such change) and that such firm's audit has been conducted in accordance with generally accepted auditing standards.

     (d) Budget and Business Plan. Promptly upon completion, but in any event not later than sixty (60) days after the end of each Fiscal Year, on a consolidated basis for the Consolidated Group, a copy of the operating budget and projections by Anixter of the income statement, balance sheet and cash flow of each such group, taken as a whole, for the next succeeding Fiscal Year of Anixter, all in form customarily prepared by Anixter's management, and promptly after preparation of any commentary on any such budget or projected financial statements, a copy of such commentary, such operating budget and projected financial statements to be accompanied by a certificate of one of Anixter's Financial Officers to the effect that such operating budget and projected financial statements have been prepared on the basis of sound financial planning practice and that such Financial Officer has no reason to believe they are incorrect or misleading in any material respect.

     (e) Compliance Certificate; MD&A. Together with each delivery of (i) the financial statements pursuant to subsections (b) and (c) above, (A) an Officers' Certificate of Anixter stating that the signers have reviewed the terms of this Agreement and the Loan Documents, and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Anixter and its Subsidiaries, during the accounting period covered by such financial statements, and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence, as at the date of the Officers' Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Anixter has taken, is taking and proposes to take with respect thereto; and (B) a Compliance Certificate (1) demonstrating in reasonable detail compliance during and at the end of such accounting periods with the provisions set forth in Section 8.05 and Article IX, (2) reporting the Senior Debt Ratings and based upon its calculations, the Applicable Margin and Facility Fee Percentage and
(3) in the case of the financial statements delivered pursuant to subsection
(b) above, stating that such financial statements present fairly the financial position of Anixter and its Subsidiaries as at the dates indicated and the results of their operations and changes in their cash flow for the periods indicated in conformity with GAAP (except as otherwise noted therein) consistently applied and (ii) the financial statements pursuant to subsections
(b) and (c) above, a written discussion and analysis by the management of Anixter of such financial statements.

     (f) Accountant's Compliance Certificate. Simultaneously with the delivery of the financial statements referred to in subsection (c) above, a statement of the firm of independent certified public accountants which reported on such financial statements whether anything has come to their attention to cause them to believe that there existed on the date of such statements any Event of Default or Potential Event of Default.

     (g)  Report of Material Events.  Promptly upon Anixter obtaining knowledge
(A) of any condition or event which constitutes an Event of Default or Potential Event of Default, (B) of any condition or event which constitutes an event of default or which, with the giving of notice or lapse of time or both, would constitute an event of default under the Senior Notes, the Senior Note Indenture, the Subordination Agreement, (C) of any condition or event which is required to be disclosed in a

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



current report filed by Anixter with the Commission on Form 8-K, or (D) of any condition or event which has or could reasonably be expected to have a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of any such condition or event and what action Anixter has taken, is taking and proposes to take with respect thereto.

     (h) Notice of Claims and Proceedings. (i) Promptly after learning thereof, notice of the institution of, or threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting Anixter or any Subsidiary of Anixter involving claims in excess of $2,500,000 or any Property of Anixter, any Borrowing Subsidiary or any Domestic Subsidiary of Anixter valued in excess of $2,500,000 except where the same is fully covered (other than any applicable deductible) by insurance (other than insurance in the nature of retro-premium insurance or other self insurance programs) and of any material adverse change in any such existing action, suit, proceeding, governmental investigation or arbitration; and (ii) promptly upon learning thereof, notice of any investigation or proceeding before or by any Governmental Authority, the effect of which might limit, prohibit or restrict materially the manner in which the Anixter or any Subsidiary of Anixter currently conducts its business or to declare any substance contained in the products manufactured or distributed by it to be dangerous, if such declaration has or could reasonably be expected to have a Material Adverse Effect.

     (i) ERISA Matters. Prompt written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Anixter and its ERISA Affiliates in an aggregate amount exceeding $2,000,000, such written notice to describe such ERISA Event or Events and the action, if any, which Anixter or such ERISA Affiliate has taken, is taking or proposes to take with respect thereto.

     (j) Publicly Distributed Information. On a timely basis, copies of all financial statements, reports and notices, if any, sent or made available generally by AXE or Anixter to the holders of its publicly-held securities, if any, or filed with the Commission, and of all press releases made available generally by AXE or Anixter to the public, if any, concerning material developments in the business of AXE, Anixter or any of Anixter's Subsidiaries.

     (k) Reserved.

     (l) Reserved.

     (m) Notices regarding the Senior Note Indenture. (i) A copy of each notice or other written communication delivered by or on behalf of Anixter to any holder of Senior Notes or to the trustee under the Senior Note Indenture, such delivery to be made at the same time and by the same means as such notice or other written communication is delivered to such Person, (ii) a copy of each notice or other written communication received by Anixter from the holders of or trustee for the Senior Notes, such delivery to be made promptly after such notice or other written communication is received by Anixter and (iii) notice of any material amendment or modification of, or supplement to, the Senior Note Indenture, including, without limitation, any supplement governing the issuance of any additional notes under the Senior Note Indenture.

     (n) Senior Debt Ratings. Promptly after learning thereof, (i) notice of the initial establishment of any of the Senior Debt Ratings for Anixter and thereafter any change therein and (ii) a

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



copy of each notice or other written communication received by Anixter from S&P, Moody's, Duff & Phelps or any other nationally recognized rating agency relating to any of the Senior Debt Ratings.

     (o) Other Information. Such other information respecting the financial condition of Anixter or any Subsidiary of Anixter, or their respective business, operations, assets, performance or prospects, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request, including, without limitation, financial projections, business plans and any information such Person's accountants may have prepared with respect to such Person's financial condition, its business, operations, assets, performance and prospects. The Administrative Agent and the Lenders shall treat any non-public information so obtained as confidential in accordance with Section 13.20 hereof.

     6.02. Environmental Notices. Anixter shall notify the Administrative Agent and each Lender in writing, promptly upon Anixter's learning thereof, of any of the following which, in each case or together, could reasonably be expected to result in a Material Adverse Effect:

     (a) Notice that any Property of Anixter or any Subsidiary of Anixter is subject to an Environmental Lien; or

     (b) Notice to Anixter or any Subsidiary of Anixter or awareness by Anixter or any Subsidiary of Anixter of a condition which could reasonably be expected to result in (1) a notice of violation of any environmental, health or safety Requirement of Law or (2) any Liabilities and Costs with respect to any Release or threatened Release of any Contaminant into the environment.


                                  ARTICLE VII
                             AFFIRMATIVE COVENANTS

     Each Borrower covenants and agrees that, from and after the date hereof and so long as any Borrower shall have any outstanding Obligations or any Lender shall have any Commitment hereunder or any Letter of Credit remains outstanding:

     7.01. Corporate Existence, Etc. Each Borrower shall, and Anixter shall cause each of its Subsidiaries to, at all times, maintain its corporate existence and preserve and keep in full force and effect its rights and franchises, except as otherwise expressly permitted in Section 8.08 and except with respect to any Subsidiary which has no material assets or liabilities. Anixter shall promptly provide the Administrative Agent and each of the Lenders with a complete list of its Subsidiaries upon the occurrence of any change in the list set forth on Schedule 5.01(c) hereto.

     7.02. Corporate Powers, Etc. Each Borrower shall, and Anixter shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except in those jurisdictions where the failure to so qualify does not have or could not reasonably be expected to have a Material Adverse Effect.

     7.03. Compliance with Laws. Each Borrower shall, and Anixter shall cause each of its Subsidiaries to, comply with all Requirements of Law, and all restrictive covenants affecting it or its

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business, properties, assets or operations, except where the failure so to comply does not have or could not reasonably be expected to have a Material Adverse Effect.

     7.04. Payment of Taxes and Claims. Each Borrower shall, and Anixter shall cause each of its Subsidiaries to, pay (a) all material taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (b) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Customary Permitted Lien) upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such taxes, assessments and governmental charges referred to in clause (a) above or claims referred to in clause (b) above need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

     7.05. Maintenance of Properties; Insurance. Each Borrower shall, and Anixter shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, excepting ordinary wear and tear and damage, due to casualty or condemnation, all Property material to its operations and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Each Borrower shall, and Anixter shall cause each of its Subsidiaries to, maintain with financially sound insurance companies, which companies shall be licensed to do business in the states or other jurisdictions where such Property is located, the insurance policies and programs, including, self-insurance retention levels, listed on Schedule 7.05 hereto (or substantially similar programs or policies and amounts or other programs, policies and amounts acceptable to the Requisite Lenders) insuring all Property and other assets material to the operations of Anixter and its Subsidiaries against loss or damage by fire, theft, burglary, pilferage and loss in transit and business interruption, together with such other hazards as are reasonably consistent with prudent industry practice, and maintain product and other liability insurance consistent with prudent industry practice with financially sound insurance companies licensed to do business in the states where such Property is located. Not later than thirty (30) days after the renewal, replacement or material modification of any policy or program, Anixter shall deliver or cause to be delivered to the Administrative Agent (in sufficient quantity for each of the Lenders, which the Administrative Agent shall promptly distribute to each Lender) a detailed schedule setting forth for each such policy or program: (a) the amount of such policy, (b) the risks insured against by such policy, (c) the name of the insurer and each insured party under such policy, and (d) the policy number of such policy.

     7.06. Inspection of Property; Books and Records; Discussions. Each Borrower shall permit, and Anixter shall cause each of its Subsidiaries to permit, any authorized representative(s) designated by any Lender or the Administrative Agent to visit and inspect any of its properties, including financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers, employees, representatives, agents or independent certified public accountants, all upon reasonable notice and at such reasonable time and as often as may be reasonably requested. Each such visitation and inspection made by or on behalf of the Administrative Agent shall be at the Borrowers' expense. Any visitation and inspection made by or on behalf of any Lender shall be at such Lender's expense.


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




     7.07. Maintenance of Permits. Each Borrower shall obtain and maintain, and Anixter shall cause each of its Subsidiaries to obtain and maintain, in full force and effect all licenses, franchises, Permits or other rights necessary for the operation of its business, except where the failure to obtain or maintain such licenses, franchises, Permits or rights does not have and could not reasonably be expected to have a Material Adverse Effect.

     7.08. Employee Benefit Matters. Each Borrower shall establish, maintain and operate, and Anixter shall cause each of its Subsidiaries and other ERISA Affiliates to establish, maintain and operate, all Plans in all material respects in compliance with the applicable provisions of ERISA, the IRC, and all other applicable laws, and the regulations and interpretations thereunder, and the respective requirements of the governing documents for such Plans.
Each Borrower shall, and Anixter shall cause each of its Subsidiaries and other ERISA Affiliates to, establish, maintain and operate all Foreign Employee Benefit Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Foreign Employee Benefit Plans.

     7.09. Additional Guarantors. Upon the request of the Administrative Agent, Anixter will promptly cause each Subsidiary that shall not be a Guarantor hereunder (other than any Foreign Subsidiary (except as provided below) or any Subsidiary with no significant assets or operations) to execute and deliver to the Administrative Agent: (i) an instrument satisfactory in form and substance to the Administrative Agent under which it shall undertake the obligations of a Guarantor, and (ii) an instrument satisfactory in form and substance to the Administrative Agent under which it shall become a party to the Contribution Agreement, together with such evidence as the Administrative Agent may reasonably request as to the corporate power and authority of such Subsidiary to execute the foregoing instruments and perform its obligations thereunder. Notwithstanding the foregoing, if at any time the Administrative Agent, in its reasonable judgment, determines that the assets or operations of Anixter Puerto Rico, Anixter Philippines, Anixter Thailand, or Anixter Venezuela have become material, such Subsidiary shall execute and deliver the aforementioned documents to the Administrative Agent.

     7.10. Use of Proceeds. The proceeds of the Loans and the Letters of Credit may be used only in the ordinary course of business and for working capital and other proper corporate purposes. Letters of Credit may be used (a) to support financial or performance obligations of the Borrowers, and/or (b) with respect to Commercial Letters of Credit, to facilitate international purchases.

                                  ARTICLE VIII
                               NEGATIVE COVENANTS

     Each Borrower covenants and agrees that, on and after the date hereof and so long as any Borrower shall have any outstanding Obligations or any Lender shall have any Commitment hereunder or any Letter of Credit remains outstanding:

     8.01. Indebtedness. No Borrower shall, and Anixter shall not permit any member of the Consolidated Group to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

     (i)  the Obligations;

     (ii)  the Existing Indebtedness;

     (iii) the Senior Notes;

     (iv)  Indebtedness in respect of Accommodation Obligations permitted by
Section 8.04;

     (v)  Indebtedness of any Subsidiary to Anixter or any other Subsidiary;

     (vi)  Indebtedness of Anixter to any Subsidiary;

     (vii) other Indebtedness of Anixter and its Subsidiaries, including without limitation subordinated indebtedness, which does not exceed in the aggregate $250,000,000 at any one time outstanding.

     8.02.  Sales of Assets; Liens.

     (a) Limitation on Sales. No Borrower shall, and Anixter shall not permit any Subsidiary of Anixter to, sell, assign, transfer, lease, convey or otherwise dispose of any properties or assets, including, without limitation, any capital stock of any Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except for:

     (i) sales of inventory in the ordinary course of business;

     (ii) the disposition of obsolete equipment in the ordinary course of business;

     (iii) sales by Anixter of stock of a Subsidiary held by it, in any transaction or series of related transactions not constituting a Material Transaction, individually or taken together;

     (iv) sales, assignments, transfers, leases, conveyances or other dispositions of other assets, other than the stock of any Subsidiary, for cash consideration and for not less than fair market value which do not constitute a Material Transaction individually or in the aggregate (together with all sales of stock of any Subsidiary under clause (iii) above); and

     (v) transfers of assets to any Affiliate for less than fair market value to the extent such transfer constitutes a permitted Investment pursuant to Section 8.03.

     (b) Liens. No Borrower shall, and Anixter shall not permit any Subsidiary of Anixter to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of its Property (including all capital stock of any Subsidiary of Anixter) except:

     (i)  Customary Permitted Liens;

     (ii)  Permitted Existing Liens;

     (iii) Liens on assets of any joint venture described in Section
8.03(vii);

     (iv) Liens on property existing at the time of acquisition thereof by Anixter or any of its Subsidiaries and not created in contemplation of such acquisition and Liens securing purchase money Indebtedness for Property to the extent the aggregate outstanding principal amount of such Indebtedness does not exceed
$20,000,000, is permitted under Section 8.01 and the value of the Property securing such Indebtedness approximates the amount of such Indebtedness;

     (v) Liens with respect to judgments or attachments which do not result in an Event of Default or Potential Event of Default hereunder; and

     (vi) Liens on the assets of Foreign Subsidiaries which are not Borrowers; provided, the aggregate amount of Indebtedness secured by such Liens shall not exceed the Dollar Equivalent of $2,500,000.

     8.03. Investments. No Borrower shall, and Anixter shall not permit any of its Subsidiaries to, directly or indirectly make or commit to make any advance, loan, extension of credit or capital contribution, or purchase of any stock, bonds, notes, debentures or other securities or evidences of indebtedness of, or make any other investment in, any Person, including, without limitation, any Affiliate of Anixter (all such transactions being referred to as "Investments") except:

     (i)  Investments by Anixter or any of its Subsidiaries in Cash
Equivalents;

     (ii)  Investments made prior to the date hereof and set forth on
Schedule 8.03;

     (iii) Investments arising from sales in the ordinary course of business on customary trade terms;

     (iv) Investments constituting (a) loans by Anixter or any Subsidiary of Anixter to its employees in each case in the ordinary course of business not in excess of an aggregate amount of $5,000,000 outstanding at any one time and
(b) in addition to the loans permitted pursuant to clause (a), loans by Anixter to its employees concurrent with the exercise of an option for the purchase of capital stock of Anixter pursuant to the Anixter Distribution Stock Plan, which loans shall: (1) be in an amount not to exceed the lesser of (A) $15,000,000 in the aggregate and (B) the sum of (i) the exercise price with respect to the stock being purchased plus (ii) the amount of tax withheld on the difference between the exercise price with respect to such stock and the fair market value of such stock on the date of exercise of such option; and (2) be secured by a pledge in favor of Anixter of the capital stock so purchased;

     (v) Investments in connection with the acquisition by Anixter or any Subsidiary of substantially all of the assets or all of the capital stock of any Person not in excess of an individual amount of $25,000,000 or an aggregate amount of $50,000,000 over the term of this Agreement;

     (vi)   Investments in the Anixter-Frontier Joint Venture, and
Investments in connection with the purchase of any other Person's interest in the Anixter-Frontier Joint Venture, not to exceed $20,000,000 in the aggregate;

     (vii) Investments in any joint ventures other than the Anixter-Frontier Joint Venture, and Investments in connection with the purchase of any other Person's interest in any such joint ventures, which do not exceed $20,000,000 in the aggregate;

     (viii) Investments (other than those set forth on Schedule 8.03) in notes receivable received in connection with transactions permitted pursuant to
Section 8.02(a); provided, the aggregate amount of such Investments at any one time outstanding shall not exceed $5,000,000;

     (ix) Investments by Anixter in any Subsidiary of Anixter; provided, however, that after giving effect to any such Investment, the sum of (a) the aggregate amount of such Investments made after the Effective Date and not constituting loans or extensions of credit, and (b) the aggregate outstanding principal balance of such Investments constituting loans or extensions of credit, shall not exceed twenty-five percent (25%) of Anixter's total assets as of the end of the most recent Fiscal Quarter then ended, determined on a consolidated basis in accordance with Agreement Accounting Principles;

     (x) Investments by any Subsidiary of Anixter in any other Subsidiary of Anixter;

     (xi) Investments constituting loans permitted by Section 8.01(vi); and

     (xii) other Investments not to exceed $5,000,000 in the aggregate outstanding at any time.

     Notwithstanding anything to the contrary contained in this Section 8.03, neither Anixter nor any Subsidiary of Anixter shall acquire more than twenty percent (20%) of the capital stock of any Person in a transaction that has not been approved by such Person's board of directors.

     8.04. Accommodation Obligations. No Borrower shall, and Anixter shall not permit any Subsidiary of Anixter to, directly or indirectly, create or become or be liable with respect to any Accommodation Obligation involving Indebtedness of AXE or any Affiliate of AXE which is not a Subsidiary of Anixter. In addition, no Borrower shall, and Anixter shall not permit any Subsidiary to, directly or indirectly, create or become or be liable with respect to any Accommodation Obligation except:

     (i) guaranties resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

     (ii) Accommodation Obligations arising in connection with the Transaction Documents;

     (iii) Accommodation Obligations of Anixter arising in connection with the proposed issuance of Canadian rate reset bonds by a Canadian Subsidiary of Anixter in an aggregate principal amount not to exceed the Dollar Equivalent of $50,000,000;

     (iv) Accommodation Obligations by Anixter with respect to lessees' obligations to third-party lessors under leases of Property purchased from Anixter and its Subsidiaries, in an aggregate amount not to exceed $5,000,000;

     (v) Accommodation Obligations of Anixter and its Subsidiaries arising in connection with Hedging Contracts entered into with any of the Lenders; and

     (vi) Other Accommodation Obligations by Anixter and its Subsidiaries in an aggregate amount outstanding at any time not to exceed the Dollar Equivalent of Forty Million Dollars ($40,000,000), except that such Accommodation Obligations may exceed the Dollar Equivalent of $40,000,000 provided that at all times when such Accommodation Obligations exceed $40,000,000, the Borrowers maintain unused Commitments hereunder at least equal to the amount by which such Accommodation Obligations exceed $40,000,000; provided, however, that no such Accommodation Obligations shall be entered into or incurred after the occurrence and during the continuance of an Event of Default or Potential Event of Default.

     8.05. Restricted Junior Payments. No Borrower shall, and Anixter shall not permit any Subsidiary of Anixter to, declare or make any Restricted Junior Payment, except:

     (i) payments of dividends by Anixter to AXE or redemption, retirement, purchase or other acquisition for value, direct or indirect, of any shares of capital stock of Anixter issued to AXE provided: (a) at the time thereof and after taking into account the payment thereof, no Event of Default or Potential Event of Default exists or is pending, whether or not such Event of Default or Potential Default has been reported to the Administrative Agent; and (b) the aggregate amount of such dividends, redemptions, retirements, purchases or other acquisitions does not exceed $11,500,000 plus fifty percent (50%) of the consolidated net income of the Consolidated Group for the period from January 1, 1996 to the date of such calculation; and

     (ii) payments by Anixter to AXE under the Tax Allocation Agreement provided: (a) no such payments shall be made at any time with respect to the income (whether trade or business income or passive income) of Anixter's Foreign Subsidiaries unless Anixter has received a like amount from such Foreign Subsidiaries; (b) no such payments shall be made at any time to the extent such payments are not in an amount substantially the same as the amount of federal and state taxes which would be due and payable by Anixter and the corporations (with Anixter, collectively the "Borrower Group") which would be members of the "affiliated group" (as defined in Section 1504 of the IRC) of which Anixter would be the common parent if Anixter were not a member of the AXE affiliated group (as so defined) (the "AXE Group") if the Borrower Group filed a separate consolidated federal income tax return and separate consolidated or combined state income tax returns; (c) no such payments shall be made at any time an Event of Default or Potential Event of Default exists or is pending, whether or not such Event of Default or Potential Default has been reported to the Administrative Agent, to the extent such payments exceed the lesser of (1) the amount of federal and state taxes which would be due and payable by the Borrower Group, if the Borrower Group filed a separate consolidated federal income tax return and separate consolidated or combined state income tax returns and (2) the amount of the tax liability actually incurred and paid by the AXE Group; and (d) no such payment shall be made after the occurrence of an Event of Default under Section 10.01(f) or 10.01(g).

     8.06. Conduct of Business. No Borrower shall, and Anixter shall not permit any of its Subsidiaries to, engage in any business other than the business engaged in by Anixter or such Subsidiary on the date hereof and any business activities substantially similar or related thereto. No Borrower shall, and Anixter shall not permit any of its Subsidiaries to, enter into any interest rate, commodity or foreign currency exchange, swap, collar, cap, option, forward, futures or similar agreements other than Hedging Contracts.

     8.07. Transactions with Affiliates. No Borrower shall, and Anixter shall not permit any other Subsidiary to, directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any of its Affiliates on terms that are less favorable to it than those fair and reasonable terms that might be obtained in a comparable arms-length transaction at the time other than transactions permitted pursuant to Section 8.05, and payments to AXE in respect of directors' fees and reasonable allocated expenses not to exceed $3,000,000 per year in the aggregate.

     8.08.  Restriction on Fundamental Changes.

     (a) No Borrower shall, and Anixter shall not permit any of its Subsidiaries to, enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any substantial part of its business or Property, whether now or hereafter acquired, except:

     (i)  as otherwise permitted under Section 8.02(a); and

     (ii) any Subsidiary may merge into or convey, sell, lease or transfer all or substantially all of its assets to Anixter or any other Subsidiary of Anixter.

     (b) No Borrower shall, and Anixter shall not permit its Subsidiaries to, acquire by purchase or otherwise any property or assets of, or stock or other evidence of beneficial ownership of, any Person, except in the ordinary course of its business or to the extent permitted pursuant to Section 8.03.

     8.09. Employee Benefit Matters. No Borrower shall, and Anixter shall not permit any of its ERISA Affiliates to do any of the following which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect:

     (i) Engage in any prohibited transaction described in Section 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

     (ii) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

     (iii) fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

     (iv)  terminate any Benefit Plan in a distress termination under
Section 4041(c) of ERISA which would result in any liability to Anixter or any ERISA Affiliate;

     (v) fail to make any contribution or payment to any Multiemployer Plan which Anixter or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

     (vi) fail to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

     (vii) amend a Plan resulting in an increase in current liability for the plan year such that Anixter or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC;

     (viii) permit any unfunded liabilities with respect to any Foreign Pension Plan to exist; or

     (ix) fail to pay any required contribution or payment to a Foreign Pension Plan on or before the date for such required installment or payment.

     8.10. Environmental Liabilities. No Borrower shall, and Anixter shall not permit any of its Subsidiaries to, become subject to any Liabilities and Costs which could reasonably be expected to have a Material Adverse Effect and which arise out of or are related to (a) the Release or threatened Release at any location of any Contaminant into the environment, or any Remedial Action in response thereto, or (b) any violation of any environmental, health and safety Requirements of Law.

     8.11. Margin Regulations. No portion of the proceeds of any credit extended under this Agreement shall be used in any manner which might cause the extension of credit or the application of such proceeds to violate Regulation G, Regulation T, Regulation U or Regulation X or any other regulation of the Federal Reserve Board or to violate the Securities Exchange Act or the Securities Act, in each case as in effect on the date or dates of such Borrowing and the use of such proceeds.

     8.12. Change of Fiscal Year. No member of the Consolidated Group shall change its fiscal year, except that any Subsidiary of Anixter may conform its fiscal year to Anixter's Fiscal Year.

     8.13. Modification of Senior Note Indenture; Issuance of Additional Senior Notes. Anixter shall not amend, modify or supplement the Senior Note Indenture in any manner materially adverse to the Lenders, or issue additional senior notes pursuant to the Senior Note Indenture which have covenants or other undertakings by Anixter that are materially less favorable to Anixter than the covenants and undertakings set forth in the Senior Note Indenture .

     8.14. Hedging Contracts. No Borrower shall, and Anixter shall not permit any of its Subsidiaries to, enter into any Hedging Contract other than in the ordinary course of its business to hedge actual interest rate, foreign currency or commodity exposure.


                                   ARTICLE IX
                              FINANCIAL COVENANTS

     9.01. Reserved.

     9.02. Minimum Consolidated Net Worth. Each Borrower covenants and agrees that, on and after the date hereof so long as any Borrower shall have any Obligations or any Lender has any Commitment hereunder or any Letter of Credit remains outstanding, no Borrower shall permit Consolidated Net Worth at any time to be less than (i) the Base Amount plus (ii) fifty percent (50%) of cumulative consolidated net income of the Consolidated Group from and after July 1, 1996 minus (iii) an amount, not to exceed $15,000,000 in the aggregate, in connection with all redemptions, retirements, purchases or other acquisitions for value, direct or indirect, of any shares of capital stock of Anixter issued to its employees under and pursuant to the provisions of the Anixter Distribution Stock Plan made in conformity with the provisions of Section 8.03(iv)(b).

     9.03 Ratio of Indebtedness to Capitalization. Each Borrower covenants and agrees that, on and after the date hereof so long as any Borrower shall have any Obligations or any Lender has any Commitment hereunder or any Letter of Credit remains outstanding, no Borrower shall permit the ratio of (a) Total Indebtedness to (b) the sum of (i) Consolidated Net Worth and (ii) Total Indebtedness, as of the end of any Fiscal Quarter, to be greater than the following:


           Period                    Ratio of Indebtedness to Capitalization
   --------------------------------  ---------------------------------------

   From the Effective Date
   through and including
   September 30, 1997                         .65 to 1.00

   From and after December 31, 1997           .60 to 1.00



     9.04. Consolidated Interest Coverage Ratio. Each Borrower covenants and agrees that, on and after the date hereof so long as any Borrower shall have any Obligations or any Lender has any Commitment hereunder or any Letter of Credit remains outstanding, no Borrower shall permit the Consolidated Interest Coverage Ratio calculated at the end of each Fiscal Quarter for the period of the immediately preceding four Fiscal Quarters to be less than 3.50 to 1.

     9.05.  Reserved.

     9.06. Capital Expenditures. No Borrower shall, and Anixter shall not permit any of its Subsidiaries which are members of the Consolidated Group to, in any Fiscal Year, purchase, invest in or otherwise acquire, including by Capital Leases, additional property, plant and equipment or other fixed assets which capital expenditures, net of dispositions of fixed assets during such Fiscal Year (determined based upon the lesser of the book value of such disposed assets or the net cash proceeds received), exceed the sum of $45,000,000 in the aggregate for each of the Fiscal Years ending December 31, 1996 and December 31, 1997, or $55,000,000 in the aggregate for each Fiscal Year thereafter, in each case plus the difference, if positive, between (1) the maximum aggregate amount of such capital expenditures permitted pursuant to this Section 9.06 for the immediately preceding Fiscal Year and (2) the aggregate amount of actual capital expenditures for such preceding Fiscal Year.

     9.07. Calculation of Financial Covenants. All financial covenants in this Article IX shall be calculated after the elimination of the minority interest in any Subsidiaries which are not wholly-owned Subsidiaries.

                                   ARTICLE X
                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

     10.01. Events of Default. Each of the following occurrences shall constitute an Event of Default under this Agreement:

     (a) Failure to Make Payments When Due. Any Borrower shall fail (i) to pay when due any principal of any Loan or Reimbursement Obligation, or (ii) to pay when due any interest on any Loan or Reimbursement Obligation, or any fee or other amount payable under this Agreement or any of the other Loan Documents and such failure under this clause (ii) shall continue for three (3) calendar days.

     (b) Breach of Certain Covenants. Any Borrower or any Subsidiary of any Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation under Sections 6.01 (other than clauses (d), (f), (i), and (j) thereof), 7.01, 7.05, 7.10 or under Articles VIII (other than Section
8.09 thereof) or IX hereof.

     (c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by any Borrower or any Guarantor to the Administrative Agent, any Issuing Bank or any Lender herein or by Anixter or any Subsidiary of Anixter in any of the other Loan Documents or in any written statement or certificate at any time given by Anixter or any Subsidiary of Anixter pursuant to any of the Loan Documents shall be false or misleading in any respect on the date as of which made or deemed made.

     (d) Other Defaults. Anixter or any Subsidiary of Anixter shall fail duly and punctually to perform or observe any agreement, covenant or obligation arising under this Agreement (except those described in Sections 10.01(a), (b) and (c)) or under any of the other Loan Documents, and such failure shall continue for fifteen (15) days (or, in the case of Loan Documents other than this Agreement, any longer period of grace expressly set forth therein).

     (e) Default as to Other Indebtedness. AXE, Anixter or any Subsidiary of Anixter shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) on any Indebtedness of such Person, other than any of the Obligations, if the aggregate outstanding amount of all such Indebtedness owed by all such parties (without duplication) is $5,000,000 or more; or any breach, default or event of default shall occur, or any other event shall occur or condition shall exist, under any instrument, agreement or indenture pertaining thereto, if the effect thereof is to accelerate, or permit the holder(s) of such Indebtedness to accelerate, the maturity of any such Indebtedness; or any such Indebtedness shall be declared to be due and payable or required to be prepaid or mandatorily redeemed (other than by a regularly scheduled required prepayment prior to the stated maturity thereof); or the holder of any Lien, in any amount, shall commence foreclosure of such Lien upon property of AXE, Anixter or any Subsidiary of Anixter having a book or fair market value in excess of $5,000,000 in the aggregate.

     (f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) An involuntary case shall be commenced against AXE, Anixter or any Subsidiary of Anixter with assets in excess of $1,000,000, and the petition shall not be dismissed within sixty (60) days after commencement of the case, or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of AXE, Anixter or any Subsidiary of Anixter with assets in excess of $1,000,000 in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state or foreign law.

     (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any AXE, Anixter or any Subsidiary of Anixter with assets in excess if $1,000,000, or over all or a substantial part of the property of any such Person, shall be entered; or an interim receiver, trustee or other custodian of AXE, Anixter or any Subsidiary of Anixter with assets in excess if $1,000,000, or of all or a substantial part of any such Person's property, shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of AXE, Anixter or any Subsidiary of Anixter with assets in excess if $1,000,000, shall be issued and any such event shall not be stayed, vacated, dismissed, bonded or discharged within sixty (60) days of entry, appointment or issuance.

     (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. AXE, Anixter or any Subsidiary of Anixter with assets in excess of $1,000,000 shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking of possession by a receiver, trustee or other custodian for all or a substantial part of its property; AXE, Anixter or any Subsidiary of Anixter with assets in excess of $1,000,000 shall make any assignment for the benefit of creditors or shall be unable or generally fail, or admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors (or any committee thereof) of AXE, Anixter or any Subsidiary of Anixter with assets in excess if $1,000,000 adopts any resolution to authorize or approve any of the foregoing.

     (h) Judgments. (i) An Enforceable Judgment (other than an Enforceable Judgment described in the proviso contained in the definition of Enforceable Judgment) for the payment of money in excess of $2,000,000 shall be rendered against Anixter or any Subsidiary of Anixter and such Enforceable Judgment shall continue unsatisfied or unstayed for a period of thirty (30) days or action shall have been commenced to foreclose on such Enforceable Judgment, or
(ii) an Enforceable Judgment described in the proviso contained in the definition of Enforceable Judgment shall be rendered against any Borrower.

     (i) Dissolution. Any order, judgment or decree shall be entered against AXE, Anixter or any Subsidiary of Anixter with assets in excess if $1,000,000 decreeing its involuntary dissolution or split-up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days; or AXE, Anixter or any Subsidiary of Anixter with assets in excess if $1,000,000 shall otherwise dissolve or cease to exist, in each case except as expressly permitted pursuant to Section 8.08.

     (j)  Reserved.

     (k) Change in Control. (i) Any Change of Control occurs, or any Put Event occurs and holders of Senior Notes notify Anixter of their election to require Anixter to purchase Senior Notes having an aggregate outstanding principal balance of $2,500,000 or more; (ii) Anixter shall cease to own directly or indirectly all of the capital stock of the Borrowing Subsidiaries, (other than director's qualifying shares); or (iii) except as permitted in
Section 8.02, Anixter shall cease to own at least 51% of each class of the capital stock of each Subsidiary of Anixter (other than the Borrowing Subsidiaries).

     (l) Employee Benefit Related Liabilities. (i) Any one or more Termination Events occur which could reasonably be expected to subject Anixter or an ERISA Affiliate to a liability to pay more than $2,000,000 in the aggregate; (ii) the plan administrator of any Plan applies under Section 412(d) of the IRC for a waiver of the minimum funding standards of Section 412(a) of the IRC and the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either Anixter or any ERISA Affiliate to a liability of more than $2,000,000 in the aggregate.

     (m) Contribution Agreement Default. Any party to the Contribution Agreement shall terminate or revoke any of its obligations under the Contribution Agreement or breach any of the terms of the Contribution Agreement.

     (n) Subordination Default. Any breach or other violation by any holder of Revolving Subordinated Notes of the subordination or enforcement restrictions, including, without limitation, those in the Subordination Agreement, shall occur.

     (o) Guaranty Default. Any party to the guaranty set forth in Article XII hereof shall terminate or revoke any of its obligations thereunder or breach any of the terms thereof, or such guaranty shall otherwise become unenforceable for any reason.

     For purposes of this Agreement and each of the other Loan Documents, an Event of Default shall be deemed "continuing" until cured or waived in writing in accordance with Section 13.08.

     10.02.  Rights and Remedies.

     (a) Acceleration and Termination of Commitments. Upon the occurrence of any Event of Default described in Section 10.01(f) or 10.01(g) with respect to any Borrower or any Domestic Subsidiary, the Commitments shall automatically and immediately terminate and the unpaid principal amount of and any and all accrued interest on the Loans, all Reimbursement Obligations and all other Obligations shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are expressly waived by the Borrowers, and the obligation of each Lender to make any Loan hereunder and of each Issuing Bank to issue any Letter of Credit shall thereupon terminate; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent shall at the request, or may with the consent, of the Requisite Lenders, by written notice to Anixter, (i) declare that the Commitments are terminated, whereupon the Commitments and the obligation of each Lender to make any Loan hereunder and of each Issuing Bank to issue any Letter of Credit shall immediately terminate, and (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans, and all Reimbursement Obligations and all other Obligations to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are expressly waived by the Borrowers.

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





     (b) Deposit for Letters of Credit. In addition, upon demand by the Administrative Agent, the applicable Issuing Bank or the Requisite Lenders after the occurrence and during the continuance of any Event of Default, Anixter shall deposit with the Administrative Agent for the benefit of the applicable Issuing Bank with respect to each Letter of Credit then outstanding which was issued by such Issuing Bank, cash or Cash Equivalents in Dollars in an amount equal to the greatest amount for which such Letter of Credit may be drawn. Such deposit and cash deposits shall be held by the Administrative Agent for the benefit of such Issuing Bank as cash collateral and security for, and to provide for the payment of, the Reimbursement Obligations, and may, and will at the request of the applicable Issuing Bank, be applied by the Administrative Agent from time to time in payment of any of the Reimbursement Obligations then due and payable. Anixter grants to the Administrative Agent, for the benefit of itself, the Lenders and the Issuing Banks, a security interest in and right of setoff against any such deposit or deposits. Pending the application of such deposit to payment of the Reimbursement Obligations, the Administrative Agent may invest such deposit in an open account or similar immediately available savings deposit and all interest accrued thereon shall be held with such deposit as additional security for the Reimbursement Obligations. Such deposits shall be held by the Administrative Agent until the Reimbursement Obligations have been paid in full and all Letters of Credit have expired or been canceled.

     (c) Rescission. If at any time after acceleration of the maturity of the Loans, the Borrowers shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 12.08, then by written notice to Anixter, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences and thereupon the Administrative Agent shall release any deposit made pursuant to Section 10.02(b); but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Requisite Lenders; they are not intended to benefit the Borrowers and do not give any Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.


                                   ARTICLE XI
                            THE ADMINISTRATIVE AGENT

     11.01. Appointment. (a) Each Lender and each Issuing Bank designates and appoints Chase as the Administrative Agent under this Agreement and the Loan Documents, and each Lender and each Issuing Bank irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are incidental thereto. The Administrative Agent agrees to act as such on the express conditions contained in this Article XI.

     (b) The provisions of this Article XI are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and no Borrower shall have any right to rely on or enforce any of the provisions hereof (other than as expressly set forth in Section 11.07 or in Section 11.08). In

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performing its functions and duties under this Agreement, the Administrative
Agent shall act solely on behalf of the Lenders and the Issuing Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any Affiliate of any Borrower.

     11.02. Nature of Duties. The Administrative Agent shall be an independent contractor of the Lenders and the Issuing Banks and shall not have any duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Administrative Agent shall be mechanical and administrative in nature. Each Lender acknowledges and agrees that the use of the term "Administrative Agent" herein is based upon market convention and is not intended to create, and shall not create, a fiduciary relationship between the Person acting in the capacity of "Administrative Agent" and any Lender or any Issuing Bank. Nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein. Each of the Lenders agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives. Each Lender and each Issuing Bank shall make its own independent investigation of the financial condition and affairs of Anixter and its Subsidiaries in connection with the making and the continuance of the Loans hereunder, the issuance of Letters of Credit and the entering into any Hedging Contract and shall make its own appraisal of the creditworthiness of Anixter and its Subsidiaries, and the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or any Issuing Bank with any credit or other information with respect thereto, whether coming into its possession before the Effective Date or at any
time or times thereafter, except as expressly required herein.   If the
Administrative Agent seeks the consent or approval of the Requisite Lenders to the taking or refraining from taking any action hereunder, the Administrative Agent shall send notice thereof to each Lender. The Administrative Agent shall promptly notify each Lender at any time that the Requisite Lenders or, where expressly required, all of the Lenders, have instructed the Administrative Agent to act or refrain from acting pursuant hereto.

     11.03. Rights, Exculpation, Etc. Neither the Administrative Agent nor any of its Affiliates nor any of its officers, directors, employees, agents, attorneys or consultants shall be liable to any Lender or any Issuing Bank for any action taken or omitted by it or such Person hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that (i) the Administrative Agent shall be obligated on the terms set forth herein for performance of its express obligations hereunder, and (ii) no Person shall be relieved of any liability imposed by law for its gross negligence or willful misconduct (as determined by the final judgment of a court of competent jurisdiction). The Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to the terms of this Agreement and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender or Issuing Bank to whom payment was due, but not made, shall be to recover from other Lenders and Issuing Banks any payment in excess of the amount to which they are determined to have been entitled. The Administrative Agent shall not be responsible to any Lender or any Issuing Bank for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents, or any of the transactions contemplated hereby and thereby, or of any of the Transaction Documents or any of the transactions contemplated thereby, or for the financial condition of Anixter or any of its Subsidiaries. The Administrative Agent shall not be required to make any inquiry concerning

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



either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of Anixter or any of its Subsidiaries, or the existence or possible existence of any Potential Event of Default or Event of Default. The Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Administrative Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders or, where expressly required, all of the Lenders. Without limiting the foregoing, no Lender or Issuing Bank shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders or, where expressly required, all of the Lenders.

     11.04. Reliance. The Administrative Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for any Borrower), independent public accountants and other experts selected by it in good faith.

     11.05. Indemnification. To the extent that the Administrative Agent is not reimbursed and indemnified by the Borrowers, or the Borrowers fail upon demand by the Administrative Agent to perform their obligations to reimburse or indemnify the Administrative Agent for obligations arising under Sections 13.03 and 13.04, the Lenders will reimburse and indemnify the Administrative Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction. The obligations of the Lenders under this Section 11.05 shall survive the payment in full of the Loans and Reimbursement Obligations and the termination of this Agreement.

     11.06. The Administrative Agent Individually. With respect to its Pro Rata Share and Applicable Percentages hereunder and the Loans made and Letters of Credit issued and participated in by it, the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or one of the Requisite Lenders. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrowers as if it were not acting as Administrative Agent pursuant hereto.


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




     11.07. Successor Administrative Agent; Resignation of Administrative Agent. (a) The Administrative Agent may resign from the performance of its functions and duties hereunder at any time by giving at least thirty (30) days prior written notice to the Lenders and Anixter. If the Administrative Agent gives notice of its desire to resign from the performance of its functions and duties as Administrative Agent, any such resignation shall take effect only upon the acceptance by a successor Administrative Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

     (b) The Requisite Lenders shall appoint a successor Administrative Agent who shall be reasonably satisfactory to Anixter provided no such approval of Anixter shall be required after the occurrence and during the continuance of an Event of Default.

     (c) If a successor Administrative Agent shall not have been so appointed within said thirty (30) day period, the retiring Administrative Agent, with the consent of Anixter (which may not be withheld unreasonably), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent until such time, if any, as the Requisite Lenders, with the consent of Anixter (which may not be withheld unreasonably), appoint a successor Administrative Agent as provided above. No consent of Anixter shall be required after the occurrence and during the continuance of an Event of Default.

     (d) Upon the appointment of a successor Administrative Agent, the term "Administrative Agent" shall, for all purposes of this Agreement, thereafter include such successor, except that the retiring Administrative Agent shall reserve all rights as to Obligations accrued or due to it, in its capacity as such, at the time of such succession and all rights (whenever arising) under
Section 12.04.

     (e) Notwithstanding anything in this Section 11.07 to the contrary, no Person shall serve as an Administrative Agent unless such Person is a Lender.

     11.08. Reserved.

     11.09.  Relations Among Lenders.

     (a) Except with respect to the exercise of set-off rights of any Lender in accordance with Section 13.06, the proceeds of which are applied in accordance with this Agreement, and except as set forth below, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Borrower or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Requisite Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Administrative Agent.

     (b) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. Notwithstanding the foregoing, and subject to Section 12.07(a) hereof, any Lender shall have the right to enforce on an unsecured basis the payment of the principal of and interest on any Loan made by it after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.


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




     (c) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Bank, any Existing Lender or any other Lender and based on the financial statements prepared by Anixter and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     11.10. Notices to AXE. At any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and shall at the direction of the Requisite Lenders, notify AXE of the occurrence of such Event of Default in connection with AXE's obligations under the Subordination Agreement.


                                  ARTICLE XII
                                   GUARANTEE

     In order to induce the Lenders to extend credit hereunder and the Issuing Banks to issue the Letters of Credit hereunder, each Guarantor fully and unconditionally guarantees, as a primary obligor and not merely as a surety, jointly with the other Guarantors and severally, the Obligations (including, without limitation, interest accruing hereunder after the commencement of any case under the United States Bankruptcy Code, whether or not allowed as a claim in such case). Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its Guarantee hereunder notwithstanding any such extension or renewal of any Obligation.

     Each Guarantor waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Guarantors hereunder shall not be affected by the failure of any Lender, any Issuing Bank or the Administrative Agent to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement or any of the other Loan Documents or otherwise, or, except as specifically provided therein, by any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any of the other Loan Documents or any other agreement.

     Each Guarantor further agrees that its Guarantee hereunder constitutes a promise of payment when due and not merely of collection, and waives any right to require that any resort be had by any Lender or any Issuing Bank to any balance of any deposit account or credit on the books of any Lender or any Issuing Bank in favor of any Borrower or any other person.

     Each Guarantor agrees that its obligations under this Guarantee shall be unconditional, irrespective of:

     (i) the validity, enforceability, avoidance, novation or subordination of any of the Obligations or any of the Loan Documents;


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




     (ii) the absence of any attempt by, or on behalf of, any Lender, any Issuing Bank or the Administrative Agent to collect, or to take any other action to enforce, all or any part of the Obligations whether from or against any Borrower, any other guarantor of the Obligations or any other Person;

     (iii) the election of any remedy by, or on behalf of, any Lender, any Issuing Bank or the Administrative Agent with respect to all or any part of the Obligations;

     (iv) the waiver, consent, extension, forbearance or granting of any indulgence by, or on behalf of, any Lender, any Issuing Bank or the Administrative Agent with respect to any provision of any of the Loan Documents;

     (v) the failure of the Administrative Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations;

     (vi) the election by, or on behalf of, any one or more of the Lenders or Issuing Banks, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the "Bankruptcy Code"), of the application of Section 1111(b)(2) of the Bankruptcy Code;

     (vii) any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;

     (viii) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of any of the Lenders, any of the Issuing Banks or the Administrative Agent for repayment of all or any part of the Obligations; or

     (ix) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of any Borrower or any Guarantor.

     The obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise. The Lenders and Issuing Banks, either themselves or acting through the Administrative Agent, are authorized, without notice or demand and without affecting the liability of any Guarantor hereunder, from time to time, (a) to renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, all or any part of the Obligations, or to otherwise modify, amend or change the terms of any of the Loan Documents; (b) to accept partial payments on all or any part of the Obligations; (c) to take and hold security or collateral for the payment of all or any part of the Obligations, this Guarantee, or any other guaranties of all or any part of the Obligations, (d) to exchange, enforce, waive and release any such security or collateral; (e) to apply such security or collateral and direct the order or manner of sale thereof as in their discretion they may determine; (f) to settle, release, exchange, enforce, waive, compromise or collect or otherwise liquidate all or any part of the Obligations, this Guarantee, any other guaranty of all or any part of the Obligations, and any security or collateral for the Obligations or for any such guaranty.

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





     The Guarantors consent and agree that none of the Lenders, Issuing Banks nor the Administrative Agent nor any Person acting for or on behalf of the Lenders, Issuing Banks or the Administrative Agent shall be under any obligation to marshall any assets in favor of any Guarantor or against or in payment of any or all of the Obligations. The Guarantors further agree that, to the extent that any Borrower, any Guarantor or any other guarantor of all or any part of the Obligations makes a payment or payments to any Lender, any Issuing Bank or the Administrative Agent, or any Lender, any Issuing Bank or the Administrative Agent receives any proceeds of collateral for all or any part of the Obligations, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to such Borrower, such Guarantor, such other guarantor or any other Person, or their respective estates, trustees, receivers or any other party, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the part of the Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

     In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against the Guarantors by virtue hereof, upon the failure of any Borrower to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, in cash, the amount of such unpaid Obligations. The Guarantors further agree, jointly and severally, that if payment in respect of any of the Obligations owed to any Lender or any Issuing Bank shall be due in a currency other than Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligations in such currency or such place of payment shall be impossible or, in the judgment of such Lender or Issuing Bank, not consistent with the protection of its rights or interests, then, at the election of such Lender or Issuing Bank, the Guarantors shall make payment of such Obligation in Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify such Lender or Issuing Bank against any losses or expenses that it shall sustain as a result of such alternative payment.

     Until the Obligations have been indefeasibly paid in full in cash, the Guarantors (i) shall have no right of subrogation with respect to such Obligations and (ii) waive any right to enforce any remedy which the Lenders, Issuing Banks or the Administrative Agent (or any of them) now have or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Obligations or any other Person, and the Guarantors waive any benefit of, and any right to participate in, any security or collateral given to the Lenders, the Issuing Banks and the Administrative Agent (or any of them) to secure the payment or performance of all or any part of the Obligations or any other liability of the Borrowers to the Lenders or Issuing Banks.

     This Guarantee shall continue in full force and effect and may not be terminated or otherwise revoked until the Obligations shall have been fully and indefeasibly paid (in cash) and discharged and this Agreement and all financing arrangements between the Borrowers and the Lenders and Issuing Banks shall have been terminated. If, notwithstanding the foregoing, the Guarantors (or any of them) shall have any right under applicable law to terminate or revoke this Guarantee, the Guarantors agree that such termination or revocation shall not be effective until a written notice of such revocation or termination, specifically referring hereto, signed by the Guarantors, is actually received by the Administrative Agent. Such notice shall not affect the right and power of any of the Lenders, any of

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



the Issuing Banks or the Administrative Agent to enforce rights arising prior to receipt thereof by the Administrative Agent. If any Lender grants loans or takes other action, or any Issuing Bank issues Letters of Credit, after a Guarantor terminates or revokes this Guarantee but before the Administrative Agent receives such written notice, the rights of such Lender or Issuing Bank with respect thereto shall be the same as if such termination or revocation had not occurred. The provisions of this Article XII shall remain in full force and effect, notwithstanding any termination of this Agreement, until the Obligations shall have been fully and indefeasibly paid (in cash) and discharged.



                                  ARTICLE XIII
                                 MISCELLANEOUS

     13.01. Survival of Warranties and Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loans hereunder.

     13.02.  Assignments and Participations.

     (a) At any time after the Effective Date, each Lender may assign to one or more banks or financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, Loans, participations in the Letters of Credit and its obligations to acquire such participations) in conformity with the following provisions:

     (i) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender's rights and obligations under this Agreement and the assignment shall transfer the same percentage of such Lender's Commitment, Loans, Letter of Credit Obligations and other interests hereunder, except that this clause shall not apply to rights in respect of outstanding Competitive Loans; provided, however, any assignment by any Issuing Bank shall not include an assignment of its obligation to issue Letters of Credit;

     (ii) unless the Administrative Agent and Anixter otherwise consent, the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, and after giving effect to any assignment, other than an assignment of all of the Lender's rights and obligations under this Agreement, such assigning Lender shall have a Commitment of at least $5,000,000 (provided that assignments between Lenders shall have no minimum amount and assignments after the occurrence and during the continuance of an Event of Default shall not require Anixter's consent regardless of the size of such assignment);

     (iii) the Administrative Agent and the Issuing Banks shall each consent (which consent shall not unreasonably be withheld) to each such assignment (other than an assignment between Lenders) and the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,000, and the assignee, if it is not a Lender, shall deliver an Administrative Questionnaire to the Administrative Agent; and


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




     (iv) With respect to any assignment made at a time when no Event of Default exists, Anixter shall have consented to such assignment, which consent shall not unreasonably be withheld.

Upon such execution, delivery, approval, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution date thereof, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned or negotiated to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned or negotiated by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.15, 2.19, 3.09, 13.03 and 13.04, as well as to any fees accrued for its account hereunder and not yet paid.

     (b) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) the assignment made under such Assignment and Acceptance is made without recourse and, other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or any other document, instrument or agreement executed or delivered in connection herewith or therewith or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Anixter or any Subsidiary of Anixter or the performance or observance by Anixter or any Subsidiary of Anixter of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements most recently delivered pursuant to Article VI and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, the Issuing Banks, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as an Administrative Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

     (c)  The Administrative Agent shall maintain at its address referred to on
Schedule 1.01-A a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of each Lender and the Commitment of, and principal amount of the Loans owing to, such Lender from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder

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



for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Anixter and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (d) Upon its receipt of an Assignment and Acceptance executed by the assignee and the assigning Lender and the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the Administrative Agent shall, if such Assignment and Acceptance has been properly completed and is in substantially the form of Exhibit C and if the conditions for the assignment referred to in the Assignment and Acceptance and set forth in Section 13.02(a) have been met, (i) accept such Assignment and Acceptance,
(ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Anixter. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (d).

     (e) Each Lender may sell participations to one or more banks or other entities as to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, Loans, participations in the Letters of Credit and its obligations to acquire such participations); provided, that (i) notice thereof is given to Anixter and the Administrative Agent, (ii) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13, 2.15, 2.19, and 3.09 to the same extent as if they were Lenders; provided, however, that no such participating bank or entity shall be entitled to receive any greater amount pursuant to such Sections than the Lender from which it purchased its participation would have been entitled to receive in respect of the amount of the participation transferred by such Lender to such participating bank or entity had no transfer occurred, (v) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement, and (vi) the holder of any such participation shall not be entitled to voting rights under this Agreement; provided, that the participation agreement between a Lender and its participants may provide that such Lender will obtain the approval of such participant prior to any amendment or waiver of any provisions of this Agreement which would (A) extend the scheduled maturities of the Loans, the Termination Date or the Reimbursement Obligations or the time of payment of interest thereon or fees, (B) reduce the interest rate or any fees hereunder, or the principal amount of the Loans or the Letter of Credit Obligations, (C) increase the aggregate amount of the Commitment or the Loans of the Lender granting the participation, or increase such Lender's Pro Rata Share, or (D) except as expressly contemplated herein or therein, release AXE from its obligations as a Guarantor hereunder.

     (f) Upon the acceptance by the Administrative Agent of any Assignment and Acceptance, the parties to such Assignment and Acceptance may at any time request that new Notes be issued to the Lender assignor and the Lender assignee by (i) providing written notice of such request to the Administrative Agent and Anixter and (ii) delivering to Anixter such assigning Lender's Notes for cancellation and substitution, if applicable. Promptly following Anixter's receipt of any such notice, and verification from the Administrative Agent that the applicable Assignment and Acceptance shall have been accepted by the Administrative Agent, Anixter forthwith shall cause to be executed, and shall deliver to the Lender assignee, a new Note to the order of the assignee and, if applicable, a replacement Note to the order of the Lender assignor, and such Notes shall equal the aggregate principal amount of such assigning Lender's Notes issued by each Borrower immediately prior to the

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



acceptance by the Administrative Agent of the applicable Assignment and Acceptance. Each Borrower shall immediately upon delivery of such new Note(s), cancel the original Note delivered by the Lender assignor to such Borrower, if applicable.

     (g) Notwithstanding anything herein to the contrary, each Lender may assign all or any portion of its rights under this Agreement as collateral security to the Federal Reserve Bank or any Governmental Authority succeeding to its functions.

     13.03.  Expenses.

     (a) Generally. Whether or not any Funding Date shall have occurred, the Borrowers agree upon demand to pay, or reimburse the Administrative Agent for, all of the Administrative Agent's and any of its Affiliates' reasonable costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of attorneys and legal assistants (including allocated costs of internal counsel and legal assistants), auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants retained by the Administrative Agent, and other legal, travel, search and filing fees and expenses and all fees, taxes (except income and franchise taxes), assessments and duties incurred by any of them) incurred by the Administrative Agent or its Affiliates in connection with (i) the negotiation, preparation and execution of this Agreement and any amendments or waivers thereto (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article IV) and the other Loan Documents or any amendment or waiver thereto and the making of the Loans hereunder; (ii) the administration of this Agreement, the Loan Documents and the Loans; and (iii) the protection, collection or enforcement of any of the Obligations. In addition, the Borrowers shall pay, or reimburse the Administrative Agent, the Issuing Banks and the Lenders for, all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' and legal assistants' fees (including allocated costs of internal counsel and costs of settlement) incurred by the Administrative Agent, any Issuing Bank or any Lender prior to the occurrence of an Event of Default in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleading in any legal proceeding relating to Anixter or any Subsidiary of Anixter and arising out of or in connection with the Transaction Documents.

     (b) After Default. The Borrowers further agree to pay, or reimburse the Administrative Agent, the Issuing Banks and the Lenders for, all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' and legal assistants' fees, expenses and disbursements (including allocated costs of internal counsel and costs of settlement) incurred by the Administrative Agent, any Issuing Bank or any Lender after the occurrence of an Event of Default (i) in enforcing any of the Obligations or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleading in any legal proceeding relating to Anixter or any Subsidiary of Anixter and related to or arising out of the transactions contemplated hereby or by any of the Transaction Documents; (iv) in taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise); (v) in protecting, preserving, collecting, leasing, selling, taking possession of, or liquidating any collateral for the Obligations; or (vi) in attempting to enforce or enforcing any Lien securing any of the Obligations.

     13.04. Indemnification and Waiver. The Borrowers agree: (a) to defend, protect, indemnify, and hold harmless the Administrative Agent, each and all of the Issuing Banks and each and all of the Lenders, each of their respective Affiliates and each of the respective officers, directors, employees and agents of each of the foregoing (collectively called the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise, including any liabilities and costs under federal, state or local environmental, health or safety laws, regulations, or common law principles, arising from or in connection with the past, present or future operations of Anixter and its Subsidiaries, or their respective predecessors in interest, or the past, present or future environmental condition of the Property of Anixter or any Subsidiary of Anixter, the presence of asbestos-containing materials at any such Property, or the Release or threatened Release of any Contaminant into the environment from any such Property) in any manner relating to or arising out of this Agreement or any of the other Transaction Documents, the capitalization of Anixter, the Lenders' Commitments, the making of, issuance of, management of and participation in the Loans or the Letters of Credit, or the use or intended use of the Letters of Credit and the proceeds of the Loans hereunder (collectively, the "Indemnified Matters"); provided, that the Borrowers shall have no obligation to an Indemnitee hereunder with respect to (i) matters for which such Indemnitee has been compensated pursuant to or for which an exemption is provided in Section 2.13 or 2.15 or any other provision of this Agreement and (ii) Indemnified Matters caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a final judgment of a court of competent jurisdiction; and (b) to assert no claim against the Administrative Agent, any of the Lenders, any of the Issuing Banks or any other Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages, all of which claims, if any, are waived. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding clause (a) may be unenforceable because it violates any law or public policy, each Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 13.04 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

     13.05. Limitation of Liability. No claim shall be made by any Borrower, any Lender or other Person against the Administrative Agent, any Issuing Bank, or any Lender or the Affiliates, directors, officers, employees, or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Loan Document, or any act, omission or event occurring in connection therewith, and each Borrower and each Lender waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

     13.06. Setoff. In addition to any Liens now or hereafter granted to the Administrative Agent, the Issuing Banks or Lenders and any rights now or hereafter granted under applicable law and not by way of limitation of any such Lien or rights, upon the occurrence and during the continuance of

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



any Event of Default, each Lender and each Issuing Bank is authorized by each Borrower at any time or from time to time, without notice to such Borrower, or to any other Person (any such notice being expressly waived) to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or that Issuing Bank to or for the credit or the account of such Borrower against and on account of the Obligations of such Borrower to that Lender or that Issuing Bank including, but not limited to, all Loans and Reimbursement Obligations and all claims of any nature or description arising out of or connected with this Agreement or any of the other Loan Documents, irrespective of whether or not (i) that Lender or that Issuing Bank shall have made any demand hereunder or (ii) the Administrative Agent shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by
Article X and although said obligations and liabilities, or any of them, may be contingent or unmatured. Any amount so received by a Lender or an Issuing Bank shall be subject to the provisions of Section 2.17.

     13.07.  Reserved.

     13.08. Amendments and Waivers. No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Requisite Lenders and Anixter, and no termination or waiver of any provision of this Agreement, or consent to any departure by any Borrower therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold at their sole discretion; except that any amendment, modification, or waiver of any provision of this Agreement which would (i) extend the time of expiration or termination of any of the Commitments or the scheduled maturities of the Loans or the Reimbursement Obligations or the time of payment of interest thereon or fees (including, without limitation by any amendment to or waiver of Section 10.02(a)), (ii) reduce the interest rate, the amount of any fees, indemnities or reimbursements hereunder, or the principal amount of the Loans or the Letter of Credit Obligations (including, without limitation by any amendment to or waiver of Section 10.02(a)), (iii) increase the aggregate amount of the Commitments or the Loans of the Lenders or increase any Lender's Pro Rata Share, (iv) amend the definitions of "Applicable Percentage," "Committed Currency," "Requisite Lenders," "Pro Rata Share", the first two sentences of Section 2.02(a), Section 2.16(b) or the provisions contained in this Section 13.08 or the parties whose consent is required for action hereunder or under the other Loan Documents, or (v) release any Guarantor from all or any material part of its obligations under Article XII, shall be effective only if evidenced by a writing signed by or on behalf of all Lenders. No amendment, modification, termination, or waiver of any provision of Article XI or any other provision referring to the Administrative Agent shall be effective without the written concurrence of the Administrative Agent. No amendment, modification, termination or waiver of any provision of Article III shall be effective without the written consent of each of the Issuing Banks. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 13.08 shall be binding on each assignee, transferee or recipient of a Lender's Commitment or Loans, each future assignee, transferee, recipient of a Lender's Commitment or Loans, and, if signed by Anixter, on each Borrower.

     13.09. Reserved.

     13.10. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or telex (with confirmation of transmission or delivery) or four (4) Business Days after deposit in the United States mail (registered or certified, with postage prepaid and properly addressed). Notices to the Administrative Agent shall not be effective until received by the Administrative Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 13.10) shall be as set forth in
Schedule 1.01-A or on the applicable Assignment and Acceptance or, in the case of a Lender, at its address set forth on its Administrative Questionnaire or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

     13.11. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, any Issuing Bank or any Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

     13.12. Termination. Upon the termination in whole of the Commitments pursuant to the terms of this Agreement, the Borrowers shall pay to the Administrative Agent for the benefit of the Lenders and the Issuing Banks an amount equal to any and all Obligations then outstanding.

     13.13. Marshalling; Recourse to Security; Payments Set Aside. None of the Lenders, the Issuing Banks or the Administrative Agent shall be under any obligation to marshal any assets in favor of any Borrower or any other party or against or in payment of any or all of the Obligations. Recourse to security shall not be required at any time. To the extent that any Borrower makes a payment or payments to the Administrative Agent, the Lenders or the Issuing Banks, or the Administrative Agent, the Lenders or the Issuing Banks enforce any security interest or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

     13.14. Severability. In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.


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




     13.15. Headings. Article and Section headings in this Agreement and in the Table of Contents hereto are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

     13.16. Governing Law. The Administrative Agent accepts this agreement, on behalf of itself, the Lenders and the Issuing Banks, at New York, New York by acknowledging and agreeing to it there. Any dispute between any Borrower or any Guarantor and the Administrative Agent, any Lender or any Issuing Bank arising out of, connected with, related to, or incidental to the relationship established between them in connection with, this Agreement or any of the other Loan Documents, and whether arising in contract, tort, equity, or otherwise, shall be resolved in accordance with the laws of the State of New York.

     13.17. Successors and Assigns; Subsequent Holders of Notes. This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders.
The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of the Loans and the Commitments of any Lender (to the extent such assignment or transfer is effected in accordance with Section 13.02), and in the event of such transfer or assignment, the rights and privileges herein conferred upon such Lender shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. No Borrower's rights or any interest therein hereunder, and no Borrower's duties or Obligations hereunder, may be assigned without the written consent of all of the Lenders. All of each Borrower's obligations and duties under this Agreement and under each of the other Loan Documents shall be binding upon each of such Borrower's successors and assigns, including, without limitation, any receiver, trustee or debtor-in-possession of or for such Borrower.

     13.18.  Consent to Jurisdiction; Service of Process; Jury Trial.

     (a) Exclusive Jurisdiction. Except as provided in subsection (b), each of the parties hereto agrees that all disputes among them arising out of, connected with, related to, or incidental to the relationship established among them in connection with, this agreement or any of the other loan documents whether arising in contract, tort, equity, or otherwise, shall be resolved exclusively by state or federal courts located in New York, New York, but the parties hereto acknowledge that any appeals from those courts may have to be heard by a court located outside of New York, New York. Each of the parties hereto waives in all disputes brought pursuant to this subsection any objection that it may have to the location of the court considering the dispute.

     (b) Other Jurisdictions. Each Borrower and each Guarantor agrees that the Administrative Agent, any Lender or any Issuing Bank shall have the right to proceed against such Borrower or Guarantor or its property in a court in any location to enable such person to (1) obtain personal jurisdiction over such Borrower or Guarantor or (2) realize on any security for the Obligations or to enforce a judgment or other court order entered in favor of such Person. Each Borrower and each Guarantor agrees that it will not assert any permissive counterclaims in any proceeding brought by such Person to realize on any security for the obligations or to enforce a judgment or other court order in favor of such person. Each Borrower and each Guarantor waives any objection that it may have to the location of the court in which such Person has commenced a proceeding described in this subsection.

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





     (c) Service of Process. Each Borrowing Subsidiary and each Guarantor (other than Anixter) waives personal service of any process upon it and irrevocably appoints Anixter as such Borrowing Subsidiary's or Guarantor's agent for the purpose of accepting service of process issued by any court.
Each Borrower and each Guarantor irrevocably waives any objection (including, without limitation, any objection of the laying of venue or based on the grounds of forum non conveniens) which it may now or hereafter have to the bringing of any such action or proceeding with respect to this agreement or any other instrument, document or agreement executed or delivered in connection herewith in any jurisdiction set forth above.

     (D)  WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES
ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     (e) Waiver of Bond. Each Borrower and each Guarantor waives the posting of any bond otherwise required of any party hereto in connection with any judicial process or proceeding to realize on any security for the Obligations or to enforce any judgment or other court order entered in favor of such party, or to enforce by specific performance, temporary restraining order, preliminary or permanent injunction, this Agreement or any other Loan Document.

     (F) Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of this Section 13.18, with its counsel.

     13.19. Counterparts; Effectiveness; Inconsistencies. This Agreement and any amendments, waivers, consents, or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually signed counterpart hereof. This Agreement shall become effective against each of Anixter, each Lender and the Administrative Agent on the date when all of such parties have duly executed and delivered this Agreement to each other (delivery by Anixter to the Lenders and by any Lender to Anixter and any other Lender being deemed to have been made by delivery to the Administrative Agent). This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

     13.20 Confidentiality. Each of the Administrative Agent, Issuing Banks, and Lenders agrees and will cause each of its affiliates, representatives, agents and employees to agree, to keep confidential the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Administrative Agent, any Issuing Bank or any Lender shall be permitted to disclose such Information (a) at the request of a bank regulatory agency or in connection with an examination by bank examiners, (b) pursuant to subpoena or other court process, (c) at the express direction of any other authorized government agency, (d) to the independent auditors of the Administrative Agent, such Issuing Bank or such Lender, (e) otherwise as required by law, (f) in connection with the enforcement of this Agreement or any other Loan Document, or (g) to prospective assignees or participants who agree to keep such Information confidential on substantially the terms of this Section 13.20. For the purposes of this Section, "Information" shall mean all information that is received from the Borrower and relates to the Borrower or the Subsidiaries or to candidates for acquisition by the Borrower or a Subsidiary and which is designated as confidential in writing by Anixter, other than any such information available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to its disclosure hereunder and information which becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source that is not bound to keep such information confidential. The provisions of this Section 13.20 shall remain operative and in full force and effect until the expiration of this Agreement.

     13.21 ENTIRE AGREEMENT. THIS WRITTEN CREDIT AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AS TO ITS SUBJECT MATTER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS AMONG THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

     13.22. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     13.23. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

     (b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the "Applicable Creditor") shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than the currency in which such sum is stated to be due hereunder (the "Agreement Currency"), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 13.23 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

     13.24 Reaffirmation. AXE consents to the terms of this Agreement and reaffirms its obligations under the Subordination Agreement, which remains in full force and effect.

     IN WITNESS WHEREOF, this Agreement has been duly executed on the date set forth above.


                                     ANIXTER INC.,


                                     By: Signature
                                        ------------------------
                                     Its: Title
                                         ------------------------


     ANIXTER INTERNATIONAL INC,
     as a Guarantor


     By: Signature
        ------------------------     Its: Title
                                         -----------------------


     ANIXTER-REAL ESTATE, INC.,
     as a Guarantor


     By: Signature
        ------------------------     Its: Title
                                         ------------------------


     WIREXPRESS, INC.,
     as a Guarantor


     By: Signature
        ------------------------     Its: Title
                                         ------------------------


     ANIXTER INFORMATION SYSTEMS
     CORPORATION,
     as a Guarantor


     By: Signature
        ------------------------     Its: Title
                                        -------------------------


                                      -S1-

     ANIXTER HOLDINGS INC.,
     as a Guarantor


     By: Signature
        ------------------------     Its: Title
                                         ------------------------


     ANIXTER FINANCIAL INC.,
     as a Guarantor


     By: Signature
        ------------------------     Its: Title
                                         ------------------------


     ANIXTER INTERNATIONAL N.V./S.A.,
     as a Borrowing Subsidiary


     By: Signature
        ------------------------     Its: Title
                                         ------------------------



                                      -S2-

                                     THE CHASE MANHATTAN BANK,
                                           as Administrative Agent and as a
                                           Lender


                                     By: Signature
                                        ------------------------
                                     Its: Title
                                         -----------------------


                                      -S3-

                                   EXHIBIT A
                                       to
                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT
                         Dated as of September 6, 1996





                                  Anixter Inc.
                          Administrative Questionnaire

Please accurately complete all the following information and return via FAX to
the attention of [          ] at The Chase Manhattan Bank (telecopy:         )
as soon as possible.


FAX NUMBER:

LEGAL NAME OF YOUR INSTITUTION TO APPEAR IN DOCUMENTATION:
----------------------------------------------------------

-------------------------------------------------------------------------------


GENERAL INFORMATION - DOMESTIC LENDING OFFICE:
----------------------------------------------

Institution Name:
                        -------------------------------------------------------

Street Address:
                        -------------------------------------------------------
City, State, Zip Code:
                        -------------------------------------------------------

GENERAL INFORMATION - EUROCURRENCY LENDING OFFICE:
--------------------------------------------------

Institution Name:
                        -------------------------------------------------------

Street Address:
                        -------------------------------------------------------

City, State, Zip Code:
                        -------------------------------------------------------


CONTACTS/NOTIFICATION METHODS:
------------------------------

CREDIT CONTACTS:



Primary Contact:
                        -------------------------------------------------------

Street Address:
                        -------------------------------------------------------

City, State, Zip Code:
                        -------------------------------------------------------

Phone Number:
                        -------------------------------------------------------

FAX Number:
                        -------------------------------------------------------

Backup Contact:
                        -------------------------------------------------------

Street Address:
                        -------------------------------------------------------

City, State, Zip Code:
                        -------------------------------------------------------

Phone Number:
                        -------------------------------------------------------
FAX Number:
                        -------------------------------------------------------


TAX WITHHOLDING:
------------------------

    Non Resident Alien                         Y*                       N
                           --------------------        -----------------

    * If yes, please attach Form 4224 or 1001.

    Tax  ID Number
                   ------------------------------------------------------

CONTACTS/NOTIFICATION METHODS:
------------------------------

ADMINISTRATIVE CONTACTS - BORROWINGS, PAYDOWNS, INTEREST, FEES, ETC.


Contact:
                       ------------------------------------------------------


Street Address:
                       -------------------------------------------------------

City, State, Zip Code:
                       --------------------------------------------------------
Phone Number:
                       --------------------------------------------------------
FAX Number:
                       --------------------------------------------------------


PAYMENT INSTRUCTIONS:
---------------------

Name of Bank where funds are to be transferred:

---------------------------------------------------------------------

Routing Transit/ABA number of Bank where funds are to be transferred:

---------------------------------------------------------------------

Name of Account, if applicable:

---------------------------------------------------------------------

Account Number:
                        -------------------------------------------------------
Additional Information:

                        -------------------------------------------------------

MAILINGS:
---------

Please specify who should receive financial information:


Name:
                        -------------------------------------------------------
Street Address:
                        -------------------------------------------------------
City, State, Zip Code:
                        -------------------------------------------------------

                                   EXHIBIT B
                                       to
                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT
                         Dated as of September 6, 1996


                                    FORM OF
                          ALTERNATE CURRENCY ADDENDUM
                          ---------------------------

                 [SPECIFY CURRENCY] ADDENDUM dated as of [        ], to the
            Credit Agreement (as defined below).


                                   ARTICLE I

                                  Definitions
                                  -----------
     SECTION 1.01. Defined Terms. As used in this Addendum, the following terms shall have the meanings specified below:

     "Alternate Currency Loan" shall mean any extension of credit, denominated in [specify currency], made to a Borrower pursuant to Section 2.01(b) of the Credit Agreement and this Addendum. An Alternate Currency Loan shall bear interest at the rate specified in Schedule II.

     "Anixter"  shall mean Anixter Inc., a Delaware corporation.

     "Base Rate" shall mean [identify any base rate customarily used in connection with loans in the applicable currency].

     "Credit Agreement" shall mean the Second Amended and Restated Credit Agreement dated as of September 6, 1996, among Anixter, the Borrowing Subsidiaries named therein, the Guarantors named therein, the Financial Institutions from time to time party thereto as Lenders, and The Chase Manhattan Bank, as Administrative Agent, and as the same may be amended, waived or modified from time to time.

     SECTION 1.02. Terms Generally. Terms defined in the Credit Agreement shall have the same meanings in this Addendum. Wherever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Sections and Schedules shall be deemed references to Sections of and Schedules to this Addendum unless the context shall otherwise require.


                                   ARTICLE II

                                  The Credits
                                  -----------
     SECTION 2.01. Alternate Currency Loans. (a) This Addendum (as the same may be amended, waived or modified from time to time) is an "Alternate Currency Addendum" as defined in the Credit Agreement and is, together with the borrowings made hereunder, subject in all respects to the terms and provisions of the Credit Agreement. The Alternate Currency Lenders party to this Addendum are set forth on Schedule I.

     (b) Any modifications to the Interest Payment Dates, Interest Periods, interest rates and any other special provisions applicable to Alternate Currency Loans under this Addendum are set forth on Schedule II. If Schedule II states "None" with respect to any item listed thereon, then the corresponding provisions of the Credit Agreement, without modification, shall govern this Addendum.

     (c) Any special borrowing procedures or funding arrangements for Alternate Currency Loans under this Addendum, any provisions for the issuance of promissory notes to evidence the Alternate Currency Loans made hereunder and any additional information requirements applicable to Alternate Currency Loans under this Addendum are set forth on Schedule III. If no such special procedures, funding arrangements, provisions or additional requirements are set forth on Schedule III, then the corresponding procedures, funding arrangements, provisions and information requirements set forth in the Credit Agreement shall govern this Addendum.

     SECTION 2.02. Maximum Borrowing Amounts. (a) The Alternate Currency Lender Maximum Borrowing Amount for each Alternate Currency Lender party to this Addendum is set forth on Schedule I. The Alternate Currency Facility Maximum Borrowing Amount under this Addendum is set forth on Schedule I.

     (b) Upon at least [10] Business Days' prior irrevocable written or telecopy notice to the Administrative Agent, Anixter may from time to time reduce (including to zero) the aggregate Alternate Currency Lender Maximum Borrowing Amounts under this Addendum; provided, however, that (i) each partial reduction shall be in an integral multiple of [$500,000] and in a minimum principal amount of [$1,000,000] and (ii) no such reduction shall be permitted if, after giving effect thereto, to any repayments of Loans made on the effective date thereof and to any adjustments under Section 2.23 of the Credit Agreement (A) the Dollar Equivalent of all Loans outstanding under this Addendum would exceed the Alternate Currency Facility Maximum Borrowing Amount under this Addendum or (B) the Dollar Equivalent of all Loans of any Alternate Currency Lender outstanding under this Addendum would exceed the Alternate Currency Lender Maximum Borrowing Amount of such Alternate Currency Lender.
Any such reduction shall be allocated pro rata among all the Alternate Currency Lenders party to this Addendum by reference to their respective Alternate Currency Lender Maximum Borrowing Amounts hereunder (and without taking into account Section 2.23 of the Credit Agreement).


                                  ARTICLE III

                         Representations and Warranties
                         ------------------------------

     Each Borrower party hereto makes and confirms each representation and warranty applicable to each Borrower or any of its Subsidiaries contained in
Article V of the Credit Agreement. Each Borrower represents and warrants to each of the Alternate Currency Lenders party to this Addendum that no Potential Event of Default or Event of Default has occurred and is continuing, and no Potential Event of Default or Event of Default shall arise as a result of the making of Loans hereunder or any other transaction contemplated hereby.

                                   ARTICLE IV


                            Miscellaneous Provisions
                            ------------------------

     SECTION 4.01. Amendment; Termination. (a) This Addendum (including the Schedules hereto) may not be amended without the prior written consent of Lenders representing a majority in amount of the Alternate Currency Lender Maximum Borrowing Amounts hereunder, but subject to the provisions of Section
13.08 of the Credit Agreement; provided, however, that this Section 4.01(a) shall not restrict assignments pursuant to Section 4.02.

     (b) This Addendum may not be terminated without the prior written consent of each Alternate Currency Lender party hereto unless there are no Alternate Currency Loans outstanding hereunder, in which case no such consent shall be required; provided, however, that this Addendum shall terminate on the date that the Credit Agreement terminates in accordance with its terms.

     SECTION 4.02. Assignments. Section 13.08 of the Credit Agreement shall apply to assignments by Alternate Currency Lenders of obligations and Loans hereunder; provided, however, that a Alternate Currency Lender may not assign any obligations or rights hereunder to any Person who is not (and does not simultaneously become) a Lender under the Credit Agreement.

     SECTION 4.03. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

           (a) if to the Borrower, to it at [               ], Attention [
      ] (Telecopy No. [            ]) with a copy to Anixter at its
      address or telecopy number referenced in Section 13.10 of the Credit Agreement;

           (b) if to the Alternate Currency Agent, to it at the Alternate Currency Agent's branch of account with a copy to the Administrative Agent at their telecopy numbers referenced in Section 13.10 of the Credit Agreement; and

           (c) if to an Alternate Currency Lender, to it at its address (or telecopy number) set forth in Schedule I or in the Assignment and Acceptance pursuant to which such Alternate Currency Lender became a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy to such party as provided in this Section with telephonic confirmation of receipt thereof by such party or in accordance with the latest unrevoked direction from such party given in accordance with this Section.

     SECTION 4.04. Ratification of Guarantee and Subordination Agreement. By its execution of this Addendum, each Guarantor ratifies and confirms its guarantee contained in Article XII of the Credit Agreement with respect to the Alternate Currency Loans made pursuant to this Addendum, and AXE reaffirms its obligations under the Subordination Agreement, which remains in full force and effect

     SECTION 4.05. Setoff. Each Alternate Currency Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or any other security or interest arising from, or in lieu of, such secured claim, received by such Alternate Currency Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by similar means, obtain payment (voluntary or involuntary) of any Alternate Currency Loan or Loans as a result of which the unpaid principal portion of the Alternate Currency Loans of such Alternate Currency Lender shall be proportionately less than the unpaid principal portion of the Alternate Currency Loans of any other Alternate Currency Lender it shall be deemed simultaneously to have purchased from such other Alternate Currency Lender at face value, and shall promptly pay to such other Alternate Currency Lender the purchase price for, a participation in the Alternate Currency Loans of such other Alternate Currency Lender, so that the aggregate unpaid principal amount of the Alternate Currency Loans and participations in the Alternate Currency Loans held by each Alternate Currency Lender shall be in the same proportion to the aggregate unpaid principal amount of all Alternate Currency Loans then outstanding as the principal amount of its Alternate Currency Loans prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Alternate Currency Loans outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 4.05 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Each Borrower party to this Addendum expressly consents to the foregoing arrangements and agrees that any Alternate Currency Lender holding a participation in an Alternate Currency Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by such Borrowing Subsidiary to such Alternate Currency Lender by reason thereof as fully as if such Alternate Currency Lender had made an Alternate Currency Loan directly to such Borrower in the amount of such participation.


     SECTION 4.06. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed by their duly authorized officers, all as of the date and year first above written.


                              ANIXTER INC.


                              By: _______________________________
                                     Name:
                                     Title:

                             ANIXTER INTERNATIONAL INC.


                              By: _______________________________
                                     Name:
                                     Title:

                              [OTHER BORROWERS]


                               By: _______________________________
                                     Name:
                                     Title:


                             [OTHER GUARANTORS]


                              By: _______________________________
                                     Name:
                                     Title:


                              [ALTERNATE CURRENCY LENDERS]


                              By: _______________________________
                                     Name:
                                     Title:

                                                                      SCHEDULE I
                                                  to Alternate Currency Addendum


                                                    ALTERNATE CURRENCY LENDERS


Alternate Currency Facility         Name and Address of            Alternate Currency Lender
                                                                   -------------------------
Maximum Borrowing Amount            Alternate Currency Lender      Maximum Borrowing Amount
---------------------------         -------------------------      -------------------------

US$
   ==========                                                      US$

                                                                     SCHEDULE II
                                                  to Alternate Currency Addendum



                                 MODIFICATIONS


1.  Interest Payment Dates.
    -----------------------


2.  Interest Periods.
    -----------------


3.  Spreads.
    --------


4.  Interest Rates.
    ---------------


5.  Other.
    ------

                                                                    SCHEDULE III
                                                  to Alternate Currency Addendum



                                OTHER PROVISIONS



1.  Borrowing Procedures.
    ---------------------


2.  Funding Arrangements.
    ---------------------


3.  Promissory Notes.
    -----------------


4.  Information Requirements.
    -------------------------

                                   EXHIBIT C
                                       to
                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT
                         Dated as of September 6, 1996


                                   [FORM OF]
                           ASSIGNMENT AND ACCEPTANCE

                                                            Dated:          , 19

     Reference is made to the Second Amended and Restated Credit Agreement dated as of September 6, 1996 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among Anixter Inc. ("Anixter"), the Borrowing Subsidiaries named therein, the Guarantors named therein, the financial institutions from time to time party thereto as Lenders, and The Chase Manhattan Bank, as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

     1. The Assignor sells and assigns, without recourse, to the Assignee, and the Assignee purchases and assumes, without recourse, from the Assignor, effective as of the effective date of assignment set forth below (the "Assignment Date"), a ____% interest (the "Interest") in and to all of the Assignor's rights and obligations under the Credit Agreement, including, without limitation, all of its rights and obligations with respect to the Assignor's Commitment, the Loans, participations in the Letters of Credit and the obligations to acquire such participations; provided, however, with respect to the Assignor's rights and obligations under its Competitive Loans, the Assignee purchases and assumes, without recourse from the Assignor, a percentage interest, as set forth on Schedule I hereto (collectively, the "Competitive Loan Interest") in and to the Assignor's rights and obligations with respect to Competitive Loans set forth opposite such percentage interests on Schedule I (the Interest and the Competitive Loan Interest being referred to collectively as the "Assigned Interest").

     2. The Assignor represents and warrants that, as of the date hereof (and without giving effect to any assignment of such interest which has not become effective) (i) the Assignor's Commitment is $__________, (ii) the aggregate outstanding principal amount of Ratable Loans owing to it is $________, (iii) the aggregate outstanding principal amount of Alternate Currency Loans owing to it is $_________, (iv) [the aggregate outstanding principal amount of Competitive Loans owing to it is $__________, and (v)] the aggregate outstanding principal amount of its participation in Letter of Credit Obligations is $_________.

     3. Each of the Assignor and the Assignee makes and agrees to be bound by all the representations, warranties and agreements set forth in Section
13.02 of the Credit Agreement, a copy of which has been received by each such party. From and after the Assignment Date, (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

     4. This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, the forms referenced in Section 2.19(f) of the Credit Agreement, duly completed and executed by such Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative

Questionnaire in the form of Exhibit A to the Credit Agreement and (iii) a processing and recordation fee of $3,000.

     5. This Assignment and Acceptance shall be governed by and construed in accordance with the law of the State of New York.

Date of Assignment: ____________________________________________________

Legal Name of Assignor: ________________________________________________

Legal Name of Assignee: ________________________________________________

Assignee's Address for Notices: ________________________________________

Assignee's Domestic Lending Office Address:_____________________________
     ________________________________________________________________________

Assignee's Eurocurrency Lending Office Address:_________________________
     ________________________________________________________________________

Effective Date of Assignment
(may not be fewer than 5 Business
Days after the Date of Assignment): ___________________________________


[NAME OF ASSIGNOR]               [NAME OF ASSIGNEE]
By:____________________________  By:____________________________
Name:                            Name:
Title:                           Title:

Acknowledged and agreed to this __
day of _______, 19__.

THE CHASE MANHATTAN BANK, as
Administrative Agent


By:____________________________
     Name:
     Title:

[________________], as an Issuing Bank


By:_____________________________

     Name:
     Title:

                                                                      Schedule I
                                                       Assignment and Acceptance

                           COMPETITIVE LOAN INTERESTS


     Competitive Loan                             Percentage Assigned
     ----------------                             -------------------

                                   EXHIBIT D
                                       to
                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT
                         Dated as of September 6, 1996


                                   [FORM OF]
                         BORROWING SUBSIDIARY AGREEMENT


The Chase Manhattan Bank, as Administrative Agent
Administrative Agent Bank Services
140 East 45th Street
New York, NY 10017
Attention:

                                                                          [Date]

Ladies and Gentlemen:

     The undersigned, Anixter Inc. ("Anixter"), refers to the Second Amended and Restated Credit Agreement dated as of September 6, 1996 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among Anixter, the Borrowing Subsidiaries named therein, the Guarantors named therein, the financial institutions from time to time party thereto as Lenders, and The Chase Manhattan Bank, as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

     Anixter and                (the "Designated Borrowing Subsidiary") (i)
confirm that the Designated Borrowing Subsidiary is a Foreign Subsidiary and
(ii) make, on and as of the date hereof, the representations and warranties as to the Designated Borrowing Subsidiary contained in Article V of the Credit Agreement. The Designated Borrowing Subsidiary agrees to be bound in all respects by the terms of the Credit Agreement, including without limitation, Articles IV and XII thereof, and to perform all of the obligations of a Borrowing Subsidiary thereunder. Each reference to a Borrowing Subsidiary in the Agreement shall be deemed to include the Designated Borrowing Subsidiary.

     Each Guarantor ratifies and confirms the provisions of Article XII of the Credit Agreement with respect to all Loans made by any Lender to the Designated Borrowing Subsidiary.

     The address to which communications to the Designated Borrowing Subsidiary under the Credit Agreement should be directed is:

                           _________________________
                           _________________________
                           _________________________




     This instrument shall be construed in accordance with and governed by the laws of the State of New York. Loan proceeds should be deposited as provided in the Credit Agreement.

     Upon the execution of this Borrowing Subsidiary Agreement by Anixter, the Designated Borrowing Subsidiary and each Guarantor, and acceptance hereof by the Administrative Agent, the Designated Borrowing Subsidiary shall become a Borrowing Subsidiary under the Credit Agreement as though it were an original party thereto and shall be entitled to borrow under the Credit Agreement upon the satisfaction of the conditions precedent set forth in Section 4.03 of the Credit Agreement.

                                     Very truly yours,

                                     ANIXTER INC.


                                     By: ______________________________
                                     Name:
                                     Title:

                                     [DESIGNATED BORROWING SUBSIDIARY]


                                     By: _______________________________
                                     Name:
                                     Title:


                                     ANIXTER INTERNATIONAL INC.


                                     By: ________________________________
                                     Name:
                                     Title:


                                     [OTHER GUARANTORS]


                                     By: _________________________________
                                     Name:
                                     Title:


Accepted as of the date first above written.

THE CHASE MANHATTAN BANK, as Administrative Agent



By: __________________________
Name:
Title:

                                   EXHIBIT E
                                       to
                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT
                         Dated as of September 6, 1996

                                   [FORM OF]
                        BORROWING SUBSIDIARY TERMINATION

The Chase Manhattan Bank, as Administrative Agent
Administrative Agent Bank Services
140 East 45th Street
New York, NY 10017
Attention:

with a copy to:
Chase Securities Inc.
Ten South LaSalle Street
Suite 2300
Chicago, IL 60603
Attention:  Jon Hinard

                                                                          [Date]

Ladies and Gentlemen:

     Anixter Inc. ("Anixter"), refers to the Second Amended and Restated Credit Agreement dated as of September 6, 1996 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among Anixter, the Borrowing Subsidiaries named therein, the Guarantors named therein, the financial institutions from time to time party thereto as Lenders, and The Chase Manhattan Bank, as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

     Anixter elects to terminate the status of                           (the
"Terminated Borrowing Subsidiary") as a Borrowing Subsidiary for purposes of the Credit Agreement. Anixter represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all principal and interest on all Loans payable by the Terminated Borrowing Subsidiary pursuant to the Credit Agreement and any Alternate Currency Addendum have been paid in full on or prior to the date hereof.

     This instrument shall be construed in accordance with and governed by the laws of the State of New York.

                     Very truly yours,

                     ANIXTER INC.


                     By: __________________________
                     Name:
                     Title:

                                   EXHIBIT F
                                       to
                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT
                         Dated as of September 6, 1996


                                   [FORM OF]
                      COMPETITIVE BID ACCEPT/REJECT LETTER


                                                                          [Date]

The Chase Manhattan Bank, as Administrative Agent
Administrative Agent Bank Services
140 East 45th Street
New York, NY 10017
Attention:

with a copy to:
Chase Securities Inc.
Ten South LaSalle Street
Suite 2300
Chicago, IL 60603
Attention:  Jon Hinard

Ladies and Gentlemen:

     Anixter Inc. ("Anixter"), refers to the Second Amended and Restated Credit Agreement dated as of September 6, 1996 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among Anixter, the Borrowing Subsidiaries named therein, the Guarantors named therein, the financial institutions from time to time party thereto as Lenders, and The Chase Manhattan Bank, as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

     In accordance with Section 2.03(c) of the Credit Agreement, we have received a summary of bids in connection with our Competitive Bid Request dated , 19[ ], and in accordance with Section 2.03(d) of the Credit
Agreement, we accept the following bids for maturity on [date]:


        Principal Amount  Fixed Rate/Margin  Interest Rate Basis  Lender
        ----------------  -----------------  -------------------  ------

           $              [%]/[+/-   %]
           $

We reject the following bids:


        Principal Amount  Fixed Rate/Margin  Interest Rate Basis  Lender
        ----------------  -----------------  -------------------  ------

           $              [%]/[+/-   %]
           $


             The $ ___ should be deposited in Chase account number [] on [date].


                                     Very truly yours,

                                     ANIXTER INC.


                                     By: _________________________
                                     Name:
                                     Title:

                                   EXHIBIT G
                                       to
                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT
                         Dated as of September 6, 1996


                                   [FORM OF]
                            COMPETITIVE BID REQUEST

The Chase Manhattan Bank, as Administrative Agent
Administrative Agent Bank Services
140 East 45th Street
New York, NY 10017
Attention:

with a copy to:
Chase Securities Inc.
Ten South LaSalle Street
Suite 2300
Chicago, IL 60603
Attention:  Jon Hinard
                                                                          [Date]

Ladies and Gentlemen:

     Anixter Inc. ("Anixter"), refers to the Second Amended and Restated Credit Agreement dated as of September 6, 1996 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among Anixter, the Borrowing Subsidiaries named therein, the Guarantors named therein, the financial institutions from time to time party thereto as Lenders, and The Chase Manhattan Bank, as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

     Anixter notifies you pursuant to Section 2.03(a) of the Credit Agreement that it requests a Competitive Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Competitive Borrowing is requested to be made:

(A)  Date of Competitive Borrowing
       (which is a Business Day)             _____________

(B)  Principal amount of                     _____________
     Competitive Borrowing(1)
                                             _____________


___________________________________

(1) Not less than $10,000,000 (and in integral multiples of $1,000,000) or greater than the aggregate Available Commitments.

(C)  Interest rate basis(2)                    _____________

(D)  Interest Period and the
     last day thereof(3)                       _____________


     Upon acceptance of any or all of the Loans offered by the Lenders in response to this request, Anixter shall be deemed to have represented and warranted that the conditions to lending specified in Section 4.02(b) of the Credit Agreement have been satisfied. Any amounts borrowed shall be deposited
in Chase account number [         ].

                                     Very truly yours,

                                     ANIXTER INC.


                                     By: ________________________
                                     Name:
                                     Title:



__________________________________________

(2)  Eurodollar Loan or Fixed Rate Loan.

(3) Which shall be subject to the definition of "Interest Period" and end not later than the Termination Date.

                                   EXHIBIT H
                                       to
                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT
                         Dated as of September 6, 1996


                                   [FORM OF]
                             COMPLIANCE CERTIFICATE

     Reference is made to the Second Amended and Restated Credit Agreement dated as of September 6, 1996 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among Anixter Inc., a Delaware corporation ("Anixter"), the Borrowing Subsidiaries named therein, the Guarantors named therein, the financial institutions from time to time party thereto as Lenders, and The Chase Manhattan Bank, as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

     Pursuant to Section 6.01(e) of the Credit Agreement, Anixter delivers to the Administrative Agent, together with the Financial Statements being delivered to the Administrative Agent and the Lenders pursuant to Sections 6.01(b) and 6.01(c) of the Credit Agreement, this Compliance Certificate (the
"Certificate") for the accounting period from                   , 199   to
, 199  .

A. RESTRICTED JUNIOR PAYMENTS (Section 8.05)

   (i)   Aggregate amount of dividends paid to
         AXE during the period from January 1, 1996
         to the end of the period covered
         by this Certificate.                                   $_____________

   (ii)  Net income of the Consolidated
         Group since January 1, 1996.                           $_____________

   (iii) 50% of amount in (ii).                                 $_____________

   (iv)  Excess of the amount in (i) over
         the sum of (a) [$                 ] plus
         (b) the amount in (iii) (which excess,
         if any, constitutes an unpermitted dividend).          $_____________


B. MINIMUM CONSOLIDATED NET WORTH (Section 9.02)

   1. Consolidated Net Worth as of end of
      the period covered by this Certificate.                   $_____________

   2. Required Consolidated Net Worth:                          $=============

      Base Amount [$______________]
     plus
     ----

     50% of consolidated net income
     since the Effective Date            $_______________


     minus
     -----

     Redemptions, etc. of Anixter
     capital stock under Anixter
     Distribution Stock Plan
     (not to exceed $15,000,000)         $_______________



     TOTAL:                                                 $
                                                              ==============


C. RATIO OF INDEBTEDNESS TO CAPITALIZATION (Section 9.03)

   The ratio of Total Indebtedness to the sum of Consolidated Net Worth and Total Indebtedness during the period covered by this Certificate.

   ACTUAL:


   Total Indebtedness =       $__________________

   Consolidated Net Worth =   $__________________

            Total Indebtedness                   ___________________  =   _____
   ---------------------------------------------
   (Consolidated Net Worth + Total Indebtedness) =                        1.00

   REQUIRED:                                         .65 to 1.0
                                                     (from Effective
                                                     Date thru 9/30/97)

                                                     .60 to 1.0
                                                     (from and after
                                                     12/31/97)



D. MINIMUM INTEREST COVERAGE RATIO (Section 9.04)

      The Consolidated Interest Coverage Ratio calculated as of the end of the most recently ended fiscal quarter during the period covered by this certificate.

   ACTUAL:


   Consolidated EBITDA =                 $___________________

Consolidated Interest Expense of

the Consolidated Group =                 $___________________

Consolidated EBITDA             =        $___________________     =   ______
-------------------
Consolidated Interest Expense            $                             1.00

REQUIRED:                                                    3.50 to 1.0


E.   CAPITAL EXPENDITURES (Section 9.06)

     ACTUAL:                             $______________________

     MAXIMUM PERMITTED:

     (i)                                 $45,000,000 (or $55,000,000
                                         for fiscal years commencing
                                         on and after January 1, 1998),

     plus


     (ii) Maximum capital
          expenditures permitted for
          the preceding fiscal year:     $_______________________

            minus

     (iii)  Capital expenditures
            actually made during the
            preceding fiscal year        $_______________________

            TOTAL:                       $
                                          ========================


F.   CALCULATION OF APPLICABLE MARGIN AND FACILITY FEE PERCENTAGE

     Current Senior Debt Ratings:


     Duff & Phelps: ___________

     Moody's        ___________

     S&P            ___________

            Senior Debt Rating (as defined in the Credit Agreement):  ______

            Consolidated Interest Coverage Ratio (from above):        ______

        Category(1):                                              ______

        Applicable Margin:                                        ______

        Facility Fee Percentage:                                  ______


        Anixter certifies, through its officer indicated below, that (i) the representations made above are true, correct, and complete in all respects on and as of the date hereof, (ii) the information set forth above is accurate as of ______________, 19__ , to the best of such officer's knowledge after diligent inquiry, and (iii) that the financial statements delivered herewith present fairly the financial position of Anixter and its Subsidiaries at the dates indicated and the results of their operations and changes in their cash flows for the periods indicated in conformity with GAAP, consistently applied.

Dated:_________, 19__

                                             ANIXTER INC.


                                             By:________________________
                                                Name:
                                                Title:

______________________________
(1)  From definitions of Applicable Margin and Facility Fee Percentage.

                                   EXHIBIT I
                                       to
                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT
                         Dated as of September 6, 1996


                                   [FORM OF]
                              NOTICE OF BORROWING

The Chase Manhattan Bank, as Administrative Agent
Administrative Agent Bank Services
140 East 45th Street
New York, NY 10017
Attention:

with a copy to:
Chase Securities Inc.
Ten South LaSalle Street
Suite 2300
Chicago, IL 60603
Attention:  Jon Hinard

[Name and address of applicable Issuing Bank](1)

                                                                          [Date]

Ladies and Gentlemen:

     Reference is made to the Second Amended and Restated Credit Agreement dated as of September 6, 1996 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among Anixter Inc. ("Anixter"), the Borrowing Subsidiaries named therein, the Guarantors named therein, the financial institutions from time to time party thereto as Lenders, and The Chase Manhattan Bank, as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

     [The undersigned Borrower notifies you pursuant to Section 2.04 of the Credit Agreement that it requests a Ratable Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Ratable Borrowing is requested to be made:

(A)  Date of Ratable Borrowing
     (which is a Business Day)     ___________________






___________________________________

(1)  Include if Notice is for the issuance of a Letter of Credit.

(B)  Denomination of Ratable
     Borrowing(1)              _______________________

(C)  Principal amount of
     Ratable Borrowing(2)      _______________________

(D)  Interest rate basis(3)    _______________________

(E)  Interest Period and the
     last day thereof(4)       _______________________

Any amounts borrowed shall be deposited in Chase account number
__________________.](5)

     [Anixter gives you irrevocable notice pursuant to Section 3.04(a) of the Credit Agreement that it requests the issuance of a [Commercial][Standby] Letter of Credit under the Credit Agreement for the account of Anixter [and insert name of Subsidiary, if any], and in that connection sets forth below the terms on which such Letter of Credit is requested to be issued:

(A)  Amount and currency of
     Letter of Credit(6)       _______________________

(B)  Effective date of Letter
     of Credit (which is a
     Business Day)             _______________________

(C)  Expiration date           _______________________

(D)  Beneficiary of Letter
     of Credit                 _______________________

(E)  Amount of Outstanding Letter


_______________________

(1)  Dollars or a Committed Currency.

(2) Not less than $1,000,000 or the Dollar Equivalent thereof (and in integral multiples of $500,000 or the Dollar Equivalent thereof).

(3) Eurocurrency Ratable Loan or, in the case of a Ratable Dollar Borrowing, an ABR Loan.

(4) Which shall be subject to the definition of "Interest Period" and end not later than the Maturity Date.

(5)  Use bracketed language if Notice is for a Ratable Borrowing.

(6)  Dollars [or a Committed Currency].

     the date hereof           _______________________

(F)  Any additional terms ]    _______________________ (1)



     Upon acceptance of any or all of the [Loans made by the Lenders][Letters of Credit Issued by the Issuing Banks] in response to this request, the undersigned Borrower shall be deemed to have represented and warranted that the conditions precedent to [lending][the issuance of Letters of Credit] specified in Section 4.02(b) of the Credit Agreement have been satisfied.

                                             Very truly yours,

                                             [ANIXTER INC.](2)


                                             By:___________________
                                                Name:
                                                Title:

_______________________
(1)  Use bracketed language if Notice is for the issuance of a Letter of Credit.

(2)  Or, in the case of a Ratable Borrowing, a Borrowing Subsidiary.

                                   EXHIBIT J
                                       to
                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT
                         Dated as of September 6, 1996


                                   [FORM OF]
                       NOTICE OF COMPETITIVE BID REQUEST


[Name of Lender]
[Address]
                                                                         [Date]
Attention:  [          ]

Ladies and Gentlemen:

     Reference is made to the Second Amended and Restated Credit Agreement dated as of September 6, 1996 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among Anixter Inc. ("Anixter"), the Borrowing Subsidiaries named therein, the Guarantors named therein, the financial institutions from time to time party thereto as Lenders, and The Chase Manhattan Bank, as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

     Anixter made a Competitive Bid Request on ___________, 19[ ], pursuant to
Section 2.03(a) of the Credit Agreement, and in that connection you are invited to submit a Competitive Bid by [Date]/[Time].(1) Your Competitive Bid must comply with Section 2.03(b) of the Credit Agreement and the terms set forth below on which the Competitive Bid Request was made:

(A) Date of Competitive Borrowing        ________________________

(B) Principal amount of
    Competitive Borrowing                ________________________

(C) Interest rate basis                  ________________________


(D) Maturity of Competitive
    Borrowing                            ________________________

(E) Interest Period and the
    last day thereof                     ________________________


                                     Very truly yours,

                                     THE CHASE MANHATTAN BANK,
                                     as Administrative Agent

                                     By:________________________
                                        Name
                                        Title

_______________________

(1) The Competitive Bid must be received by the Administrative Agent (i) in the case of Eurodollar Competitive Loans, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (ii) in the case of Fixed Rate Loans, not later than 9:30 a.m., New York City time, on the Business Day of a proposed Competitive Borrowing.

                                   EXHIBIT K
                                       to
                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT
                         Dated as of September 6, 1996


                                   [FORM OF]
                                COMPETITIVE BID


The Chase Manhattan Bank, as Administrative Agent
Administrative Agent Bank Services
140 East 45th Street
New York, NY 10017
Attention:

with a copy to:
Chase Securities Inc.
Ten South LaSalle Street
Suite 2300
Chicago, IL 60603
Attention:  Jon Hinard

                                                                          [Date]

Ladies and Gentlemen:

     The undersigned, [Name of Lender], refers to the Second Amended and Restated Credit Agreement dated as of September 6, 1996 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among Anixter Inc. ("Anixter"), the Borrowing Subsidiaries named therein, the Guarantors named therein, the Financial Institutions from time to time party thereto as Lenders, and The Chase Manhattan Bank, as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

     The undersigned makes a Competitive Bid pursuant to Section 2.03(b) of the Credit Agreement, in response to the Competitive Bid Request made by Anixter on ____, 19[ ], and in that connection sets forth below the terms on which such Competitive Bid is made:

(A)  Principal Amount(1)      $____________________

(B)  Competitive Bid Rate(2)   _____________________

_______________________

(1) Not less than $10,000,000 or greater than the requested Competitive Borrowing and in integral multiples of, $1,000,000. Multiple bids will be accepted by the Administrative Agent.

(2) i.e. LIBO Rate-or-a Margin, in the case of Eurodollar Competitive Loans or a fixed percentage rate, in the case of Fixed Rate Loans.

(C)  Maturity of Competitive
     Borrowing                          _____________________

(D)  Interest Period and last day
     thereof                            _____________________

     The undersigned confirms that it is prepared, subject to the conditions set forth in the Credit Agreement, to extend credit to the Borrower upon acceptance by such Borrower of this bid in accordance with Section 2.03(d) of the Credit Agreement.


                                     Very truly yours,

                                     [NAME OF LENDER]


                                     By:___________________
                                        Name:
                                        Title:

                                   EXHIBIT L
                                       to
                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT
                         Dated as of September 6, 1996


                                   [FORM OF]
                                      NOTE



                                                            ___________ __, 19__



     FOR VALUE RECEIVED, the undersigned,_____________, a __________ corporation ("Borrower"), UNCONDITIONALLY PROMISES TO PAY to the order of ______________________ (the "Lender") the aggregate unpaid amount of all of the Loans made by the Lender to the Borrower pursuant to the "Credit Agreement" (as hereinafter defined). Capitalized terms used herein and not otherwise defined herein are used as defined in the Credit Agreement.

     The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement or in any Alternate Currency Addendum with respect to Alternate Currency Loans made thereunder, and, if not sooner paid in full, on the Termination Date. The Borrower further promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until the principal amount thereof is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement or in any Alternate Currency Addendum with respect to Alternate Currency Loans made thereunder.

     All payments of principal and interest in respect of each Loan evidenced by this Note shall be made payable to the Administrative Agent in the currency in which such Loan was made, in same-day funds, for the Lender's account at __________, Account No. _________, [Address], Re: Payment for [NAME OF BORROWER] Loan, or at such other place as shall be designated in writing by the Administrative Agent for such purpose in accordance with the terms of the Credit Agreement.

     All Loans made by the Lender to the Borrower, the respective Interest Periods thereof, and all repayments of the principal thereof shall be recorded by the Lender and, prior to any transfer thereof, endorsed by the Lender on the schedule attached hereto and made a part hereof; provided, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

     This Note is one of the Notes referred to in, and is entitled to the benefits of, that certain Second Amended and Restated Credit Agreement dated as of September 6, 1996 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") among Anixter Inc., the Borrowing Subsidiaries named therein, the Guarantors named therein, the financial institutions from time to time party thereto as Lenders, and The Chase Manhattan Bank, as Administrative Agent. The Credit Agreement, among other things, (i) provides for the making of Loans by the Lender to the Borrower from time to time and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

     The Borrower waives demand, presentment, protest and notice of nonpayment and protest.

     Whenever in this Note reference is made to the Administrative Agent, the Lender or the Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Note shall be binding upon and shall inure to the benefit of said successors and assigns. The Borrower's successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Borrower.

     THIS NOTE SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.


                                             [NAME OF BORROWER]



                                             By:_______________________
                                                Name:
                                                Title:

                            [BORROWER] Note Schedule
                            ---------- -------------




                                                                      Amount of          Unpaid
                  Amount of         Type of          Interest         Principal         Principal        Notation
Date                Loan             Loan             Period           Repaid            Balance          Made By
-----            -----------       ---------        ----------        ---------         ---------        ---------


------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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

                                  EXHIBIT M-1
                                       to
                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT
                         Dated as of September 6, 1996


                                    FORM OF
                        OPINION OF MAYER, BROWN & PLATT
                            COUNSEL FOR ANIXTER INC.


                                   Attached.

                       [MAYER BROWN & PLATT LETTERHEAD]



                              September 6, 1996




To each of the Lenders
  to the "Credit Agreement"
   as defined below), and
  to the Chase Manhattan Bank,
  as Administrative Agent

Anixter Inc.
4711 Golf Road
Skokie, Illinois 60076

                Re:  Anixter Inc. Credit Agreement

Ladies and Gentlemen:

        We have acted as special counsel to Anixter Inc., a Delaware corporation ("ANIXTER"), Anixter International Inc., a Delaware Corporation ("AXE"), Anixter International N.V./S.A., a Belgium corporation ("BCC"), Anixter-Real Estate, Inc., an Illinois corporation ("ANIXTER-REAL ESTATE"), Anixter Information Systems Corporation, an Illinois corporation ("ANIXTER INFORMATION"), Anixter Holdings, Inc., a Delaware corporation ("ANIXTER HOLDINGS"), Anixter Financial Inc., a Delaware corporation ("ANIXTER FINANCIAL"), and WireXpress, Inc., an Illinois corporation ("WIREXPRESS") (collectively, the "COMPANIES") in connection with the Second Amended and restated Credit Agreement of even date herewith (the "CREDIT AGREEMENT") to which you are parties, and the transactions contemplated thereby. Capitalized terms used herein and not otherwise defined are used as defined in the Credit Agreement.

        In connection with this opinion, we have examined originals or copies, certified or otherwise indentified to our satisfaction, of the following:

        (i)     the Credit Agreement;

        (ii)    the Notes;

MAYER BROWN & PLATT



The Chase Manhattan Bank
  as Administrative Agent
September 6, 1996
Page 2



        (iii)   the Contribution Agreement;

        (iv) the various Alternate Currency Addenda executed and delivered on the date hereof; and

        (v) the other documents and instruments executed on the date hereof in connection with the transactions contemplated by the Credit Agreement (collectively the "OTHER DOCUMENTS").

The foregoing agreements, except for the Other Documents, are sometimes hereinafter referred to collectively as the "LOAN AGREEMENTS." The Loan Agreements and the Other Documents are hereinafter collectively referred to as the "TRANSACTION DOCUMENTS."

        In rendering the opinions set forth herein, we have also examined originals or copies, certified to our satisfaction, of such (i) certificates of public officials, (ii) certificates of officers and representatives of the Companies, copies of which are attached hereto as Exhibit A, and (iii) other documents and records as we have deemed relevant or necessary as the basis for such opinions. We have relied upon, and assumed the accuracy of, such certificates, documents and records supplied to us by the Companies with respect to the factual matters set forth therein, and we have assumed the genuineness of all signatures (other than signatures of officers of the Companies) and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

        In rendering the opinions set forth herein, we have assumed that:

                (i) all the parties to the Transaction Documents, other than the Companies, are duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of organization and have the requisite corporate power to enter into such Transaction Documents; and

                (ii) the execution and delivery of the Transaction Documents have been duly authorized by all necessary corporate action and proceedings on the part of all parties thereto other than the Companies; the Transaction

MAYER BROWN & PLATT



The Chase Manhattan Bank,
  as Administrative Agent
September 6, 1996
Page 3


        Documents have been duly executed and delivered by all parties thereto other than the Companies and constitute the valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms; the respective terms and provisions of each of the Transaction Documents do not, and the execution, delivery and performance thereof by each of the parties thereto other than the Companies will not, violate or conflict with the certificate of incorporation or bylaws of any such party, any contract or indenture to which it is a party or by which it is created or bound, or any law, order or decree of any court, administrative agency or other governmental authority applicable to any such party.

        In rendering the opinions set forth in paragraphs 1, 2(a), 2(b), 2(d), 3, the first sentence of 4, and 5, to the extent the opinions relate to any of the Companies, we have relied upon the opinion of even date herewith of John A. Dul, general counsel or associate general counsel to all of the Companies, a copy of which is attached as Exhibit B.

        Based upon the foregoing and subject to the qualifications stated herein, we are of the opinion that, as of the date hereof:

        1. Each of the Companies has been duly organized and is validly existing and in good standing under the laws of the State of its incorporation and is duly qualified to do business in each jurisdiction where the character of its activities requires such qualification (other than in jurisdictions where the failure to be so qualified could not have a Material Adverse Effect). Each Company has the requisite corporate power and authority to own and encumber its properties and assets and to conduct its business as currently conducted and as currently proposed to be conducted.

        2. Each Company has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party. Such execution, delivery and performance:

                (a) have been duly authorized by all necessary and proper corporate action of each Company,

MAYER BROWN & PLATT



The Chase Manhattan Bank
  as Administrative Agent
September 6, 1996
Page 4



                (b) do not violate any provision of the certificate of incorporation or by-laws of any Company or require any approval of any Company's shareholders,

                (c) will not violate any law or regulation of the States of New York or Illinois (including, without limitation, any usury laws) or of the United States of America (including, without limitation, Regulations G, T, U or X) applicable to any Company, to the extent Loans and Letters of Credit are used for the purposes set forth in the Credit Agreement,

                (d) (i) will not violate any order of any court, (ii) will not violate, or require the termination of, or require the approval or consent of any Person under, the terms of any indenture, mortgage, deed of trust, loan agreement, lease agreement or any other material agreement to which any Company is a party or by which any Company or any of its properties may be bound and (iii) will not result in or require the creation or imposition of any lien or security interest upon or with respect to any of the properties or assets of any Company, and

                (e) will not require any registration with, consent or approval of, notice to, or action by any Governmental Authority.

        3. To our knowledge, except as set forth on Schedule 5.01(j) to the Credit Agreement, (a) there are no judgments outstanding against any of the Companies, nor, to our knowledge, is there now pending or overtly threatened any action, suit or proceeding before any court or any governmental or regulatory authority, by, against or involving any of the Companies which could reasonably be expected to result in a Material Adverse Effect, and (b) no Company is in default with respect to or in violation of any order of any court, applicable order, regulation or demand of any governmental agency or instrumentality which default or violation has, or might reasonably be expected to have, a Material Adverse Effect.

        4. Each of the Transaction Documents has been duly executed and delivered by a duly authorized officer of the Company delivering the same.
Each of the Loan Agreements constitutes the valid and binding obligation of the company delivering the same, enforceable in accordance with its respective terms.

MAYER BROWN & PLATT


The Chase Manhattan Bank,
  as Administrative Agent
September 6, 1996
Page 5



        5. To our knowledge, exept as set forth on Schedule 5.31 d to the Credit Agreement, there is no default by any Company under any material contract, lease agreement, instrument or commitment to which such Company is a party which has, or could reasonably be expected to have, a Material Adverse Effect.

        6. No Company is an "investment company" registered or required to be registered under the Investment Company Act of 1946, as amended, or, to our knowledge, controlled by such a company.

        7. No Company is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        Our opinions above are subject to the following qualifications:

                (a) Our opinions relating to validity, binding effect and enforceability in paragraph 4 above are subject to limitations imposed by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors' rights generally. In addition, our opinions relating to enforceablity in paragraph 4 above are subject to (i) the effect of general principles of equity (regardless of whether considered in a proeeding in equity or at law) and (ii) limitations imposed by public policy under certain circumstances on the enforceability of provisions indemnifying a party against liability for its own wrongful or negligent acts.

                (b) Certain remedial provisions of the Loan Agreements may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the Loan Agreements;
        however, the unenforceability of such provisions may result in delays in the enforcement of the Administrative Agent's and the Lenders' rights and remedies under the Loan Agreements (and we express no opinion as to the economic consequences, if any, of such delays). The Loan Agreements contain adequate provisions for enforcing payment of the Obligations and for the practical realization of the rights and benefits intended to be afforded thereby.

MAYER BROWN & PLATT


The Chase Manhattan Bank,
  as Administrative Agent
September 6, 1996
Page 6

                (c) We express no opinion as to the effect of the compliance or noncompliance by the Administrative Agent or any of the Lenders with any state or federal laws or regulations applicable to the Administrative Agent or any of the Lenders because of the Administrative Agent's or any of the Lenders' legal or regulatory status or the nature of the business of the Administrative Agent or any of the Lenders.

        This opinion letter is furnished by us solely for your benefit and the benefit of your successors and your assignees and participants (including prospective assignees and participants under the Credit Agreement, and it may not be relied upon, quoted from or delivered to any person other than your successors and your assignees and participants (including prospective assignees and participants) under the Credit Agreement, your legal counsel and the legal counsel of your successors and your assignees and participants (including prospective assignees and participants) under the Credit Agreement.

                                                         Very truly yours,


                                                         /s/ Mayer Brown & Platt

MAYER BROWN & PLATT

                                  EXHIBIT A

                            OFFICER'S CERTIFICATE




TO:     Mayer, Brown & Platt
        190 South LaSalle Street
        Chicago, Illinois 60603

        I, Rod Shoemaker, Assistant Treasurer of Anixter Inc. ("ANIXTER"), HEREBY CERTIFY to you for the purposes of your opinion to be rendered to the Lenders and the Administrative Agent parties with the Borrower to the Credit Agreement of even date herewith that, to the best of my knowledge each of the representations and warranties contained in the Transaction Documents (as such term is defined in your opinion) are true and accurate.

        IN WITNESS WHEREOF, I have signed this Certificate this 6th day of September, 1996.


                                            /s/ Rod Shoemaker
                                            ----------------------------
                                            Rod Shoemaker, Assistant Treasurer

                                  EXHIBIT B


                         [LETTERHEAD OF JOHN A. DUL]


                              September 6, 1996



To each of the Lenders
  to the "Credit Agreement"
  (as defined below), and
  to The Chase Manhattan Bank,
  as Administrative Agent

Mayer, Brown & Platt
190 South LaSalle Street
Chicago, Illinois 60603

                Re:  Anixter Inc. Credit Agreement

Ladies and Gentlemen:

        I am the general counsel or associate general counsel of each of Anixter Inc., a Delaware corporation ("ANIXTER"), Anixter International Inc., a Delaware Corporation ("AXE"), Anixter International N.V./S.A., a Belgium corporation ("BCC"), Anixter-Real Estate, Inc., an Illinois corporation ("ANIXTER-REAL ESTATE"), Anixter Information Systems Corporation, an Illinois corporation ("ANIXTER INFORMATION"), Anixter Holdings, Inc., a Delaware corporation ("ANIXTER HOLDINGS"), Anixter Financial Inc., a Delaware corporation ("ANIXTER FINANCIAL"), and WireXpress, Inc., an Illinois corporation ("WIREXPRESS") (collectively, the "COMPANIES") which are parties with the Lenders and the Administrative Agent to that certain Second Amended and Restated Credit Agreement of even date herewith (the "CREDIT AGREEMENT"). Capitalized terms used herein and not otherwise defined are used as defined in the Credit Agreement.

        In connection with this opinion, I have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

        (i)     the Credit Agreement;

        (ii)    the Notes;

        (iii)   the Contribution Agreement;

        (iv) the various Alternate Currency Addenda executed and delivered on the date hereof; and

        (v) the other documents and instruments executed on the date hereof in connection with the transactions contemplated by the Credit Agreement (collectively the "OTHER DOCUMENTS").

The foregoing agreements, except for the Other Documents, are sometimes hereinafter referred to collectively as the "LOAN AGREEMENTS." The Loan Agreements and the Other Documents are hereinafter collectively referred to as the "TRANSACTION DOCUMENTS."

        In rendering the opinions set forth herein, I have also examined originals or copies, certified to my satisfaction, of such certificates of public officials and other documents and records as I have deemed relevant or necessary as the basis for such opinions. I have assumed the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

        In rendering the opinions set forth herein, I have assumed that:

                (i) all the parties to the Transaction Documents, other than the Companies, are duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of organization and have the requisite corporate power to enter into such Transaction Documents;

                (ii) the execution and delivery of the Transaction Documents have been duly authorized by all necessary corporate action and proceedings on the part of all parties thereto other than the Companies; the Transaction Documents have been duly executed and delivered by all parties thereto other than the Companies and constitute the valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms; the respective terms and provisions of each of the Transaction Documents do not, and the execution, delivery and performance thereof by each of the parties thereto other than the Companies will not, violate or conflict with the certificate of incorporation or bylaws of any such party, any contract or indenture to which it is a party or by which it is created or bound, or any law, order or decree of any court, administrative agency or other governmental authority applicable to any such party.

        In rendering the opinions set forth in paragraphs 1 and 2 to the extent the opinions relate to BCC and Belgium law I have relied upon the opinion of even date herewith of Baker & McKenzie, a copy of which is attached as Exhibit A.

        Based upon the foregoing and subject to the qualifications stated herein, I am of the opinion that, as of the date hereof:

        1. Each of the Companies has been duly organized and is validly existing and in good standing under the laws of the State of its incorporation and is duly qualified to do business in each jurisdiction where the character of its activities requires such qualification (other than in jurisdictions where the failure to be so qualified could not have a Material Adverse Effect). Each Company has the requisite corporate power and authority to own and encumber its properties and assets and to conduct its business as currently conducted and as currently proposed to be conducted.

        2. Each Company has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party. Such execution, delivery and performance:

                (a) have been duly authorized by all necessary and proper corporate action of each Company,


                (b) do not violate any provision of the certificate of incorporation or by-laws of any Comapny or require any approval of any Company's shareholders, and

                (c) (i) will not violate any order of any court, (ii) will not violate, or require the termination of, or require the approval or consent of any Person under, the terms of any indenture, mortgage, deed of trust, loan agreement, lease agreement or any other material agreement to which any Company is a party or by which any Company or any of its properties may be bound and (iii) will not result in or require the creation or imposition of any lien or security interest upon or with respect to any of the properties or assets of any Company (other than the liens and security interests created pursuant to the Loan Agreements).

        3. To my knowledge, except as set forth on Schedule 5.11 to the Credit Agreement, (a) there are no judgments outstanding against any of the Companies, nor, to my knowledge, is there now pending or overtly threatened any action, suit or proceeding before any court or any governmental or regulatory authority, by, against or involving any of the companies which could reasonably be expected to result in a Material Adverse Effect, and (b) no Company is in default with respect to or in violation of any order of any court, applicable order, regulation or demand of any governmental agency or instrumentality which default or violation has, or might reasonably be expected to have, a Material Adverse Effect.

        4. Each of the Transaction Documents has been duly executed and delivered by a duly authorized officer of the Company delivering the same.
Each of the Loan Agreements constitutes the valid and binding obligation of the Company delivering the same, enforceable in accordance with its respective terms.

        5. To my knowledge, except as set forth on Schedule 5.01(d) to the Credit Agreement, there is no default by any Company under any material contract, lease agreement, instrument or commitment to which such Company is a party which has, or could reasonably be expected to have, a Material Adverse Effect.

        The foregoing opinions are limited to the laws of the United States and the State of Illinois, and the General Corporation Law of the State of Delaware, and I express no opinion with respect to the laws of any other state or jurisdiction.

        My opinions above are subject to the following qualifications. My opinions relating to validity, binding effect and enforceability in paragraph 4 above are subject to limitations imposed by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors' rights generally. In addition, my opinions relating to enforceability in paragraph 4 above are subject to (i) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (ii) limitations imposed by public policy under certain circumstances on the enforceability of provisions indemnifying a party against liability for its own wrongful or negligent acts.

        This opinion letter is furnished by us solely for your benefit and the benefit of your successors and your assignees and participants under the Credit Agreement, and it may not be relied upon, quoted from or delivered to any person other than your successors and your assignees and participants under the Credit Agreement, your legal counsel and the legal counsel of your successors, your assignees and participants under the Credit Agreement, and Messrs. Mayer Brown & Platt.

                                                       Very truly yours,

                                  EXHIBIT M-2
                                       to
                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT
                         Dated as of September 6, 1996


                                    FORM OF
                             OPINION OF JOHN A. DUL
                            COUNSEL FOR ANIXTER INC.


                                   Attached.

                             [ANIXTER LETTERHEAD]


                                        September 6, 1996


To each of the Lenders
    to the "Credit Agreement"
    (as defined below), and
    to The Chase Manhattan Bank,
    as Administrative Agent

Mayer, Brown & Platt
190 S. LaSalle Street
Chicago, IL 60603

        RE:  ANIXTER INC. CREDIT AGREEMENT

Ladies and Gentlemen:

        I am the general counsel or associate general counsel of each of Anixter Inc., a Delaware corporation ("ANIXTER"), Anixter International Inc., a Delaware corporation ("AXE"), Anixter International N.V./S.A., a Belgian corporation ("BCC"), Anixter-Real Estate, Inc., an Illinois corporation ("ANIXTER-REAL ESTATE"), Anixter Information Systems Corporation, an Illinois corporation ("ANIXTER INFORMATION"), Anixter Holdings, Inc., a Delaware corporation ("ANIXTER HOLDINGS"), Anixter Financial Inc., a Delaware corporation ("ANIXTER FINANCIAL") and WireXpress, Inc., an Illinois corporation ("WIREXPRESS") (collectively, the "COMPANIES") which are parties with the Lenders and the Administrative Agent to that certain Second Amended and Restated Credit Agreement of even date herewith (the "CREDIT AGREEMENT"). Capitalized terms used herein and not otherwise defined are used as defined in the Credit Agreement.

        In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the following:

        (i)     the Credit Agreement;

        (ii)    the Notes;

        (iii)   the Contribution Agreement;

        (iv) the various Alternate Currency Addenda executed and delivered on the date hereof; and

Mayer, Brown & Platt
September 6, 1996
Page 2



        (v) the other documents and instruments executed on the date hereof in connection with the transactions contemplated by the Credit Agreement (collectively, the "OTHER DOCUMENTS")

The foregoing agreements, except for the Other Documents, are sometimes hereinafter referred to collectively as the "LOAN AGREEMENTS." The Loan Agreements and the Other Documents are hereinafter collectively referred to as the "TRANSACTION DOCUMENTS."

        In rendering the opinions set forth herein, I have also examined originals or copies certified to my satisfaction, of such certificates of public officials and other documents and records as I have deemed relevant or necessary as the basis for such opinions. I have assumed the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

        In rendering the opinions set forth herein, I have assumed that:

        (i) all the parties to the Transaction Documents, other than the Companies, are duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of organization and have the requisite corporate power to enter into such Transaction Documents.

        (ii) the execution and delivery of the Transaction Documents have been duly authorized by all necessary corporate action and proceedings on the part of all parties thereto other than the Companies; the Transaction Documents have been duly executed and delivered by all parties thereto other than the Companies and constitute the valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms; the respective terms and provisions of each of the Transaction Documents do not, and the execution, delivery and performance thereof by each of the parties thereto other than the Companies will not, violate or conflict with the certificate of incorporation or bylaws of any such party, any contract or indenture to which it is a party or by which it is created or bound, or any law, order or decree of any court, administrative agency or other governmental authority applicable to any such party.

        In rendering the opinions set forth in paragraphs 1 and 2, to the extent the opinions relate to BCC and Belgian law, I have relied upon the opinion of even date herewith of Baker & McKenzie, a copy of which is attached hereto as Exhibit A.

        Based upon the foregoing and subject to the qualifications stated herein, I am of the opinion that, as of the date hereof:

                                [ANIXTER LOGO]

Mayer, Brown & Platt
September 6, 1996
Page 3

        1. Each of the Companies has been duly organized and is validly existing and in good standing under the laws of the State of its incorporation and is duly qualified to do business in each jurisdiction where the character of its activities requires such qualification (other than in jurisdictions where the failure to be so qualified could not have a Material Adverse Effect). Each Company has the requisite corporate power and authority to own and encumber its properties and assets and to conduct its business as currently conducted and as currently proposed to be conducted.

        2. Each Company has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party.
                Such execution, delivery and performance:

                (a) have been duly authorized by all necessary and proper corporate action of each Company,

                (b) do not violate any provision of the certificate of incorporation or bylaws of any Company or require any approval of any Company's shareholders, and

                (c)     (i) will not violate any order of any court,
                        (ii) will not violate, or require the termination of, or require the approval or consent of any Person under, the terms of any indenture, mortgage, deed of trust, loan agreement, lease agreement or any other material agreement to which any Company is a party or by which any Company or any of its properties may be bound and
                        (iii) will not result in or require the creation or imposition of any lien or security interest upon or with respect to any of the properties or assets of any Company.

        3.      To my knowledge, execept as set forth on Schedule
                5.01(j) to the Credit Agreement, (a) there are no judgments outstanding against any of the Companies, nor, to my knowledge, is there now pending or overtly threatened any action, suit or proceeding before any court or any governmental or regulatory authority, by, against or involving any of the Companies which could reasonably be expected to result in a Material Adverse Effect, and (b) no Company is in default with respect to or in violation of any order of any court, applicable order, regulation or demand of any governmental agency or instrumentality which default or violation has, or might reasonably be expected to have, a Material Adverse Effect.

        4. Each of the Transaction Documents has been duly executed and delivered by a duly authorized officer of the Company delivering the same. Each of the Loan Agreements constitutes the valid and binding obligation of the Company delivering the same, enforceable in accordance with its respective terms.

                                [ANIXTER LOGO]

Mayer, Brown & Platt
September 6, 1996
Page 4

        5. To my knowledge, except as set forth on Schedule 5.01(d) to the Credit Agreement, there is no default by any Company under any material contract lease agreement, instrument or commitment to which such Company is a party which has, or could reasonably be expected to have, a Material Adverse Effect.


        The foregoing opinions are limited to the laws of the United States and the State of Illinois, and the General Corporation Law of the State of Delaware, and I express no opinion with respect to the laws of any other state or jurisdiction.

        My opinions above are subject to the following qualifications. My opinions relating to validity, binding effect and enforceablity in paragraph 4 above are subject to limitations imposed by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors' rights generally. In addition, my opinion relating to enforceablity in paragraph 4 above is subject to (i) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (ii) limitations imposed by public policy under certain circumstances on the enforceability of provisions indemnifying a party against liability for its own wrongful or negligent acts.

        This opinion letter is furnished by me solely for your benefit and the benefit of your successors and your assignees and participants under the Credit Agreement, and it may not be relied upon, quoted from or delivered to any person other than your successors and your assignees and participants under the Credit Agreement, your legal counsel and the legal counsel of your successors, your assignees and participants under the Credit Agreement, and Messrs. Mayer, Brown & Platt.

                                        Very truly yours


                                       /s/ John A. Dahl


JAD:jk
Attachment

                                    DRAFT




                                                        September 6, 1996



To: The Chase Manhattan Bank, as Administrative Agent and each of the Lenders party to the Agreement referred to below

     John Dul, Anixter, Inc., 4711 Golf Road, Skokie, IL 60076

Re:  Anixter International N.V./S.A. (the "BCC")

Ladies and Gentlemen:

This opinion is furnished to you pursuant to [Section 4.03(c) of ] the Second Amended and Restated Credit Agreement dated September 6, 1996 (the "Agreement"), among Anixter Inc., a Delaware corporation, the BCC, a company organised and existing under the laws of The Kingdom of Belgium, the other Borrowing Subsidiaries, the Guarantors, the Lenders and the Administrative Agent.

(1)     Introduction

We have acted as special Belgian counsel to the BCC in connection with the execution and delivery of the Agreement and in connection with the issuance of this opinion.

Capitalized terms used but not defined herein are used herein with the meanings assigned to such terms in the Agreement. In addition:

"Documents" means the Agreement and the Notes, the Alternate Currency Addenda and the Contribution Agreement to which BCC is a party;

"Organic Documents" has the meaning set out in paragraph 2(b) below.

(2)     Documents

For the purpose of this opinion we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction as being true copies of the executed originals, each dated September 6, 1996 unless otherwise indicated:

        (a) The Agreement as sent to us on September 5, 1996 by Sidly & Austin, including a counterpart signature page executed by BCC;

        (b) a certificate of the Board of Directors of the BCC as to (i) the by-laws ("status") updated as at May 15, 1996 of the BCC and the Royal Decree of October 22, 1990 recognizing the BCC as a coordination center pursuant to Royal Decree Nr. 187 of December 30, 1982 (collectively, the "Organic Documents"), (ii) resolutions adopted on [September 5, 1996] by the Board of Directors of the BCC; and (iii) certain other matters; and

        (c) a copy of the minutes of a meeting of the Board of Directors of the BCC held on September 5, 1996 and approving, inter alia, (i) the execution and delivery by BCC of the Documents and (ii) the Statement of Benefits and Conditions attached thereto as Annex A.

We have also examined originals or copies of such other documents, records, certificates, opinions and instruments as we have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, without independent investigation, relied upon all of the foregoing and upon certificates of the officers of the BCC.

Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, we are referring solely to the actual knowledge, based on the Certificate referred to in (2)(b) above, of the particular Baker & McKenzie (Brussels) attorneys who have represented the BCC in connection with the execution and delivery of the Agreement and the issuance of this opinion. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been undertaken by us.

(3)     Assumptions

For the purpose of this opinion we have assumed:

        (a) that under the laws of New York, the Documents constitute the legally valid and binding and enforceable obligations of all other parties thereto, enforceable against each such other party in accordance with their terms;

        (b) the completeness and the conformity to original documents of instruments submitted to us as copies of originals and the authenticity of all documents submitted to us as originals;

        (c) the genuineness of all signatures and seals on the documents and instruments submitted to us;

        (d) the capacity, power and authority of all parties, other than the BCC, to enter into, and the due execution and delivery by such parties of the Documents;

        (e) that there have been no amendments to the Statutes of the BCC or to the Royal Decree of October 22, 1990 in the form certified to us as referred to in paragraph 2(b) above;

        (f) the capacity, power and authority of all parties other than the BCC to enter into, and the due execution and delivery by such parties of, the Documents;

        (g) that there are no provisions of the laws of any jurisdiction outside the Kingdom of Belgium which would affect the validity or legally binding nature of the obligations of the BCC contained in the Documents to which it is expressed to be party or would otherwise have any implication on the opinions we express;

        (h) that the facts and circumstances set out in the annexed Director's certificate are and continue to be correct.

        (i) that none of the parties is or will be seeking to achieve any purpose not apparent from the Documents which might render such documents illegal or void and that no documents relating to the transaction and binding on the BCC exist or will be created other than the Documents;

        (j) that performance by any party to the Documents other than the BCC of such party's obligations thereunder is lawful in the place of performance and that performance by the BCC outside the Kingdom of Belgium of its obligations under the Documents is lawful in the place of performance in accordance with the laws of such place; and

        (k) that the proceeds of any drawing under the Agreement will not be used for the purpose mentioned in article 52 ter of the Belgian coordinated laws on commercial companies, to wit in view of acquiring, or financing the acquisition of, any equity interest in the BCC.

We have made such examination of the laws of the Kingdom of Belgium as currently applied by Belgian courts as in our judgement is necessary for the purpose of this opinion. We do not however purport to be qualified to pass upon and express no opinion herein as to the laws of any jurisdiction other than those of the Kingdom of Belgium. This opinion is governed by and shall be construed in accordance with Belgian law.

(4)     Opinions

Based upon and subject to the assumptions and qualifications stated herein and upon such investigation as we have deemed necessary, we are of the opinion that:

        (a) The BCC is a company recognised as a coordination centre pursuant to Royal Decree number 187 of December 30, 1982, as amended, and is duly organised and validly existing as a coordination centre under the laws of the Kingdom of Belgium, is in good standing under such laws (in the absence of a defined meaning under Belgian law, we define good standing to mean that the BCC has filed all documents and paid all fees required to maintain its corporate existence and its legal capacity to carry out its business in accordance with the Organic Documents). The BCC has the requisite corporate power and authority to own or hold under lease and operate and encumber its own properties and to conduct its business as currently conducted and as currently proposed to be conducted.

        (b) The BCC has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Documents to which it is a party.

        (c) Such execution, delivery and performance (i) have been duly authorised by all necessary and proper corporate action of the BCC;
        (ii) do not violate any provision of the Organic Documents of the BCC;
        (iii) will not violate Belgian law or regulation (including without limitation, any usury laws, except as stated in the qualifications under item 5(i) below) applicable to BCC; (iv) to our knowledge (a) will not violate any order of any court, and (b) will not result in or require the creation or imposition of any lien or security interest upon or with respect to any of the properties or assets of the BCC; and
        (v) to our knowledge, will not violate, or require the termination of, or require the approval or consent of any Person under, the terms of any indenture, mortgage, deed of trust, loan agreement, lease agreement or any other material agreement disclosed to us to which the BCC is a party or by which the BCC or any of its properties may be bound.

        (d)     The Documents have been duly executed and delivered by the BCC.

        (e) In a properly presented case, a Belgian court should give effect to the choice of law provisions of the Documents and should hold that such Documents are to be governed by the laws of the State of New York rather than the laws of the Kingdom of Belgium. In rendering the foregoing opinion, we note that by their terms the Documents expressly select the laws of the State of New York as the laws governing their interpretation, that the Documents were delivered by the parties thereto in the State of New York, advances to be made by the Lenders pursuant to the Agreement will be made by the Lenders in the State of New York, and that payments required to be made under the Agreement are payable in the State of New York. The choice of law provisions of the Documents are not voidable under Belgian law. Even if a Belgian court holds that the Documents are to be governed by the laws of the Kingdom of Belgium, in a properly presented case, a Belgian court should hold that none of the provisions of the Documents violate Belgian usury laws, except to the extent stated in the qualifications under item 5 (i) below. A registration duty amounting to 3% is due on any sum of money exceeding BEF 500,000 which any debtor is ordered to pay by judgment rendered or enforced by a Belgian court (excluding interest not quantified by the judgment). Both the debtor(s) and the creditor(s) are responsible for the payment of such registration duty, it being understood that the maximum liability of any creditor is limited to 50% of the sums received by such creditor and that the tax administration of The Kingdom of Belgium has a priority right on any amounts payable purusant to the judgment as security for the effective payment of the registration duty. The costs of a sworn transfer would be payable if, in a Belgian action, the court requires the Agreement or any other Document to be submitted in one of the official Belgian languages.

        (f) No recording, filing, privilege or other tax must be paid in Belgium unless executed in Belgium in which case a nominal (BF, 600) stamp duty may be payable in connection with the execution, delivery, recordation or enforcement of any Document.

        (g) No approval by, authorization of, or filing with, any Belgian Governmental Authority is necessary in connection with the execution and delivery of the Documents and the performance of the BCC's obligations thereunder.

(5)     Qualifications

The opinions set forth above are subject to the following qualifications:

        (a) the validity, performance and enforcement of the Agreement each Document may be limited by statutes of limitation, lapse of time and by laws relating to bankruptcy, insolvency, reorganization, liquidation, moratorium arrangements or similar laws affecting creditors' rights generally and claims may be or become subject to set-off or counterclaim; and

        (b) with respect to paragraphs 4(d) and 4(e) above, a Belgian court may refuse to apply New York law to the Agreement or any other Document and may refuse to enforce a provision thereof if such application or enforcement would be manifestly incompatible with any principle of Belgian public policy. No term or provision of the Credit Agreement is manifestly incompatible with any principle of Belgian public policy;

        (c) equitable remedies, such as injunction and specific performance, are discretionary and may not be awarded by the Belgian Courts; in particular, such remedies may not be available where damages are considered to be an adequate and appropriate remedy;

        (d) a provision that a calculation, determination or certificate will be conclusive and binding will not apply to a calculation, determination or certificate which is given unreasonably, arbitrarily or without good faith or which is fraudulent or manifestly inaccurate and will not necessarily prevent judical enquiry into the merits of any claim;

        (e) failure to exercise a right may operate as a waiver of that right notwithstanding a provision to the contrary in any of the Documents;

        (f) we express no opinion on the accuracy or completeness of any statements or warranties of fact set out in the Documents, which statements and warranties we have not independently verified;

        (g) we express no opinion on any provision in any of the Documents requiring written amendments and waivers of such documents insofar as it suggets that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted by or between the parties;

        (h) we express no opinion as to whether any provision in the Documents conferring a right of set-off or similar right would be effective against a liquidator, administrator or a creditor; and

        (i) we express no opinion as to the enforceability against the Borrower in the Kingdom of Belgium with respect to the following: (i) the provisions of the Documents insofar as the application of the post-maturity rates specified therein results in an increase of the rate of interest applicable prior to maturity of any amount remaining unpaid after its maturity by more than one half of one percent (1/2%) per annum on the total outstanding principal amount remaining unpaid after its maturity; (iii) the provisions of the Documents insofar as they require payment of interest on past due interest amounts for a period of less than one calendar year or insofar as no formal demand has been served or no specific agreement has been made in respect of interest amounts past due for a period of at least one calendar year; (ii) the provisions of the Documents insofar as amounts due thereunder in case of (p)repayment (for instance on a date other than the last day of an applicable Interest Period) exceed an amount equal to 6 months' interest on the principal amount (p)repaid calculated at the rate applicable to such prepaid amount prior to prepayment, (iv) upon the commencement of, or during the continuance of, any bankruptcy proceeding with respect to the BCC or any similar proceeding affecting creditors' rights generally, the provisions of the Documents insofar as they purport to create a security interest or a right of set-off on the amounts paid thereunder; and (v) the provisions of the Documents insofar as they require the BCC to reimburse attorneys' fees in connection with the enforcement by the Lenders of their rights before Belgian courts.

This opinion is given for the sole benefit of yourself, your counsel, Mayer Brown & Platt, the Administrative Agent and each Lender party to the Agreement in connection with the transactions contemplated by the Agreement and the other Documents. This opinion is not to be disclosed to any other person nor is it to be relied upon by any other person other than any assignee or participant under the Agreement or for any other purpose or quoted or referred to in any public document without our prior written consent.

                                        Very truly yours,

                                        Baker & McKenzie



                                        By
                                          ---------------
                                          Ignace Maes

                                  EXHIBIT M-3
                                       to
                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT
                         Dated as of September 6, 1996


                                    FORM OF
                          OPINION OF BAKER & McKENZIE
                  COUNSEL FOR ANIXTER INTERNATIONAL N.V./S.A.


                                   Attached.

                        [BAKER & MCKENZIE LETTERHEAD]


                                                        September 6, 1996




To: The Chase Manhattan Bank, as Administrative Agent and each of the Lenders party to the Agreement referred to below

     Mr. John Dul, Anixter Inc., 4711 Golf Road, Skokie, IL 60076

Re:  Anixter International N.V./S.A. (the "BCC")

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 4.03(c) of the Second Amended and Restated Credit Agreement dated September 6, 1996 (the "Agreement"), among Anixter Inc., a Delaware corporation, the BCC, a company organised and existing under the laws of The Kingdom of Belgium, the other Borrowing Subsidiaries, the Guarantors, the Lenders and the Administrative Agent.

(1)     Introduction

We have acted as special Belgian counsel to the BCC in connection with the execution and delivery of the Agreement and in connection with the issuance of this opinion.

Capitalised terms used but not defined herein are used herein with the meanings assigned to such terms in the Agreement. In addition:

"Documents" means the Agreement and the Notes, the Alternate Currency Addenda and the Contribution Agreement to which BCC is a party;

"Organic Documents" has the meaning set out in paragraph 2(b) below.

(2)     Documents

For the purpose of this opinion we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction as being true copies of the executed originals, each dated September 6, 1996 unless otherwise indicated:

        (a) The Agreement as sent to us on September 5, 1996 by Sidley & Austin, including a counterpart signature page executed by BCC;

        (b)     a certificate of the Board of Directors of the BCC as to
        (i) the by-laws ("statutes") updated as at May 15, 1996 of the BCC and the Royal Decree of October 22, 1990 recognizing the BCC as a coordination center pursuant to Royal Decree Nr. 187 of December 30, 1982 (collectively, the "Organic Documents"), (ii) resolutions adopted on September 5, 1996 by the Board of Directors of the BCC; and (iii) certain other matters; and

        (c) a copy of the minutes of a meeting of the Board of Directors of the BCC held on September 5, 1996 and approving, inter alia, (i) the execution and delivery by BCC of the Documents and (ii) the Statement of Benefits and Conditions attached thereto as Annex A.

We have also examined originals or copies of such other documents, records, certificates, opinions and instruments as we have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, without independent investigation, relied upon all of the foregoing and upon certificates of the officers of the BCC.

Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, we are referring solely to the actual knowledge, based on the Certificate referred to in (2)(b) above, of the particular Baker & McKenzie (Brussels) attorneys who have represented the BCC in connection with the execution and delivery of the Agreement and the issuance of this opinion. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been undertaken by us.

(3)     Assumptions

For the purpose of this opinion we have assumed:

        (a) that under the laws of New York, the Documents constitute the legally valid and binding and enforceable obligations of all other parties thereto, enforceable against each such other party in accordance with their terms;

        (b) the completeness and the conformity to original documents of instruments submitted to us as copies of originals and the authenticity of all documents submitted to us as originals;

        (c) the genuineness of all signatures and seals on the documents and instruments submitted to us;


        (d) the capacity, power and authority of all parties, other than the BCC, to enter into, and the due execution and delivery by such parties of the Documents;

        (e) that there have been no amendments to the Statuts of the BCC or to the Royal Decree of October 22, 1990 in the form certified to us as referred to in paragraph 2(b) above;

        (f) the capacity, power and authority of all parties other than the BCC to enter into, and the due execution and delivery by such parties of, the Documents;

        (g) that there are no provisions of the laws of any jurisdiction outside the Kingdom of Belgium which would affect the validity or legally binding nature of the obligations of the BCC contained in the Documents to which it is expressed to be party or would otherwise have any implication on the opinions we express;

        (h) that the facts and circumstances set out in the annexed Director's certificate are and continue to be correct.

        (i) that none of the parties is or will be seeking to achieve any purpose not apparent from the Documents which might render such documents illegal or void and that no documents relating to the transaction and binding on the BCC exist or will be created other than the Documents;

        (j) that performance by any party to the Documents other than the BCC of such party's obligations thereunder is lawful in the place of performance and that performance by the BCC outside the Kingdom of Belgium of its obligations under the Documents is lawful in the place of performance in accordance with the laws of such place; and

        (k) that the proceeds of any drawing under the Agreement will not be used for the purpose mentioned in article 52 ter of the Belgian coordinated laws on commercial companies, to wit in view of acquiring, or financing the acquisition of, any equity interest in the BCC.

We have made such examination of the laws of the Kingdom of Belgium as currently applied by Belgian courts as in our judgement is necessary for the purpose of this opinion. We do not however purport to be qualified to pass upon and express an opinion herein as to the laws of any jurisdiction other than those of the Kingdom of Belgium. This opinion is governed by and shall be construed in accordance with Belgian law.

(4)     Opinions

Based upon and subject to the assumptions and qualifications stated herein and upon such investigation as we have deemed necessary, we are of the opinion that:

        (a) The BCC is a company recognised as a coordination centre pursuant to Royal Decree number 187 of December 30, 1982, as amended, and is duly organised and validly existing as a coordination centre under the laws of the Kingdom of Belgium, is in good standing under such laws (in the absence of a defined meaning under Belgian law, we define good standing to mean that the BCC has filed all documents and paid all fees required to maintain its corporate existence and its legal capacity to carry out its business in accordance with the Organic Documents). The BCC has the requisite corporate power and authority to own or hold under lease and operate and encumber its own properties and to conduct its business as currently conducted and as currently proposed to be conducted.

        (b) The BCC has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Documents to which it is a party.

        (c) Such execution, delivery and performance (i) have been duly authorised by all necessary and proper corporate action of the BCC;
        (ii) do not violate any provison of the Organic Documents of the BCC; (iii) wil not violate Belgian law or regulation (including without limitation, any usury laws, except as stated in the qualifications under item 5 (i) below) applicable to BCC; (iv) to our knowledge (a) will not violate any order of any court, and (b) will not result in or require the creation or imposition of any lien or security interest upon or with respect to any of the properties or assets of the BCC; and
        (v) to our knowledge, will not violate, or require the termination of, or require the approval or consent of any Person under, the terms of any indenture, mortgage, deed of trust, loan agreement, lease agreement or any other material agreement disclosed to us to which the BCC is a party or by which the BCC or any of its properties may be bound.

        (d)     The Documents have been duly executed and delivered by the BCC.

        (e) In a properly presented case, a Belgian court should give effect to the choice of law provisions of the Documents and should hold that such Documents are to be governed by the laws of the State of New York rather than the laws of the Kingdom of Belgium. In rendering the foregoing opinion, we note that by their terms the Documents expressly select the laws of the State of New York as the laws governing their interpretation, that the Documents were delivered by the parties thereto in the State of New York, advances to be made by the Lenders pursuant to the Agreement will be made by the Lenders in the State of New York, and that payments required to be made under the Agreement are payable in the State of New York. The choice of law provisions of the Documents are not voidable under Belgian law. Even if a Belgian court holds that the Documents are to be governed by the laws of the Kingdom of Belgium, in a properly presented case, a Belgian court should hold that none of the provisions of the Documents violate Belgian usury laws, except to the extent stated in the qualifications under item 5 (i) below. A registration duty amounting to 3% is due on any sum of money exceeding BEF 500,000 which any debtor is ordered to pay by judgment rendered or enforced by a Belgian court (excluding interest not quantified by the judgment). Both the debtor(s) and the creditor(s) are responsible for the payment of such registration duty, it being understood that the maximum liability of any creditor is limited to 50% of the sums received by such creditor and that the tax administration of The Kingdom of Belgium has a priority right on any amounts payable pursuant to the judgment as security for the effective payment of the registration duty. The costs of a sworn translator would be payable if, in a Belgian action, the court requires the Agreement or any other Document to be submitted in one of the official Belgian languages.

        (f) No recording, filing, privilege or other tax must be paid in Belgium unless executed in Belgium in which case a nominal (BF.600) stamp duty may be payable in connection with the execution, delivery, recordation or enforcement of any Document.

        (g) No approval by, authorization of, or filing with, any Belgian Governmental Authority is necessary in connection with the execution and delivery of the Documents and the performance of the BCC's obligations thereunder.

(5)     Qualifications

The opinions set forth above are subject to the following qualifications;

        (a) the validity, performance and enforcement of theAgreement each Document may be limited by statutes of limitation, lapse of time and by laws relating to bankruptcy, insolvency, reorganization, liquidation, moratorium arrangements or similar laws affecting creditors' rights generally and claims may be or become subject to set-off or counterclaim; and

        (b) with respect to paragraphs 4(d) and 4(e) above, a Belgian court may refuse to apply New York law to the Agreement or any other
        Document and may refuse to enforce a provision thereof if such application or enforcement would be manifestly incompatible with any principle of Belgian public policy. No term or provision of the Credit Agreement is manifestly incompatible with any principle of Belgian public policy;


        (c) equitable remedies, such as injunction and specific performance, are discretionary and may not be awarded by the Belgian Courts; in particular, such remedies may not be available where damages are considered to be an adequate and appropriate remedy;

        (d) a provision that a calculation, determination or certificate will be conclusive and binding will not apply to a calculation, determination or certificate which is given unreasonably, abitrarily or without good faith or which is fraudulent or manifestly inaccurate and will not necessarily prevent judicial enquiry into the merits of any claim;

        (e) failure to exercise a right may operate as a waiver of that right notwithstanding a provision to the contrary in any of the Documents;

        (f) we express no opinion on the accuracy or completeness of any statements or warranties of fact set out in the Documents, which statements and warranties we have not independently verified;

        (g) we express no opinion on any provision in any of the Documents requiring written amendments and waivers of such documents insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted by or between the parties;

        (h) we express no opinion as to whether any provision in the Documents conferring a right of set-off or similar right would be effective against a liquidator, administrator or a creditor; and

        (i) we express no opinion as to the enforceability against the Borrower in the Kingdom of Belgium with respect to the following: (i) the provisions of the Documents insofar as the application of the post-maturity rates specified therein results in an increase of the rate of interest applicable prior to maturity of any amount remaining unpaid after its maturity by more than one half of one percent (1/2%) per annum on the total outstanding principal amount remaining unpaid after its maturity; (iii) the provisions of the Documents insofar as they require payment of interest on past due interest amounts for a period of less than one calendar year or insofar as no formal demand has been served or no specific agreement has been made in respect of interest amounts past due for a period of at least one calendar year; (ii) the provisions of the Documents insofar as amounts due thereunder in case of (p)repayment (for instance on a date other than the last day of an applicable Interest Period) exceed an amount equal to 6 months' interest on the principal amount (p)repaid calculated at the rate applicable to such prepaid amount prior to prepayment, (iv) upon the commencement of, or during the continuance of, any bankruptcy proceeding with respect to the BCC or any similar proceeding affecting creditors' rights generally, the provisions of the Documents insofar as they purport to create a security interest or a right of set-off on the amounts paid thereunder; and (v) the provisions of the Documents insofar as they require the BCC to reimburse attorneys' fees in connection with the enforcement by the Lenders of their rights before Belgian courts.

This opinion is given for the sole benefit of yourself, your counsel, Mayer Brown & Platt, the Administrative Agent and each Lender party to the Agreement in connection with the transactions contemplated by the Agreement and the other Documents. This opinion is not to be disclosed to any other person nor is it to be relied upon by any other person other than any assignee or participant under the Agreement or for any other purpose or quoted or referred to in any public document without our prior written consent.

                                        Very truly yours,

                                        Baker & McKenzie



                                        By: /s/ Ignace Maes
                                            ----------------
                                                Ignace Maes

                                   EXHIBIT N
                                       to
                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT
                         Dated as of September 6, 1996


                                    FORM OF
                           OPINION OF SIDLEY & AUSTIN
                      COUNSEL FOR THE ADMINISTRATIVE AGENT


                                   Attached.

                         [SIDLEY & AUSTIN LETTERHEAD]


                                        September 6, 1996



To each of the Lenders that is a
party to the "Credit Agreement"
(as defined below) and to
The Chase Manhattan Bank, as
Administrative Agent

        Re:  Anixter Inc.

Ladies and Gentlemen

        We have acted as counsel to the Administrative Agent (as hereinafter defined) in connection with that certain Second Amended and Restated Credit Agreement, dated as of September 6, 1996 (the "Credit Agreement"), among Anixter Inc., a Delaware corporation ("Anixter"), the Borrowing Subsidiaries named therein, the Guarantors named therein, the financial institutions from time to time party thereto as Lenders, and The Chase Manhattan Bank, as Administrative Agent. Capitalized terms used herein and not otherwise defined are used as defined in the Credit Agreement.

        In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise, of the following documents:

        (a)     the Credit Agreement,

        (b)     the Notes,

        (c)     the Contribution Agreement,

        (d) the various Alternate Currency Addenda executed and delivered on the date hereof, and

        (e) the Opinion of Mayer, Brown & Platt, counsel for Anixter, the Opinion of Baker & McKenzie, Belgian counsel for
                Anixter, and the Opinion of John A. Dul, general counsel of Anixter (collectively, the "Opinions")

                         [SIDLEY & AUSTIN LETTERHEAD]


To each of the Lenders
September 6, 1996
Page 2


(the above documents (a) through (d), inclusive, are hereinafter referred to as the "Loan Documents"). In our examination of the Loan Documents, we have assumed the authenticity of all such documents submitted to us as originals, the conformity to authentic originals of all such documents submitted to us as copies, the genuiness of all signatures, the due authorization, execution and delivery by each of the parties executing such documents and such other legal and factual assumptions as are described in the Opinions. We have also assumed the accuracy of the legal conclusions set forth in the Opinions, except as to the matters on which we expressly opine below.
We have further assumed that the execution, delivery and performance of the Loan Documents by Anixter, the Borrowing Subsidiaries and the Guarantors (collectively, the "Loan Parties") (i) do not require any action by any governmental agency or private party except for those which have been obtained,
(ii) do not violate any provision of law applicable to the Loan Parties and
(iii) do not conflict with, result in a breach of or constitute a default under any indenture, agreement, or other instrument to which any of the Loan Parties is a party or by which any of the Loan Parties is bound.

        Based upon the foregoing assumptions and examination of documents and upon such investigation as we have deemed necessary, and subject to the qualifications set forth in subparagraphs (a) through (d) below, we are of the opinion as of the date hereof that each Loan Document to which any of the Loan Parties is a party constitutes the legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.

        Our opinion is expressly qualified as follows:

        (a) Our opinion is subject to the effect of applicable bankruptcy, insolvency, reorganization, fradulent conveyance and other laws affecting creditors' rights generally and to the effect of general equitable principles (whether considered in a proceeding in equity or at law). In applying such principles, a court, among other things, might not allow a creditor to accelerate maturity of a debt upon the occurrence of a default deemed immaterial or for non-credit reasons or might decline to order a debtor to perform covenants. Such principles applied by a court might include a requirement that a creditor act with reasonableness and in good faith. Furthermore, a court may refuse to enforce a covenant or any provision providing for indemnification if and to the extent that it deems such covenant or indemnification provision to be violative of applicable public policy.

        (b) Certain provisions of the Loan Documents may be unenforceable in whole or in part under the laws of the State of New York, but the inclusion of such provisions does not affect the validity of the Loan Documents taken as a whole and, except as set forth in subparagraph (a) above, the Loan Documents taken as a whole contain adequate provisions for enforcing payment of the Obligations and for the practical realization of the benefits of the security interests created thereby.

SIDLEY & AUSTIN                                         CHICAGO



To each of the Lenders
September 6, 1996
Page 3

        (c) Our opinions expressed are limited to the law of the State of New York and the federal laws of the United States, and we do not express any opinion concerning any other laws.

        (d) We express no opinion as to the effect of the compliance or noncompliance of the Administrative Agent or any of the Lenders with any federal or state laws or regulations applicable to the Administrative Agent, or any of the Lenders because of any such entity's legal or regulatory status or the nature of such entity's business or requiring the Administrative Agent or any of the Lenders to qualify to conduct business in any jurisdiction.

                The opinions expressed herein are being delivered to you as of the date hereof and are solely for your benefit in connection with the transactions contemplated in the Credit Agreement and may not be relied on in any manner or for any purpose by any other person, nor any copies published, communicated or otherwise made available in whole or in part to any other person or entity without our express prior written consent, except that you may furnish copies thereof (1) to any party that becomes a Lender after the date hereof pursuant to the Credit Agreement and to a prospective assignee of the Loans, (2) to your independent auditors and attorneys, (3) upon the request of any state or federal authority or official having regulatory jurisdiction over you, and (4) pursuant to order or legal process of any court or governmental agency or in any legal proceedings involving the Loan Documents or this opinion. We do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above. The opinions expressed above are based solely on factual matters in existence as of the date hereof and laws and regulations in effect on the date hereof. We assume no obligation to revise or supplement this opinion should such factual matters change or should such laws or regulations be changed by legislative or regulatory action, judicial decision or otherwise.

                                        Very truly yours,

                                        /s/ Sidley & Austin

                                            Sidley & Austin

                                                                 SCHEDULE 1.01-A



--------------------------------------  ------------------------------------  ----------------------
                                                   CONTACT PERSON                  U.S. DOLLAR
                                                   AND TELEPHONE                    EQUIVALENT
      NAME AND ADDRESS OF LENDER                AND TELECOPY NUMBERS                COMMITMENT
--------------------------------------  ------------------------------------  ----------------------
THE CHASE MANHATTAN BANK                Jon Hinard                                   $42,000,000
                                        Chase Securities Inc.
Domestic Lending Office:                10 South LaSalle Street
270 Park Avenue                         Suite 2300
New York, NY 10017                      Chicago, IL 60603
                                        Phone:  (312) 807-4046
Administrative Contact:                 Fax:    (312) 807-4077
140 East 45th Street, 29th Floor
New York, NY 10017
Attn:  Maggie Swales
Phone:  (212) 622-8433
Fax:    (212) 622-0122

Eurocurrency Lending Office:
Chase Manhattan International Limited
Trinity Tower
9 Thomas More Street
London E19YT England
Attn:  Steve Clarke
Phone:  44-171-777-2353
Phone:  44-171-777-2360

--------------------------------------  ------------------------------------  ----------------------
CITIBANK, N.A.                          John Coons                                   $38,000,000
                                        200 S. Wacker Dr.
Domestic Lending Office:                31st Floor
One Court Square, 7th Floor             Chicago, IL 60606
Long Island City, NY 11120              Phone:  (312) 993-3184
Attn:  Greg Biddle                      Fax:    (312) 993-6706
Phone:  (718) 248-7192
Fax:    (718) 248-4845

Eurocurrency Lending Office:
Citibank International PLC
Riverdale House, 3rd Floor
68 Molesworth St.
Lewisham SE 13 7EU England
Attn:  David Collins/Ken Purchase
--------------------------------------  ------------------------------------  ----------------------


                                                                               2

----------------------------------------------------------------------------------------------------
                                             CONTACT PERSON                       U.S. DOLLAR
                                             AND TELEPHONE                         EQUIVALENT
  NAME AND ADDRESS OF LENDER              AND TELECOPY NUMBERS                     COMMITMENT
----------------------------------------------------------------------------------------------------
BANK OF AMERICA ILLINOIS                Christine Tierney                         $33,000,000
                                        231 S. LaSalle Street
Domestic Lending Office:                Chicago, IL 60697
231 S. LaSalle Street                   Phone:  (312) 828-6316
Chicago, IL 60697                       Fax:    (312) 828-1974
Attn:  Victoria Drungola
Phone:  (312) 828-8155
Fax:    (312) 974-1199

Eurocurrency Lending Office:
231 S. LaSalle Street
Chicago, IL 60697
Attn:  Victoria Drungola
Phone:  (312) 828-8155
Fax:    (312) 974-1199
----------------------------------------------------------------------------------------------------
BANK OF MONTREAL                        Angelo Barone                             $33,000,000
                                        115 South LaSalle Street, 12th Floor
Domestic Lending Office:                Chicago, IL 60603
115 South LaSalle Street, 12th Floor    Phone:  (312) 750-3860
Chicago, IL 60603                       Fax:    (312) 750-6057
Attn:  Ninfa Arenas
Phone:  (312) 750-3453
Fax:    (312) 750-4304

Eurocurrency Lending Office:
115 South LaSalle Street, 12th Floor
Chicago, IL 60603
Attn:  Ninfa Arenas
Phone:  (312) 750-3453
Fax:    (312) 750-4304
----------------------------------------------------------------------------------------------------


                                                                              3

----------------------------------------------------------------------------------------------------
                                             CONTACT PERSON                       U.S. DOLLAR
                                             AND TELEPHONE                         EQUIVALENT
  NAME AND ADDRESS OF LENDER              AND TELECOPY NUMBERS                     COMMITMENT
----------------------------------------------------------------------------------------------------

THE BANK OF NEW YORK                    John C. Lambert                           $33,000,000
                                        One Wall Street, 19th Floor
Domestic Lending Office:                New York, NY 10286
101 Barclay Street                      Phone:  (212) 635-8204
New York, NY 10286                      Fax:    (212) 635-1208/09
Attn:  Pamela B. Gardner
Phone:  (212) 635-8208
Fax:    (212) 635-7923/24

Eurocurrency Lending Office:
101 Barclay Street
New York, NY 10286
Attn:  Pamela B. Gardner
Phone:  (212) 635-8208
Fax:    (212) 635-7923/24

----------------------------------------------------------------------------------------------------

CAISSE NATIONALE DE CREDIT              Leslie McMillan                           $33,000,000
 AGRICOLE                               55 E. Monroe Street, 47th Floor
                                        Chicago, IL 60603
Domestic Lending Office:                Phone:  (312) 917-7549
55 E. Monroe Street, 47th Floor         Fax:    (312) 372-2830
Chicago, IL 60603
Attn:  Michael O'Malley/Linda Hayes
Phone:  (312) 917-7424
Fax:    (312) 372-4421

Eurocurrency Lending Office:
55 E. Monroe Street, 47th Floor
Chicago, IL 60603
Attn:  Michael O'Malley/Linda Hayes
Phone:  (312) 917-7424
Fax:    (312) 372-4421
----------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------
                                             CONTACT PERSON                       U.S. DOLLAR
                                             AND TELEPHONE                         EQUIVALENT
  NAME AND ADDRESS OF LENDER              AND TELECOPY NUMBERS                     COMMITMENT
----------------------------------------------------------------------------------------------------

CREDIT LYONNAIS CHICAGO                 Nigel Carter, Vice President              $33,000,000
 BRANCH                                 227 West Monroe Street
                                        Suite 3800
Domestic Lending Office:                Chicago, IL 60606
227 West Monroe Street                  Phone:  (312) 220-7310
Suite 3800                              Fax:    (312) 641-0527
Chicago, IL 60606
Attn:  Rosette Liptak
Phone:  (312) 220-7319
Fax:    (312) 641-5834

Eurocurrency Lending Office:
227 West Monroe Street
Suite 3800
Chicago, IL 60606
Attn:  Rosette Liptak
Phone:  (312) 220-7319
Fax:    (312) 641-5834

----------------------------------------------------------------------------------------------------

NBD BANK                                Jenny Gilpin                              $33,000,000
                                        The First National Bank of Chicago
Domestic Lending Office:                One First National Plaza, Suite 0088
611 Woodward                            Chicago, IL  60670
Detroit, MI  48236                      Phone:  (312) 732-5867
Attn:  Lisa Habermoos                   Fax:    (312) 732-5161
Phone:  (313) 732-7611
Fax:    (313) 732-2715

Eurocurrency Lending Office:
611 Woodward
Detroit, MI  48236
Attn:  Lisa Habermoos
Phone:  (313) 732-7611
Fax:    (313) 732-2715
----------------------------------------------------------------------------------------------------


NBD BANK
Domestic Lending Office:
611 Woodward
Detroit, MI  48236
Attn:  Lisa Habermoos
Phone:  (313) 732-7611
Fax:      (313) 732-2715
Eurocurrency Lending Office:            Jenny Gilpin
611 Woodward                            The First National Bank of Chicago
Detroit, MI  48236                      One First National Plaza, Suite 0088
Attn:  Lisa Habermoos                   Chicago, IL  60670
Phone:  (313) 732-7611                  Phone:  (312) 732-5867
Fax:      (313) 732-2715                Fax:      (312) 732-5161   $33,000,000

----------------------------------------------------------------------------------------------------
                                             CONTACT PERSON                       U.S. DOLLAR
                                             AND TELEPHONE                         EQUIVALENT
  NAME AND ADDRESS OF LENDER              AND TELECOPY NUMBERS                     COMMITMENT
----------------------------------------------------------------------------------------------------

NATIONSBANK, N.A.                       Wallace Harris, Jr.                       $33,000,000
                                        233 South Wacker Drive
Domestic Lending Office:                Suite 2800
101 N. Tryon Street                     Chicago, IL 60606
Charlotte, NC 28255                     Phone:  (312) 234-5626
Attn:  Jennifer Sawdey                  Fax:    (312) 234-5601
Phone:  (704) 386-5181
Fax:    (704) 386-8694

Eurocurrency Lending Office:
101 N. Tryon Street
Charlotte, NC 28255
Attn:  Jennifer Sawdey
Phone:  (704) 386-5181
Fax:    (704) 386-8694
----------------------------------------------------------------------------------------------------

PNC BANK, NATIONAL ASSOCIATION          John R. Heskett                           $33,000,000
                                        Assistant Vice President
Domestic Lending Office:                500 West Madison Street, Suite 3140
500 West Madison Street                 Chicago, IL 60661
Suite 3140                              Phone:  (312) 906-3424
Chicago, IL 60661                       Fax:    (312) 906-3420
Attn:  Lynda Miller
Phone:  (312) 906-3404
Fax:    (312) 906-3420

Eurocurrency Lending Office:
500 West Madison Street
Suite 3140
Chicago, IL 60661
Attn:  Lynda Miller
Phone:  (312) 906-3404
Fax:    (312) 906-3420
----------------------------------------------------------------------------------------------------




-----------------------------------------------------------------------------------------------------------------------
                                              CONTACT PERSON                               U.S. DOLLAR
                                               AND TELEPHONE                                EQUIVALENT
   NAME AND ADDRESS OF LENDER              AND TELECOPY NUMBERS                             COMMITMENT
   --------------------------              --------------------                            ------------
-----------------------------------------------------------------------------------------------------------------------
THE BANK OF NOVA SCOTIA                 Keith W. Rauschenberger                          $33,000,000
                                        181 W. Madison St.
Domestic Lending Office:                Suite 3700
Atlanta Agency                          Chicago, IL 60602
600 Peachtree Street, N.E., Suite 2700  Phone:  (312) 201-4183
Atlanta, GA 30308                       Fax:    (312) 201-4108
Attn:  Gibson Lowry
Phone:  (404) 877-1540
Fax:    (404) 888-8998

Eurocurrency Lending Office:
ScotiaBank (U.K.) Limited
Scotia House, 33 Finsbury Square
London EC2A 1BB, England
Attn:  Barry Hodges
Phone:  44-0171-826-5629
Fax:    44-0171-826-5617
-----------------------------------------------------------------------------------------------------------------------

ABN AMRO BANK, N.V.                     Jim Johnston                                     $26,000,000
                                        135 S. LaSalle Street
Domestic Lending Office:                Chicago, IL 60674
135 S. LaSalle Street                   Phone:  (312) 904-6588
Chicago, IL 60674                       Fax:    (312) 606-8425
Attn:  Loan Operations
Phone:  (312) 904-2961
Fax:    (312) 606-8435

Eurocurrency Lending Office:
135 S. LaSalle Street
Chicago, IL 60674
Attn:  Loan Operations
Phone:  (312) 904-2961
Fax:    (312) 606-8435
-----------------------------------------------------------------------------------------------------------------------

                                                                              7


-----------------------------------------------------------------------------------------------------------------------
                                              CONTACT PERSON                               U.S. DOLLAR
                                               AND TELEPHONE                                EQUIVALENT
   NAME AND ADDRESS OF LENDER              AND TELECOPY NUMBERS                             COMMITMENT
-----------------------------------------------------------------------------------------------------------------------

BANQUE PARIBAS CHICAGO                  Nicholas C. Mast                                 $21,000,000
BRANCH                                  227 W. Monroe Street, Suite 3300
                                        Chicago, IL 60606
Domestic Lending Office:                Phone:  (312) 853-6038
227 W. Monroe Street, Suite 3300        Fax:    (312) 853-6020
Chicago, IL 60606
Attn:  Barbara M. Lopez
Phone:  (312) 853-6032
Fax:    (312) 853-3087

Eurocurrency Lending Office:
227 W. Monroe Street, Suite 3300
Chicago, IL 60606
Attn:  Barbara M. Lopez
Phone:  (312) 853-6032
Fax:    (312) 853-3087

-----------------------------------------------------------------------------------------------------------------------

COMMERZBANK AG,                         William Binder                                   $21,000,000
CHICAGO BRANCH                          311 South Wacker Drive, Suite 5800
                                        Chicago, IL 60606
Domestic Lending Office:                Phone:  (312) 408-6920
311 South Wacker Drive, Suite 5800      Fax:    (312) 435-1486
Chicago, IL 60606
Attn:  William Binder
Phone:  (312) 408-6920
Fax:    (312) 435-1486

Administrative Contact:
2 World Financial Center
New York, NY 10281-1050
Attn:  Matt Marraffa
Phone:  (212) 266-7268
Fax:    (212) 266-7593

Eurocurrency Lending Office:
Commerzbank AG, Grand Cayman Branch
c/o Chicago Branch
311 South Wacker Drive, Suite 5800
Chicago, IL 60606
-----------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------
                                              CONTACT PERSON                               U.S. DOLLAR
                                               AND TELEPHONE                                EQUIVALENT
   NAME AND ADDRESS OF LENDER              AND TELECOPY NUMBERS                             COMMITMENT
-----------------------------------------------------------------------------------------------------------------------

FIRST BANK NATIONAL                     Robert W. Miller                                 $21,000,000
 ASSOCIATION                            601 Second Avenue South
                                        Minneapolis, MN 55402- 4302
Domestic Lending Office:                Phone:  (612) 973-1819
601 Second Avenue South                 Fax:    (612) 973-0824
Minneapolis, MN  55402-4302
Attn:  Rochelle Treziok
Phone:  (612) 973-0556
Fax:    (612) 973-0824

Eurocurrency Lending Office:
601 Second Avenue South
Minneapolis, MN  55402-4302
Attn:  Rochelle Treziok
Phone:  (612) 973-0556
Fax:    (612) 973-0824

-----------------------------------------------------------------------------------------------------------------------

THE MITSUBISHI TRUST AND                Vicki Kamm                                       $21,000,000
 BANKING CORPORATION,                   311 S. Wacker Dr., Suite 6300
 CHICAGO BRANCH                         Chicago, IL 60606
                                        Phone:  (312) 408-6014
Domestic Lending Office:                Fax:    (312) 663-0863
311 S. Wacker Dr., Suite 6300
Chicago, IL 60606
Attn:  Prach Waranimman
Phone:  (312) 408-6032
Fax:    (312) 408-0170

Eurocurrency Lending Office:
311 S. Wacker Dr., Suite 6300
Chicago, IL 60606
311 S. Wacker Dr., Suite 6300
Chicago, IL 60606
Attn:  Prach Waranimman
Phone:  (312) 408-6032
Fax:    (312) 408-0170
-----------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------
                                              CONTACT PERSON                               U.S. DOLLAR
                                               AND TELEPHONE                                EQUIVALENT
   NAME AND ADDRESS OF LENDER              AND TELECOPY NUMBERS                             COMMITMENT
   --------------------------              --------------------                            ------------
-----------------------------------------------------------------------------------------------------------------------
THE NORTHERN TRUST COMPANY               Michelle M. Teleak                              $21,000,000
                                         50 S. LaSalle Street
Domestic Lending Office:                 Chicago, IL 60675
50 S. LaSalle Street                     Phone:  (312) 444-3506
Chicago, IL 60675                        Fax:    (312) 444-5055
Attn:  Linda Honda
Phone:  (312) 444-3532
Fax:    (312) 630-1566

Eurocurrency Lending Office:
50 S. LaSalle Street
Chicago, IL 60675
Attn:  Linda Honda
Phone:  (312) 444-3532
Fax:    (312) 630-1566
-----------------------------------------------------------------------------------------------------------------------


THE SANWA BANK LIMITED,                 Joseph P. Howard                                 $21,000,000
 CHICAGO BRANCH                         10 South Wacker Drive, 31st Floor
                                        Chicago, IL 60606
Domestic Lending Office:                Phone:  (312) 368-3007
10 South Wacker Drive, 31st Floor       Fax:    (312) 346-6677
Chicago, IL 60606
Attn:  John Kuhn
Phone:  (312) 368-3016
Fax:    (312) 346-6677

Eurocurrency Lending Office:
10 South Wacker Drive, 31st Floor
Chicago, IL 60606
Attn:  John Kuhn
Phone:  (312) 368-3016
Fax:    (312) 346-6677
-----------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------
                                              CONTACT PERSON                               U.S. DOLLAR
                                               AND TELEPHONE                                EQUIVALENT
   NAME AND ADDRESS OF LENDER              AND TELECOPY NUMBERS                             COMMITMENT
-----------------------------------------------------------------------------------------------------------------------

UNION BANK OF CALIFORNIA, N.A.          Nan Brusati Dias                                 $21,000,000
                                        350 California Street, 11th Floor
Domestic Lending Office:                San Francisco, CA 94104
350 California Street                   Phone:  (415) 705-7050
San Francisco, CA 94104                 Fax:    (415) 705-7046
Attn:  Robin Kirsch
Phone:  (415) 705-7057
Fax:    (415) 705-7046

Eurocurrency Lending Office:
350 California Street
San Francisco, CA 94104
Attn:  Robin Kirsch
Phone:  (415) 705-7057
Fax:    (415) 705-7046
-----------------------------------------------------------------------------------------------------------------------


                                                                      11
                                               CONTACT PERSON AND
                                               TELEPHONE AND TELECOPY
             NAME AND ADDRESS OF BORROWER      NUMBERS
             ----------------------------      -----------------------

             ANIXTER INC.                      James A. Loudon
             4711 Golf Road                    ph:   847-677-2600
             Skokie, Illinois  60076           fax:  847-677-8557

             ANIXTER INTERNATIONAL N.V./S.A.   James A. Loudon
             c/o Anixter Inc.                  ph:   847-677-2600
             4711 Golf Road                    fax:  847-677-8557
             Skokie, Illinois  60076

             ISSUING BANKS                     COMMITMENT
             ----------------------------      -----------------------

             THE CHASE MANHATTAN BANK          $75,000,000

             THE BANK OF NOVA SCOTIA           $75,000,000

             THE BANK OF NEW YORK              $75,000,000

                                 ANIXTER INC.
                               SCHEDULE 1.01-B
                            EXISTING INDEBTEDNESS


                                                                                      AS OF JULY 26, 1996 (USD)
                                                                                -----------------------------------
   OBLIGOR                          DESCRIPTION                                 COMMITMENT              OUTSTANDING
   -------                          -----------                                 ----------              -----------
Anixter Belgium         Generale Bank Secured Credit Facility
                        maturing January 31, 1998                               $ 9,744,000             $ 8,806,169

Anixter Sweden          Nordenbanken Overdraft Facility                         $   543,636             $         -
                        due on demand

Anixter-Frontier        Cole Taylor Bank Secured Credit Facility                $ 7,000,000             $ 7,000,000
                        maturing October 1, 1996

Anixter UK              NBD Bank Secured Credit Facility
                        maturing July 31, 1998                                  $25,095,420             $21,609,945

Anixter Canada          Bank of Nova Scotia Secured Credit Facility
                        maturing July 1, 1998                                   $36,185,000             $28,222,874

                                                                                                        VALUE AS OF
THIRD PARTY INTEREST RATE SWAP TRANSACTIONS                                                              12/31/95
-------------------------------------------                                                              --------
Anixter Inc.            Counter Party:  Chase Manhattan Bank                                            $   750,987
                        Amount:  $50,000,000
                        Maturity:  June 5, 1998
                        Fixed Rate (Anixter): 5.98%
                        Floating Rate (Chase Manhattan Bank): 6 month LIBOR

Anixter Inc.            Counter Party:  Bank of New York                                                $   968,026
                        Amount:  $50,000,000
                        Maturity:  July 10, 2000
                        Fixed Rate (Anixter):  6.1150%
                        Floating Rate (Bank of New York):  6 month LIBOR

Anixter Inc.            Counter Party:  Chase Manhattan Bank                                            $   529,003
                        Amount:  $25,000,000
                        Maturity:  July 10, 2000
                        Fixed Rate (Anixter):  6.14%
                        Floating Rate (Chase Manhattan Bank):  6 month LIBOR


Anixter Inc.            Counter Party:  Bank of Nova Scotia                                             $   475,000
                        Amount:  $25,000,000
                        Maturity:  July 10, 2000
                        Fixed Rate (Anixter):  6.0895%
                        Floating Rate (Bank of Nova Scotia):  6 month LIBOR

                                                                                                        VALUE AS OF
THIRD PARTY INTEREST RATE CAP WITH COLLAR TRANSACTION                                                    12/31/95
-----------------------------------------------------                                                    --------

Anixter Inc.            Counter Party:  Citibank                                                        $ 1,223,875
                        Amount:  $50,000,000
                        Maturity:  January 25, 2002
                        Cap Strike Rate (Anixter):  6.50%
                        Cap Floor Rate (Citibank):  6.30%
                        Knock-in Rate (Citibank):  5.30%
                        Floating Rate:  6 month LIBOR

                              Schedule 1.01 (c)



DEBTOR:  ANIXTER INC.

                                                        File            Filing
Jurisdiction            Secured Party                   No.              Date           Collateral
------------            -------------                   ----            ------          ----------

California              Taylor Made Office Systems      91219841        9/30/91         Canon NP6650

                        Crown Credit Company            94168351        8/16/94         Crown lift trucks and related
                                                                                        equipment

                        Crown Lift Trucks               9513160201      5/8/95          Crown lift trucks and related
                                                                                        equipment

                        AT&T Credit Corporation         9518760377      6/29/95         AT&T Intuity

                        Crown Credit Company            9617660568      6/19/96         Crown lift trucks and related
                                                                                        equipment

                        AT&T Credit Corporation         9620660508      7/23/96         Definity G3SI

Colorado                Crown Lift Trucks               952035002       5/8/95          Crown lift trucks and related
                                                                                        equipment

Illinois                Xerox Corporation               3182209         10/27/93        Xerox model 5100 (two)

                        Xerox Corporation               3184317         11/2/93         Xerox model 5090

                        Xerox Corporation               3189676         11/17/93        Xerox model 1090

                        Norwest Equipment Finance       3245742         4/14/94         Symmetrix 4208-2S

                        Newcourt Financial              3294219         8/15/94         Symmetrix III 5500-3072

                        Xerox Corporation               3294672         8/16/94         Xerox 5365

                        Xerox Corporation               3294695         8/16/94         Xerox model 5388

                        Xerox Corporation               3294696         8/16/94         Xerox model 5388

                        BA Credit Corporation           3353420         1/18/95         Equipment leased or sold
                                                                                        under a Financing Program
                                                                                        Agreement dated 12/30/94

                        Canon Financial Services        3414561         6/19/95         Canofile model 51

                                                        File            Filing
Jurisdiction            Secured Party                   No.              Date           Collateral
------------            -------------                   ----            ------          ----------
                        Crown Credit Company            3424545         7/19/95         Crown lift truck and related
                                                                                        equipment

                        Crown Credit Company            3430301         8/1/95          Crown lift truck and related
                                                                                        equipment

                        Newcourt Financial              3430707         8/2/95          computer equipment

                        Crown Credit Company            3430762         8/2/95          Crown lift truck and related
                                                                                        equipment

                        Crown Lift Trucks               3441871         8/31/95         Crown lift truck and related
                                                                                        equipment

                        EMC Corporation                 3470560         11/15/95        (10) 5000-9M2

                        Gelco Corp.                     3548789         6/5/96          material handling equipment

                        AT&T Credit Corporation         3548833         6/5/96          Definity G3S

Massachusetts           Crown Lift Trucks               306767          4/18/95         Crown lift truck and related
                                                                                        equipment

New Jersey              CBL Capital Corporation         1528158         8/31/93         leased motor vehicles

                        Crown Credit Company            1608449         12/14/94        Crown lift truck and related
                                                                                        equipment

                        Gelco Corporation               1677834         1/18/96         Leased equipment

                        Gelco Corporation               1701786         6/3/96          Leased equipment

Texas                   CBL Capital Corporation         209975          11/1/93         leased motor vehicles

                        Crown Credit Company            161202          8/15/94         Crown lift truck and related
                                                                                        equipment

                        Crown Credit Company            238997          12/12/94        Crown lift truck and related
                                                                                        equipment

                        Crown Lift Trucks               062893          3/31/95         Crown lift truck and related
                                                                                        equipment


                                                              File          Filing
Jurisdiction             Secured Party                         No.           Date          Collateral
------------             -------------                        ----          ------         ----------
                          Crown Lift Trucks                   088991         5/5/95         Crown lift truck and related
                                                                                            equipment

                          AT&T Credit Corporation             126526         6/29/95        AT&T Definity G31 upgrade

                          Crown Credit Company                177397         9/11/95        Crown lift truck and related
                                                                                            equipment

                          AT&T Credit Corporation              022404         2/8/96        AT&T Definity G3 with
                                                                                            Intuity

                          AT&T Credit Corporation              022405         2/8/96        AT&T Definity G3 related
                                                                                            equipment

                          Gelco Corp.                          108875         6/4/96        material handling equipment


DEBTOR:  WIREEXPRESS, INC.

                                                              File          Filing
Jurisdiction              Secured Party                         No.           Date          Collateral
------------              -------------                       ----          ------          ----------
Illinois                   AT&T Credit Corporation             3548832        6/5/96        Definity G3S

THE CREDIT FACILITIES OF ANIXTER BELGIUM, ANIXTER-FRONTIER, ANIXTER UK AND ANIXTER CANADA REFERENCED ON SCHEDULE 1.01(b) ARE SECURED BY VARIOUS ASSETS OF THOSE ENTITIES.

                                 ANIXTER INC.
                       SCHEDULE 5.01(C) - SUBSIDIARIES


Anixter Inc., a Delaware corporation owns directly or indirectly:

        - Anixter Information Systems Corporation, an Illinois Corporation
        - Anixter Holdings, Inc., a Delaware corporation
        - Anixter-Real Estate, Inc., an Illinois corporation
        - WireXpress, Inc., an Illinois corporation
        - Anixter Puerto Rico, Inc., a Delaware corporation
        - Anixter Canada Inc., a Canadian corporation
             - WireXpress Ltd., a Canadian corporation
        - Anixter de Mexico S.A. de C.V., a Mexican corporation
        - Anixter Venezuela Inc., a Delaware corporation
        - Anixter do Brasil Ltda., a Brasilian corporation
        - Anixter Financial Inc., (formerly Anixter International Inc.,) a Delaware corporation
             - Anixter Europe Holdings B.V., a Netherland corporation
                     - Anixter Austria GmbH., an Austrian corporation
                     - Anixter International N.V., a Belgian corporation
                     - Anixter Belgium N.V., a Belgian corporation
                     - Anixter Deutschland GmbH., a German corporation
                     - Anixter Espana S.A., a Spanish corporation
                     - Anixter France S.A., a French corporation
                     - Anixter Greece Network Systems LLC, a Greek corporation
                     - Anixter Italia S.r.l., an Italian corporation
                     - Anixter Nederland B.V., a Netherland corporation
                     - Anixter Norge A.S., a Norwegian corporation
                     - Anixter Portugal S.A., a Portuguese corporation
                     - Anixter Sverige A.B., a Swedish corporation
                     - Anixter Switzerland S.A./A.G., a Swiss corporation
                     - Anixter International Limtied, a UK corporation
                            - Anixter (U.K.) Limited, a UK corporation
                     - Anixter Poland Sp.z.o.o., a Polish corporation
             - Anixter Thailand Inc., a Delaware corporation
             - Anixter Australia Pty Limited, an Australian corporation
             - Anixter Singapore Pte Ltd., a Singapore corporation
             - Anixter Hong Kong Limited, a Hong Kong corporation
             - Anixter Argentina S.A., an Argentine corporation
        - Anixter Colombia S.A., a Colombian corporation
        - Anixter Philippines Inc., a Delaware corporation

See Schedule 5.01(w) for Joint Ventures

                               SCHEDULE 5.01(d)

                      Violations of Requirements of Law
                      ---------------------------------

                                     None

                              SCHEDULE 5.01 (j)



                       PENDING OR THREATENED LITIGATION

                                     NONE

                               SCHEDULE 5.01(s)

                            ENVIRONMENTAL MATTERS

                                     NONE

                               SCHEDULE 5.01(w)
                               ----------------

                                JOINT VENTURES
                                --------------


Anixter - Frontier, a New York general partnership
Anixter Lincoln, a Nebraska general partnership

                                SCHEDULE 7.05


         TYPE                                             COMPANY                                   POLICY NUMBER
         ----                                             -------                                   -------------
Comprehensive General Liability                      Zurich Insurance Company                       GLO 8985886-01

Comprehensive Auto Liability                         Zurich Insurance company
  Texas                                                                                             BAP 8985880-01
  Virginia                                                                                          BAP 8985881-01
  All Other States                                                                                  BAP 8985879-01

Workers' Compensation                                Zurich Insurance Company
  Deductible Program                                                                                WC 8985885-01
  Guaranteed Cost Program                                                                           WC 8985884-01

Property
  Domestic                                           Protection Mutual                              26601-95
  Foreign                                            CNA                                            MNF 062926548

Transit                                              Royal Insurance Company                        POC 100082

Professional  Liability                              Gulf Insurance Company                         G6112757

Excess Liability                                     Illinois National                              BE 9321758
                                                     Westchester Fire                               XLA 260801-0
                                                     Reliance Indemnity                             NEA 0123948
                                                     National Surety                                XXK 0009556751

Aviation Products Liability                          Illinois National                              AP338-0501-03

Comprehensive CrimeGuard                             National Union                                 445-4793

Non-Owned Aviation                                   USAIG                                          360AC-250070

Fiduciary Liability                                  Aetna Casualty & Surety                        08 FF 100731829

Canadian General Liability                           Guardian                                       1911082

Canadian Auto Liability                              Guardian                                       1208291

Foreign General Liability                            Zurich Insurance Company                       CGL 8293005-01
                                                     and Affiliates

Foreign Voluntary Workers'                           Zurich Insurance Company                       WC 8293007-01
Compensation & Employers' Liab.                      and Affiliates

                                 SCHEDULE 8.03
                      EXISTING INVESTMENT IN SUBSIDIARIES
                                  JULY, 1996

                                            INTERCO           I/C SALES &            INTERCO         EQUITY               TOTAL
                                            ACCOUNT           PURCH. DIFF             LOANS          SECTION            07/26/96
                                            -------           -----------            -------         -------           ----------
INTERNATIONAL EXPORT SALES                 (2,176,482)                                   0             734,114         (1,442,368)
U.K. DISTRIBUTION                           6,345,968           225,497                  0          17,611,253         24,182,718
CANADA DISTRIBUTION                         3,068,273        (2,995,869)                 0          41,149,846         41,222,250
S.E. ASIA (SINGAPORE, ASIA PAC GRP)         5,201,919          (216,771)                 0           7,930,081         12,915,229
MALAYSIA                                    1,466,984                 0                  0          (2,101,497)          (634,513)
THAILAND                                      226,576                                    0            (512,515)          (285,939)
AUSTRALIA                                   2,500,247           244,060                  0           7,258,895         10,003,202
NORTHERN ASIA (A.P. & HONG KONG)            1,303,726           (11,358)                 0           3,948,991          5,241,359
TAIWAN                                      1,226,704                 0                  0            (466,884)           759,820
MEXICO                                      9,255,367           951,547                  0             775,990         10,982,904
VENEZUELA                                   2,811,390                 0                  0          (1,592,897)         1,218,493
BRAZIL                                      3,154,388                 0                  0           1,780,587          4,934,975
ARGENTINA                                   3,777,388                                    0          (1,380,367)         2,397,021
COLOMBIA                                      266,728                                    0              74,112            340,840
ANIXTER FINANCE INC.                       20,923,223                                    0          21,914,671         42,837,894
U.K. (INT'L) HOLDING, LTD.                          0                                    0          13,646,065         13,646,065
HEADQUARTERS                                2,680,282                          (23,937,528)          8,763,523        (12,493,723)
DUTCH HOLDING                                 587,394                            4,558,350          46,419,499         51,565,243
EUROPE HUB                                          0          (104,042)                 0                   0           (104,042)
BELGIUM                                     1,033,178          (225,564)        48,927,065              48,038         49,782,717
SWITZERLAND                                   684,369           (57,205)        (3,306,597)          2,745,318             65,885
SPAIN                                         346,830            15,238           (626,472)          3,373,175          3,108,771
ITALY                                         401,168             4,395           (678,251)          5,488,145          5,215,457
GERMANY                                       264,290           (67,835)        (2,154,187)          1,663,729           (294,003)
NORWAY                                        117,517               395           (399,289)            (39,799)          (321,176)
FRANCE                                        391,955             8,407         (3,844,108)          3,614,982            171,236
NETHERLANDS                                    54,892             2,753        (12,789,036)          5,084,103         (7,647,288)
PORTUGAL                                          352                           (1,638,763)            322,970         (1,315,441)
SWEDEN                                        612,897                             (532,552)          2,363,112          2,443,457
AUSTRIA                                       178,502           (49,582)          (802,362)            599,147            (74,295)
GREECE                                          1,962                               73,565              24,333             99,860
DENMARK                                         4,930                           (1,965,833)             (1,275)        (1,962,178)
POLAND                                              0                              829,791               8,515            838,306
                                                                                                   191,247,960        257,398,736
ELIMINATING ENTRY                          66,712,917         (2,275,934)        1,713,793        (116,090,362)      (116,090,362)
                                         ------------         ------------    ------------        -------------     -------------
TOTAL FOREIGN                              66,712,917         (2,275,934)        1,713,793          75,157,598        141,308,374
                                         ------------         ------------    ------------        -------------     -------------
ANIXTER REAL ESTATE                        (2,014,978)                  0                0           4,073,810          2,058,832
WIRE EXPRESS                               (1,637,880)                  0                0           7,226,899          5,589,019
ANIXTER INFO. SYSTEMS CORP.                 4,507,447                   0                0          (2,374,904)         2,132,543
ANIXTER HOLDING                            (9,000,000)                  0     (300,000,000)        307,429,440         (1,570,560)
                                         ------------         ------------    ------------        -------------     -------------
TOTAL DOMESTIC                             (8,145,411)                  0     (300,000,000)        316,355,245          8,209,834
                                         ------------         ------------    ------------        -------------     -------------
                                                                                                        SUBTOTAL      149,518,208
ADJUSTMENTS TO EQUITY:                                                                                               ------------


  FOREIGN CURRENCY TRANSLATION                                                                                         12,981,675
  RETAINED EARNINGS                                                                                                    19,314,586
                                                                                                                     ------------
                                                                                                            TOTAL     181,814,469
                                                                                                                     ============

                                 ANIXTER INC.
                                SCHEDULE 8.03
                          OTHER EXISTING INVESTMENTS
                                JULY 26, 1996
                                    PAGE 2


EMPLOYEE LOANS:
---------------

Domestic                                           $ 1,286,986.55
Foreign                                                 77,206.73
                                                   --------------
                                                   $ 1,364,193.28
                                                   ==============

STOCK OPTION LOANS:
-------------------

Stock Option Loans                                 $ 4,136,241.52
                                                   ==============

INVESTMENTS IN JOINT VENTURES:
------------------------------


Equity Investment in Anixter Lincoln               $   424,602.00
                                                   ==============

Equity Investment in Anixter-Frontier                3,097,491.00
Loan to Anixter-Frontier                             7,000,000.00
                                                   --------------
                                                   $10,097,491.00
                                                   ==============

NOTES RECEIVABLE:
-----------------

Kern County                                        $    72,510.30
Ruppman Marketing                                       18,263.27
State of California                                     13,830.50
State of California                                     44,104.12
Teknon Corporation                                      66,782.99
Winstead, Sechrest & Minick                             18,244.65
                                                   --------------
                                                   $   233,735.83
                                                   ==============

ANIXTER CANADA'S INVESTMENT:
----------------------------

Preferred Stock in Anixter Europe Holdings B.V.    $ 8,974,490.00  CND
                                                   ==============

                                                                     SCHEDULE II




                              Committed Currencies



                                Pounds Sterling

                                 French Francs

                                  Deutschmarks

                                Canadian Dollars

                                 Swedish Kronor


No modifications to borrowing procedures.